Filed Pursuant to Rule 424(b)(3) Registration No. 333-264411

PROSPECTUS

42,666,665 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named herein of up to 42,666,665 shares of common stock, par value $0.0001 per share, which we refer to as common stock, of American International Holdings Corp., which we refer to as us, we, the Company, the Registrant or American International, consisting of up to 29,333,333 shares of common stock of the Registrant issuable upon conversion of the principal and accrued interest at maturity under those certain convertible promissory notes in the aggregate principal amount of $2,000,000 (the “Notes”), which were sold by the Company between November 22, 2021 and December 2, 2021, at a conversion rate equal to $0.075 per share, and up to 13,333,332 shares of common stock of the Company issuable upon the exercise of those certain Common Stock Purchase Warrants (“Warrants”), which were granted by the Company between November 22, 2021 and December 2, 2021, at an exercise price of $0.075 per share. The Notes and Warrants are described in greater detail under “Securities Purchase Agreement”, beginning on page 47.

The shares of common stock being offered by the selling stockholders (which term includes their respective donees, pledgees, transferees, or other successors-in-interest) have been issued in a private offering transaction between November 22, 2021 and December 2, 2021, as described in greater detail under “Securities Purchase Agreement”, beginning on page 47. The selling stockholders are described in greater detail under “Selling Stockholders”, beginning on page 60.

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The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholders named herein. The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 57, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholders. However, to the extent that the Warrants are exercised for cash, we will receive the payment of the exercise price in connection with such exercise (see also “Use of Proceeds” on page 50 below). We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

A current prospectus must be in effect at the time of the sale of the shares of common stock discussed above and each selling stockholder or dealer selling the common stock is required to deliver a current prospectus upon the sale. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Exchange Act of 1934, as amended. “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

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Jacob D. Cohen, our Chief Executive Officer and Chairman, our principal stockholder, currently controls approximately 71.1% of the voting power of our capital stock (based on shares of common stock outstanding as of the date of this prospectus).

Our common stock is quoted on the OTCQB Market under the symbol “AMIH”. The closing price for our common stock on April 28, 2022, was $0.038 per share

Investing in our securities involves risks. You should carefully consider the “risk factors” beginning on page 16 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2022.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to the resale by the selling stockholders listed in this prospectus of up to 42,666,665 shares of our common stock. We will not receive any proceeds from the resale of any of the shares by the selling stockholders. However, to the extent that the Warrants are exercised for cash, we will receive the payment of the exercise price in connection with such exercise (see also “Use of Proceeds” on page 50 below). We have agreed to pay for the expenses related to the registration of the shares being offered by the selling stockholders.

You should read this prospectus, together with additional information described under “Where You Can Find More Information”, beginning on page 123, before making an investment decision.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information”, beginning on page 123.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, or a prospectus supplement. We do not imply or represent by delivering this prospectus that American International Holdings Corp., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus is correct at any time after such date, provided that we will amend or supplement this prospectus to disclose any material events which occur after the date of such prospectus to the extent required by applicable law.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 16 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to American International Holdings Corp., is also based on our good faith estimates.

Unless the context otherwise requires, references in this prospectus to:

● “we,” “us,” “our,” the “Registrant”, the “Company,” and “American International”, refer to American International Holdings Corp. and its subsidiaries;

● “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

● “SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and

● “Securities Act” refers to the Securities Act of 1933, as amended. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our securities.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of the federal securities laws, including pursuant to Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and the negative and plural forms of these words and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Prospectus Summary” and “Risk Factors,” and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions. Examples of forward-looking statements include statements relating to macroeconomic conditions; our expectations regarding future growth, including future revenue; our expectations regarding new products and market acceptance of current and new products; anticipated changes in regulations and market acceptance of our products and industry; our growth plans and opportunities, including our strategies for future acquisitions, future product expansion, potential client marketing and targeting and potential geographic expansion; estimated returns on future acquisitions; and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, the competitive landscape for our products, plans or intentions relating to acquisitions and developments and other information that is not historical information, and our assumptions underlying these expectations.

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This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement also contain statements that are based on the current expectations of our Company and management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus.

Prospectus Summary

The following summary highlights material information found in more detail elsewhere in the prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire prospectus, especially the risks of investing in our common stock as discussed under “Risk Factors.”

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About American International Holdings Corp.

The Company is headquartered in Plano, Texas, and is an investor, developer and asset manager with diversified assets across the healthcare supply chain. The Company’s portfolio encompasses telemedicine and other virtual health platforms, subscriber based primary care and concierge medicine plans, preventative care solutions and wellness related assets such as mental and behavioral health services, a digital online mail order pharmacy, a men’s wellness products and services company, as well as its own proprietary life coaching platform. The Company provides its various services through direct-to-consumer and business-to-business distribution channels and is focused on developing, acquiring and bringing to market technologies and solutions that we believe can advance the quality of life for the global community. Additionally, the Company seeks opportunities to acquire and grow businesses that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

The Company currently is the parent to ten subsidiaries, of which seven are wholly-owned subsidiaries and three (3) are majority-owned subsidiaries. In 2021, the Company ceased operations of five of its ten subsidiaries in order to focus on the subsidiaries that better aligned with the purpose of the Company and its ongoing business plan.

ZIPDOCTOR, INC. – 100% OWNED

On April 28, 2020, the Company incorporated a wholly-owned subsidiary, ZipDoctor, Inc. (“ZipDoctor”) in the state of Texas. ZipDoctor launched its online, direct-to-consumer subscription-based telemedicine platform www.ZipDoctor.co in the third quarter of 2020. ZipDoctor provides its customers with unlimited, 24/7 access to board certified physicians and licensed mental and behavioral health counselors and therapists via a newly developed, monthly subscription-based online telemedicine platform. ZipDoctor’s online telemedicine platform is available to customers across the United States and offers bilingual coverage (English and Spanish), with virtual visits taking place either via the phone or through a secured video chat platform. ZipDoctor customers subscribe through the website and are only required to pay a monthly fee, which is determined based on whether they are an individual, a couple, or a family. ZipDoctor is currently being sold on a direct-to-consumer basis, with an emphasis on digital marketing and advertising.

Digital Marketing Initiative: The ZipDoctor website was originally designed to be marketed and sold primarily using a digital and social media advertising campaign. Shortly after the website’s launch, ZipDoctor began to advertise on Google pay per click (PPC), search engine optimization (SEO), Facebook and Instagram. Shortly after launching, the Company decided to shift the focus of its marketing to a direct sales approach, resulting in the formation and launch of EPIQ MD, Inc.

Going Forward Strategy: With EPIQ MD, Inc. taking over the sales and marketing of the direct-to-consumer telemedicine platform, ZipDoctor has changed its business plan to focus on developing customized telemedicine solutions for niche, or specialty care, areas of medicine.

Telemedicine Platform Provider for Pharmacies. ZipDoctor is targeting relationships with specialty compound pharmacies seeking both an online telemedicine platform and a network of doctors to assist in facilitating patient online visits and to streamline the medical intake, patient demographics, health insurance verifications and overall prescription process. In exchange, ZipDoctor will receive a monthly fee on a per-patient per month basis for this customized access to the telemedicine platform. The initial focus will be on Texas based pharmacies, however, if successful in Texas, ZipDoctor plans to expand its customized telemedicine solution to pharmacies across the United States.

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On August 15, 2021, ZipDoctor entered into a Telemedicine Services Agreement (the “Services Agreement”) with Murphy RX, LLC (“Murphy”), a Texas-based specialty pharmacy, which has since ceased operations as of January 31, 2022. Pursuant to the Services Agreement, ZipDoctor agreed to provide Murphy with access to its centralized technology platform, to collect and manage patient demographics, and access to telemedicine services. Murphy agreed to pay ZipDoctor a monthly fee on a per-patient basis for the use of the technology platform and for access to primary care telemedicine services. ZipDoctor also agreed to provide continued support for the ZipDoctor website through the term of the agreement. The Services Agreement is no longer in effect, as Murphy ceased operations effective as of January 31, 2022.

As of the date of this prospectus, ZipDoctor has approximately 100 total members subscribed to its subscription-based telemedicine platform at www.ZipDoctor.co. Monthly subscription payments range from $25/month to $45/month, depending on how many family members are included, and provide members with unlimited, 24/7 access to board certified physicians and licensed mental and behavioral health counselors and therapists.

EPIQ MD, INC. – 100% OWNED

On October 23, 2020, the Company incorporated a wholly-owned subsidiary, EPIQ MD, Inc. (“EPIQ MD”) in the state of Nevada. EPIQ MD is a direct-to-consumer, telemedicine and healthcare company targeting Americans who are uninsured or underinsured. The EPIQ MD service offering is a convergence of primary care telemedicine, preventative care services and wellness programs – under the EPIQ MD brand and on a single platform. EPIQ MD markets and sells its services direct to end-use consumers, as well as through business-to-business (B2B) efforts, by focusing on employers in the targeted industries.

Products & Services

EPIQ MD’s telemedical services revolve around three services (1) primary care, (2) mental health care, and (3) prevention. Using cloud-based software, EPIQ MD has been able to merge these services under a single platform.

Primary care with EPIQ MD connects users to board certified doctors and medical professionals who can treat most non-emergency conditions using telemedicine. Similarly, EPIQ MD’s mental health services connect users with licensed therapists and counselors. As for EPIQ MD’s preventive care, the Company is using data driven technologies (wearables and apps), nutritionist and lab services, to help attempt to mitigate chronic diseases and the risk factors associated with them. In the future, EPIQ MD plans to add in-home medical devices to record vital information, offering what we believe to be the ambit of services between patient and doctor via the use of EPIQ MD’s telemedicine platform.

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EPIQ MD also provides its subscribers with an option to participate in two premium add-on services, EPIQ LUX and EPIQ Paws. EPIQ LUX provides subscribers with discounts to ancillary healthcare related services such as laboratory services, dental and vision discount plans, prescription drug discounts, and imaging services and EPIQ Paws provides subscribers with access to virtual consultations with licensed veterinarians.

As of the date of this prospectus, EPIQ MD has nominal subscribers as it is expanding its marketing initiatives. However, EPIQ MD is currently registered to do business and is being marketed in Alaska, Georgia, Illinois, Texas, Arizona, New Mexico, Colorado, Louisiana, Mississippi, Alabama, Florida, Nevada and Utah. To ensure the highest quality control, it plans to scale up its full-service coverage incrementally to all 50 U.S. states by year-end 2022, funding permitting.

Marketing Strategy

With approximately 30 million people uninsured in the United States (according to 2019 Congressional Budget Office estimates) and 45 percent of U.S. adults between ages of 19 and 64 being inadequately insured (according to a February 2019 Survey Brief by the Commonwealth Fund), and an estimated 530,000 families turning to bankruptcy each year due to medical expenses (according to a study published in the March 2019 American Public Journal of Health), the Company sees an opportunity to make a positive impact in the lives of these uninsured or underinsured people. We believe that this is the demographic that the healthcare system has abandoned, ignored and/or left behind and is what we believe to be a largely underserved group.

To grow its subscriber base, EPIQ MD has implemented its own direct-to-consumer distribution channel referred to as the “Ambassador Program”. The Ambassador Program is intended to allow social influencers, community leaders and entrepreneurial-minded sales agents to market and sell EPIQ MD’s services across the nation, on a commission-only basis.

Market Opportunity

As previously described above, with approximately 30 million people uninsured in the United States and 45 percent of U.S. adults between ages of 19 and 64 being inadequately insured, EPIQ MD believes that their service offerings will be instrumental in reaching these Americans and plans to reach this demographic through its own direct-to-consumer distribution channel, or Ambassador Program, and through its commercial division that will target small and medium sized businesses (SMB’s) and municipalities.

According to a 2020 study by the Kaiser Family Foundation, a leading industry research firm (“Key Facts About the Uninsured Population”), the high cost of insurance is one of the main reasons individuals lack coverage (in 2019, 73.7% of uninsured adults said they were uninsured because the cost of coverage was too high); and, individuals with income below 200% of the Federal Poverty Level (FPL) are at the highest risk of being uninsured.

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We see a significant opportunity to market to these uninsured and/or underinsured persons, and believe that our low-cost, flat rate, telemedical services can be an attractive alternative to those persons seeking lower cost health services.

LIFE GURU, INC. – 51% OWNED

On May 15, 2020, the Company acquired a 51% interest in Life Guru, Inc., a Delaware corporation (“Life Guru”). Life Guru owns www.LifeGuru.me – a website dedicated to providing an online platform to connect consumers to a variety of mentors, professionals, life coaches and career coaches. Upon final launch of the platform, it will include functionality enabling: life coaches from around the world to access and subscribe to the Life Guru platform; and consumers to filter their life coach options by geographic location, language and even the type of currency they would like to pay with. While Life Guru is free to consumers, it generates revenues by charging monthly subscription fees to coaches participating on the platform. Further, and depending on the type of subscription plan the life coach chooses to participate in, Life Guru receives a percentage of the per session fees generated and earned between the consumer and the life coach.

Since the LifeGuru.me website was launched around March 2021, Life Guru has been working to optimize the website for mobile and completing integration with its merchant account provider to automate monthly payouts to coaches. LifeGuru is currently in the process of marketing and onboarding coaches onto the platform.

Industry Trends

Life coaching has been the second fastest growing industry in the world for over ten consecutive years, behind the information technology sector (according to a May 2016 article posted at Forbes.com). The global Personal Development Industry (including market segments from holistic approaches, motivational speakers, inspirational websites, personal coaching, and other forms of personal development) was valued at approximately $38.28 billion in 2019 and is expected to grow at a compound annual growth rate (CAGR) of 5.1% from 2020 to 2027 (according to a July 2020 report by Grand View Research). Moreover, Life Guru believes that improving social skills and focusing on critical areas for self-awareness, such as emotions, character traits, habits, individual values, and the psychological need that shapes the day-to-day behavior of individuals are gaining importance.

Operational, Technological & Cost Advantages

We anticipate that coaches that subscribe to the Life Guru platform will benefit from Life Guru’s investment in digital marketing and promotion, enabling them to reach customers and providing increased visibility. Life Guru has developed a proprietary technology platform for coaching online, as well as proprietary video conferencing capabilities for coaching interactively. Through our existing marketing partnerships, Life Guru believes it has access to sales tools which allow the effective marketing of coaches across all major social media platforms, including and most importantly, LinkedIn. LifeGuru.me is mobile-friendly and can run smoothly on many platforms, making it highly scalable.

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Subscriptions

Life Guru offers free membership for all consumers to gain access to the site and search for life coaches. Life Guru’s model is to charge coaches, and not members, for the use of its services. The Company currently offers three different subscription levels to life coaches, with varying levels of promotion on the Life Guru site, prominence of search results, and commissions payable. As of the date of this prospectus, Life Guru has no members and approximately 100 life coaches have signed up to use the platform.

Growth Objectives

In addition to marketing Life Guru directly to consumers, Life Guru intends to implement packages to be sold to various businesses and corporations, which can, in turn, be marketed as a corporate benefit by employers. Life Guru calls this “Life Guru Corporate”. A recent survey of 256 companies by the National Alliance of Healthcare Purchaser Coalitions, a nonprofit employer group, found that 53% of employers are providing special emotional and mental health programs for their workforce in the wake of the pandemic. Life Guru believes that Life Guru Corporate represents important potential upside in targeting the business and corporate world, and providing services to employees on an ongoing basis. Life Guru Corporate can only be developed once the platform has achieved a reputable brand and a substantial amount of high-quality business coaches are engaged, and Life Guru does not anticipate launching Life Guru Corporate with fewer than 200 life coaches, provided Life Guru’s projected milestones are met.

MANGOCEUTICALS, INC. – 80% OWNED

On October 7, 2021, the Company incorporated Mangoceuticals, Inc. (“Mangoceuticals”) in the state of Texas with the intent of focusing on developing, marketing and selling a variety of men’s wellness products and services via a telemedicine platform. To date, the Company has identified men’s wellness telemedicine services and products as a growing sector in the most recent years and especially related to the areas of erectile dysfunction and hair loss products. In this regard, Mangoceuticals is currently in the process of developing and preparing to market a new brand of erectile dysfunction (ED) products that delivers fast acting results through a proprietary combination of FDA approved ingredients.

Mangoceuticals plans to market and sell this new brand of ED products exclusively online and will require the use of a telemedicine visit, a doctor’s prescription and the fulfillment of the prescription by pharmacy licensed in the state in which the customer resides. Mangoceuticals plans to rely heavily on digital and social media marketing through channels such as Facebook, Instagram, Twitter, Snap Chat and TikTok and further has plans to use digital marketing with the goal of creating viral marketing campaigns, using social media influencers and celebrities, funding permitting.

Our goal is to eventually sell this new brand of ED products nationwide and to use EPIQ Scripts (described below) as its mail order pharmacy to fulfill the ED prescriptions. Mangoceuticals is currently in the branding and development stage of this ED product and anticipates a planned and limited launch in the Texas market in the second quarter of 2022 with the intent of expanding its marketing initiatives at a pace in which Epiq Scripts obtains additional state licenses across the United States.

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Subsequent to incorporation, Mangoceuticals issued 1,000,000 shares of common stock each to Jacob D. Cohen, the Chief Executive Officer of the Company, and a third party, in consideration for services rendered. As a result, Mangoceuticals is currently 80% owned by the Company.

EPIQ SCRIPTS, LLC – 51% OWNED

On January 24, 2022, the Company formed EPIQ Scripts, LLC (“EPIQ Scripts”) in the state of Texas. EPIQ Scripts has been established with the intent of operating as a close-door online mail order pharmacy with a specific target and vision to obtain licenses in all 50 states across the U.S., of which no state licenses have been obtained as of the date of this prospectus. EPIQ Scripts also plans to seek to become accredited with the most respected and highly recognized authorities in the industry, such as Utilization Review Accreditation Commission (URAC), Legit Script, Accreditation Commission for Health Care (ACHC), and National Association of Boards of Pharmacy (NABP) Digital Pharmacy. EPIQ Scripts also intends to obtain in-network contracts with all major Pharmacy Benefit Managers (PBM) and insurance payors.

Market Opportunity

It is anticipated that if licenses, accreditations and in-network contracts are secured in all 50 U.S. states, EPIQ Scripts will be able to market itself to the many up and coming telemedicine companies that have been on the rise since early 2020. Pursuant to a July 9, 2021 article published by McKinsey & Company, according to a study taken by McKinsey & Company, in April 2020, overall telehealth utilization for office visits and outpatient care was 78 times higher than in February 2020. Even though telemedicine use has now leveled off as in-person visits have returned, McKinsey & Company is still consistently seeing use that is 38 times higher than pre-pandemic numbers. Furthermore, a majority of Americans have now tried out telehealth. According to an article published at Sykes.com, a March 2021 survey of 2,000 U.S. adults undertaken by Sykes.com found that by March 2021, more than 61% of such surveyed individuals had made a telehealth/telemedicine appointment, which is a massive increase from just 19.5% a year prior, according to Sykes. We further believe that telemedicine use is now widespread across demographics.

We believe the significant increases in demand for telemedicine has created a vacuum for pharmacies that have the capabilities to handle the prescription volume generated by these platforms. We believe that EPIQ Scripts’ planned mail order pharmacy, which is expected to have advanced API capabilities and infrastructure and be supported with nationwide licenses and accreditations can position itself to capitalize on the current market opportunity.

EPIQ Scripts has currently filed with the Utilization Review Accreditation Commission (URAC) to obtain its pharmacy accreditation and is in the process of obtaining its first state license in the State of Texas, which it anticipates receiving in April 2022. Once the Texas state license is obtained, EPIQ Scripts will be able to apply for additional state licenses until it has obtained all 50 state licenses, with some state licenses easier to obtain and quicker to obtain than others. EPIQ Scripts intends to have licenses to operate in all 50 states by the first quarter of 2023.

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The Company intends to continue to grow its business both organically and through identifying acquisition targets over the next 12 months in the telemedicine, life coaching and wellness space, funding permitting. As these opportunities arise, the Company will determine the best method for financing its growth which may include the issuance of additional debt instruments, common stock, preferred stock, or a combination thereof, any one or more of which may cause significant dilution to existing shareholders. The Company requires approximately $5 million to implement its current business strategy for its different subsidiaries and to support potential growth. We expect to raise funds in the future through the sale of debt and/or equity in order to allow us to operate for the next twelve months and may need to raise further additional capital in order to expedite our growth through acquisitions, none of which are currently planned. There is no assurance that we will be successful in raising such funds and if we do raise funds, this may result in substantial dilution to current investors.

DISCONTINUED OPERATIONS:

MEDICAL SPA AND WELLNESS

The Company previously operated three wholly-owned subsidiaries that were in the Medical Spa and Wellness Sector (collectively hereinafter referred to as “MedSpa”, or “VISSIA”), the operations of which were discontinued in October 2020:

1.	VISSIA MCKINNEY, LLC (F/K/A NOVOPELLE DIAMOND, LLC) – 100% OWNED

VISSIA McKinney was a physician supervised, medical spa and wellness clinic that offered a full menu of wellness services including anti-aging, weight loss and skin rejuvenation treatments and was located at 5000 Collin McKinney Parkway, Suite 150, McKinney, Texas 75070.

2.	VISSIA WATERWAY, INC. (F/K/A NOVOPELLE WATERWAY, INC.) – 100% OWNED

VISSIA McKinney was a physician supervised, medical spa and wellness clinic that offered a full menu of wellness services including anti-aging, weight loss and skin rejuvenation treatments and was located at 25 Waterway, Suite 150, The Woodlands, Texas.

3.	NOVOPELLE TYLER, INC. – 100% OWNED

On December 3, 2019, the Company formed and organized Novopelle Tyler, Inc. in the State of Texas with the plan to come to terms on a retail location for a new med spa to be located in Tyler, Texas. The Company no longer intends to open this location and no activity has been performed under this entity to date.

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As a result of COVID-19 and ‘stay-at-home’ and social distancing orders issued in McKinney and The Woodlands, Texas, we had to close both of our then operational MedSpas, VISSIA McKinney and VISSIA Waterway, Inc., effective March 10, 2020, and which resulted in both the loss of income and the loss of substantially all of our MedSpa employees, who had to be let go. VISSIA Waterway, Inc. reopened effective June 21, 2020 and VISSIA McKinney reopened effective August 8, 2020. However, due to the termination of employees associated with the shutdown we were forced to expend resources to attract, hire and train completely new staff for preparation of the re-launchings. Notwithstanding the re-openings, customer traffic and demand at our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations failed to rebound to pre-COVID-19 levels due to COVID-19 and the pandemic’s effects on the economy, and because we were unable to predict the length of the pandemic or ultimate outcome thereof, and further due to our limited capital resources, effective on October 25, 2020, we made the decision to close both our VISSIA Waterway, Inc. and VISSIA McKinney locations. Our former MedSpa operations and assets are included under discontinued operations in the statement of operations and balance sheet included herein for the year ended December 31, 2021 and for the year ended, December 31, 2020.

4.	CAPITOL CITY SOLUTIONS, USA, INC. – 100% OWNED

On September 17, 2019, the Company formed and organized Capitol City Solutions USA, Inc. (“CCS”) in the State of Texas to act as a general contracting and construction company focused on the remodeling, general construction and interior finish of both the Company’s then MedSpa locations (which have since been closed) as well as to market to other commercial real estate projects within the United States. The Company made the decision to cease any further construction-based operations under CCS in July 2021, in order to focus on the subsidiaries that better aligned with the purpose of the Company and its ongoing business plan in the telehealth and wellness space.

5.	LEGEND NUTRITION, INC. – 100% OWNED

On September 23, 2019, the Company formed and organized Legend Nutrition, Inc. (“Legend Nutrition”) in the State of Texas to act as a new brand of retail vitamin and supplement stores to be branded and marketed as Legend Nutrition. October 18, 2019, Legend entered into an Asset Purchase Agreement to acquire all of the assets associated with and related to a retail vitamin, supplements and nutrition store located in McKinney, Texas and previously identified and doing business as “Ideal Nutrition.” Pursuant to the Asset Purchase Agreement, Legend purchased a variety of assets including software, contracts, bank and merchant accounts, products, inventory, computers, security systems and other intellectual properties. As Legend Nutrition’s lease expired in January 2021, the Company made the decision to cease its operations to focus on the subsidiaries that better aligned with the purpose of the Company and its ongoing business plan in the telehealth and wellness space.

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Government Regulation

The health care industry is subject to extensive federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. We will also be subject to regulation regarding sale of our products online and solicitation of clients thereby, as well as through our general contractor business and the licensing and code requirements relating thereto.

COVID-19 Outlook and Discontinued Operations

The outbreak of the 2019 novel coronavirus disease (“COVID-19”), which was declared a global pandemic by the World Health Organization on March 11, 2020, and the related responses by public health and governmental authorities to contain and combat its outbreak and spread has severely impacted the U.S. and world economies, the market for health spa services, nutrition supplements and our other business offerings during the end of the first quarter of 2020, and continuing through the end of 2020 and into 2021. Government mandated ‘stay-at-home’ and similar orders have to date, and may in the future, prevent us from operating. In late 2020, we made the decision to discontinue operations of our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations, due to declines in customers and issues staffing such facilities, each as a result of the pandemic. Additionally, our Legend Nutrition store saw a deep decline in sales due to social distancing orders and decreases in customers who are willing to venture out to brick-and-mortar establishments. Legend Nutrition’s lease was up January 31, 2021, and the Company chose to not renew the lease, closed the store, and will not continue in this line of business moving forward. We also decided to cease offering construction services around July 2021.

As of the date of this prospectus, our operations are limited, and consist solely of ZipDoctor, Inc., Life Guru, Inc., EPIQ MD, Inc, Mangoceuticals, Inc., and EPIQ Scripts, LLC.

Moving forward, economic recessions, including those brought on by the continued COVID-19 outbreak, geopolitical events, including the current military conflict between Russia and the Ukraine, inflationary pressures, or other events, may have a negative effect on the demand for our services and our operating results. Any prolonged disruption to our operations or work force available is likely to have a significant adverse effect on our results of operations, cash flows and ability to meet continuing debt service requirements. All of the above may be exacerbated in the future as the COVID-19 outbreak and the governmental responses thereto continues.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	Our limited operating history;

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●	Our need for additional funding to support our operations, repay debt and expand our operations;

●	The continuing effects of COVID-19 on our operations and prospects;

●	Impairments we may be required to assess in connection with our assets and goodwill as a result of such shutdowns and/or otherwise;

●	Risks associated with our telehealth platform, including liability in connection therewith, funding needed to support such operations and other risks associated with the operations of the telehealth platform;

●

Risks associated with the launch of our new closed door online digital pharmacy, Epiq Scripts, LLC, including liability in connection therewith, ability to obtain state licenses, funding needed to support such operations and other risks associated with the operations of an online digital pharmacy;

●	Risks associated with the development of our new ED product, including liability in connection therewith, funding needed to support such operations and other risks associated with the operations of the telehealth platform;

●	The ability of Life Guru to sign up enough life coaches to make the commercial launch of such website economic, and the willingness of individuals to use such website in the future;

●	Disruptions to our operations or liabilities associated with future acquisitions;

●	Our ability to continue as a going concern;

●	Our dependence on our Chief Executive Officer and director, Jacob D. Cohen, including the lack of independent directors, and related party transactions affecting the Company;

●	Competition we face;

●	Our ability to maintain our varied operations, and service our indebtedness;

●	Material weaknesses in our controls and procedures;

●	Our ability to obtain and maintain adequate insurance;

●	Legal challenges and litigation;

●	Liability associated with our contracting operations;

●	The terms of Mr. Cohen’s employment agreement;

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●	Dilution caused by the conversion of outstanding notes, conversion of preferred stock, exercise of outstanding warrants, and future fund-raising activities;

●	The price of, volatility in, and lack of robust trading market for, our common stock; and

●	The fact that Mr. Cohen, our Chief Executive Officer, has voting control over the Company.

Penny Stock Rules

Our common stock is considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Exchange Act. “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

Corporate Information

Our executive offices are located at 7950 Legacy Drive, Suite 400, Plano, Texas 75024 and our telephone number is (469) 963-2644. Our website address is https://amihcorp.com. We do not incorporate information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Reverse Stock Split

We have applied to list our common stock and certain warrants to purchase common stock which we plan to sell in the future in a public offering, on the NASDAQ Capital Market; however, our application to uplist our common stock and certain warrants on the NASDAQ Capital Market may not be approved and our securities may never trade on the NASDAQ Capital Market.

On July 30, 2021, our board of directors, and on July 30, 2021, stockholders holding a majority of our outstanding voting shares, approved resolutions authorizing a reverse stock split of the outstanding shares of our common stock in the range from one-for-two (1-for-2) to one-for-sixty (1-for-60), and provided authority to our board of directors to select the ratio of the reverse stock split in their discretion, at any time prior to the earlier of July 30, 2022 and the date of our 2022 annual meeting of shareholders. On January 25, 2022, our board of directors, pursuant to such shareholder authority, approved a one-for-sixty (1-for-60) reverse stock split of the outstanding shares of our common stock, which is intended to allow us to meet the minimum share price requirement of the NASDAQ Capital Market. Both the board of directors and Financial Industry Regulatory Authority, Inc. (FINRA) have approved the reverse stock split, which is proposed in order to increase the trading price of the Company’s common stock to a level thought to be sufficient to allow an uplisting of the Company’s common stock on the Nasdaq Capital Market. Notwithstanding the approvals above, the officers of the Company have not yet moved forward with the reverse stock split, or filed Articles of Amendment in connection therewith with the Secretary of State of Nevada. The Company currently does not have an estimated date for when the reverse stock split will be made effective. Because the Company has not formally affected the reverse stock split, none of the outstanding share amounts set forth below have been adjusted for such board of directors approved reverse stock split. The board of directors reserves the right to adjust the ratio of the reverse stock split and/or terminate the authority for such reverse stock split in the future.

Additional Information

Additional information about us can be obtained from the documents described under “Where You Can Find More Information.”

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This Offering

The selling stockholders named in this prospectus may offer and sell up to 42,666,665 shares of our common stock, par value $0.0001 per share. Our common stock is currently quoted on the OTC Markets Group Inc.’s OTCQB Market (the “OTCQB”) under the trading symbol, “AMIH.”

Shares of Common Stock Offered by the Selling Stockholders:	42,666,665 shares of common stock, which represents (a) up to 29,333,333 shares of common stock issuable upon conversion of the principal and accrued interest at maturity under the $2,000,000 in Notes, issued by the Company to the selling stockholders between November 22, 2021 and December 2, 2021, at the option of the holders thereof; and (b) up to 13,333,332 shares of the Company’s common stock issuable upon exercise of the Warrants, which Notes and which Warrants, are described in greater detail under “Securities Purchase Agreement”, beginning on page 47.

Shares of Common Stock Outstanding Prior to this Offering:	97,286,902 shares of common stock.

Shares of Common Stock Outstanding After this Offering[1]:	139,953,567 shares of common stock.

Use of Proceeds:	We will not receive any of the proceeds from the sale or other disposition by the selling stockholders or their transferees of the shares of common stock covered hereby. However, to the extent that the Warrants are exercised for cash, we will receive the payment of the exercise price in connection with such exercise (see also “Use of Proceeds” on page 50 below).

Risk factors:	The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently only a limited market exists for our common stock. Please refer to the section entitled “Risk Factors” before making an investment in our common stock.

Trading symbol:	Our common stock is quoted on the OTCQB under the trading symbol “AMIH”.

1 Assumes the issuance of all shares of common stock registered in the registration statement, of which this prospectus forms a part.

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In this prospectus, unless otherwise indicated, the number of shares of our common stock and other capital stock, and the other information based thereon, is as of April 28, 2022 and excludes:

●	warrants to purchase 13,333,332 shares of our common stock at an exercise price of $0.075 (including shares of common stock issuable upon exercise of the Warrants);
●	shares of common stock issuable upon conversion of $2,000,000 under various convertible promissory notes (including the Notes), with conversion prices of $0.075 per share, subject in many cases to adjustments to the conversion prices upon defaults and anti-dilution; and
●	no further awards under the Company’s equity compensation plans.

Additionally, unless otherwise stated, all information in this prospectus:

●	reflects all currency in United States dollars.

Risk Factors

You should be aware that there are substantial risks for an investment in our common stock. You should carefully consider these risk factors, along with the other information included in this prospectus, before you decide to invest in our common stock.

If any of the following risks were to occur, such as our business, financial condition, results of operations or other prospects, any of these could materially affect our likelihood of success. If that happens, the market price of our common stock, if any, could decline, and prospective investors would lose all or part of their investment in our common stock.

Risks Related to our Business

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our short operating history in the health and wellness industry and mentoring/life coach industry may hinder our ability to successfully meet our objectives, and makes it difficult for potential investors to evaluate our business or prospective operations. As an early-stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our service locations and product development programs or commercialization efforts and could cause our business to fail.

The Company intends to continue to grow its business both organically and by identifying acquisition targets over the next twelve months in the telemedicine, life coaching and wellness space. We may need to raise additional capital in order to expedite our growth through acquisitions, provided that none are currently planned. Notwithstanding that, we expect to need substantial additional funding to pursue additional service locations and product development and commercialize our products and services. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our expansion of spa locations and development programs or any future commercialization efforts. Any of these events could significantly harm our business, financial condition and prospects.

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Our business has been materially and adversely disrupted by COVID-19, and the control response measures that state and local governments have implemented to address it, and may be impacted by other epidemics or pandemics in the future. We have been forced to close our MedSpas and have closed our nutrition store.

An epidemic, pandemic or similar serious public health issue, and the measures undertaken by governmental authorities to address it, could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period, and thereby, and/or along with any associated economic and/or social instability or distress, have a material adverse impact on our consolidated financial statements.

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. On March 13, 2020, the United States declared a national emergency concerning the outbreak, and several states and municipalities have declared public health emergencies. Along with these declarations, there were extraordinary and wide-ranging actions taken by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions across the United States and the world, including quarantines, “stay-at-home” orders and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

The COVID-19 pandemic, and related social distancing requirements, travel bans, stay-at-home orders and closures limited access to our spas and store and forced us to close our spas and store during the first quarter of 2020 and into the second quarter of 2020 and even though such stores eventually reopened in June and August 2020, customer traffic and demand at our MedSpa locations failed to rebound to pre-closure levels due to COVID-19 and the pandemic’s effects on the economy, and because we were unable to predict the length of the pandemic or ultimate outcome thereof, and further due to our limited capital resources, effective in October, 2020, we made the decision to discontinue operations of both our MedSpa locations.

While our MedSpas were forced to close during the second and third quarters of 2020. Legend Nutrition was able to remain open as an essential business, as we sold vitamins and other nutritional supplements. Though the store was able to remain open, the store saw a deep decline in sales due to social distancing orders and decreases in customers who are willing to venture out to brick-and-mortar establishments. Legend Nutrition’s lease was up January 31, 2021, and the Company chose to not renew the lease, closed the store, and will not continue in this line of business moving forward.

We also decided to cease offering construction services around July 2021.

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All of the above has, in turn, not only negatively impacted our operations, financial condition and demand for our services, but our overall ability to react timely to mitigate the impact of this event. Our 2021 financial results were significantly negatively affected by COVID-19 and the closure of our med spas and nutrition store in connection therewith (both due to governmental orders and separately due to our lack of operating funds) and our decision to cease our construction services; however, the full effect on our business and operation as a result of COVID-19 is currently unknown. The outbreak of COVID-19 has caused significant disruptions to the Company’s ability to generate revenues and cash flows, and uncertainty regarding the length of the disruption may adversely impact our ability to raise additional capital.

As of the date of this prospectus, our operations are limited, and consist solely of ZipDoctor, Inc., Life Guru, Inc., Mangoceuticals, Inc., EPIQ Scripts, LLC, and EPIQ MD, Inc., which have been only minimally affected by COVID-19 as they mainly operate through online platforms.

Should the COVID-19 public health effort intensify to such an extent that we cannot operate, if there are prolonged government restrictions on our business and our customers, and/or an extended economic recession or significant inflation, we could be unable to produce revenues and cash flows sufficient to conduct our business; or service our outstanding debt. Such a circumstance could, among other things, exhaust our available liquidity (and ability to access liquidity sources) and/or trigger an acceleration to pay a significant portion or all of our then-outstanding debt obligations, which we may be unable to do.

Our business may suffer from the severity or longevity of the Coronavirus/COVID-19 global outbreak.

The demand for our services relies upon, among other things, the ability of our telemedicine platform to provide telemedicine services and will in the future rely on the operation of our Life Guru website. Economic recessions, including those brought on by the COVID-19 outbreak may have a negative effect on the demand for our services and our operating results. We have also experienced delays due to the COVID-19 outbreak in receiving products and supplies which we need to operate. All of the above may be exacerbated in the future as the COVID-19 outbreak and the governmental responses thereto continues. All of the above may in the future cause, and have to date caused, a material adverse effect on our operating results.

We have recently changed our primary business focus from the operation of MedSpas, a nutrition store and construction services, to telemedicine, life coaching and wellness.

Customer traffic and demand at our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations which were re-opened after mandatory closures associated with COVID-19 in June and August 2020, respectively, failed to rebound to pre-closure levels due to COVID-19 and the pandemic’s effects on the economy, and because we were unable to predict the length of the pandemic or ultimate outcome thereof, and further due to our limited capital resources, effective in October 2020, we made the decision to close both our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations and discontinue operations. Separately, legend Nutrition’s lease was up January 31, 2021, and the Company chose not to renew the lease, closed the store, and not continue in that line of business moving forward. We also decided to cease offering construction services around July 2021. As such, our current operations consist solely of operations in the telemedicine, life coaching and wellness industries, which industries we have only a limited history with. Furthermore, the majority of our revenues for the last two years were generated through our MedSpa, nutrition store and construction services, and as such, our continued ability to generate revenues and support our operations is unknown.

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We may owe significant amounts to a consultant under the terms of a consulting agreement.

On March 8, 2021, we entered into a Consulting Agreement with KBHS, LLC (“KBHS”), whose Chief Executive Officer is Mr. Kevin Harrington, who was appointed the sole member of our then newly formed Advisory Committee. Pursuant to the Consulting Agreement, KBHS agreed to provide consulting services to the Company as the Company’s Brand Ambassador, including providing endorsement services and advising on marketing, promotions, acquisitions, licensing and business development. KBHS also agreed to up to four webinar appearances on behalf of the Company per year to support the Company’s direct sales efforts. The Consulting Agreement has a term of two years, and can be terminated with ten days prior written notice (subject to applicable cure rights set forth in the Consulting Agreement), in the event we or KBHS breach any term of the agreement, or we fail to pay any amounts due, become subject to any government regulatory investigation, certain lawsuits, claims, actions or take certain other actions during the term of the Consulting Agreement. As consideration for providing the services under the Consulting Agreement, we issued KBHS 1.5 million shares of restricted common stock, which vested immediately upon issuance, and agreed to pay KBHS $10,000 per month, a 5% finder’s fee on any new business introduced or developed by KBHS and 7.5% of the value of any acquisition or merger created or developed exclusively by KBHS, undertaken by the Company, subject to applicable laws. In the event we fail to pay any consideration due under the Consulting Agreement, such amount accrues interest at the rate of 1.5% per month until paid in full.

The requirement to pay the finder’s fees and/or acquisition/merger fee under the agreement could significantly decrease any margin we would otherwise obtain on any transaction, decrease our cash flows, and could prevent us from completing certain transactions in the future, all of which could have a material adverse effect on the Company and its securities.

We have previously suffered impairment losses, may suffer impairment losses in the future, and may be required to record significant additional charge to earnings.

Due to COVID-19’s effects on the economy, and because we are unable to predict the length of the pandemic or ultimate outcome thereof, and further due to our limited capital resources, effective on October 25, 2020, we made the decision to close both MedSpa locations, which are expected to be closed permanently. In accordance with the Generally Accepted Accounting Principles of the United States of America (“GAAP”), we review our assets for impairment when events or changes in circumstances indicate the carrying value of the asset may not be recoverable. For example, we had an impairment loss of $605,488 primarily attributable to the investment in Life Guru, and settlement loss of $1,041,445 in connection with the common shares issued for note settlements in 2020. Other than a settlement loss of $13,805 for the year ended December 31, 2021, we had no impairment loss nor settlement loss in the year ended December 31, 2021. Goodwill of $29,689 associated with Legend Nutrition was impaired in full during the fourth quarter of 2020. We have other assets, goodwill and equipment on our balance sheet, which may be impaired in the future. Such impairments may have a significant negative effect on our balance sheet, results of operations and financial results, and could cause the value of our common stock to decline in value or become worthless.

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We face numerous risks associated with our ZipDoctor and EPIQ MD telehealth platforms which only recently commenced operations.

In 2020, the Company incorporated two wholly-owned subsidiaries, ZipDoctor, Inc. in the state of Texas and EPIQ MD, Inc. in the state of Nevada.

Zip Doctor’s telemedicine platform does not require the customer to have an existing insurance plan and does not demand or require any additional copays. ZipDoctor customers subscribe through the website and are only required to pay a low monthly fee, which is determined based on if they are an individual, a couple, or a family.

EPIQ MD is a direct-to-consumer, telemedicine and healthcare company targeting Americans who are uninsured or underinsured. The EPIQ MD service offering is a convergence of primary care telemedicine, preventative care services and wellness programs – under the EPIQ MD brand and on a single platform.

The Company launched the ZipDoctor platform in August 2020 and the EPIQ MD platform in September 2021, and has generated nominal subscriptions and revenues from each platform through their respective soft launch periods. There is no significant operating history upon which to base any assumption as to the likelihood that either of the ZipDoctor and EPIQ MD telemedicine platforms will prove successful, and we may never achieve operations or profitable operations through either platform. Each of our telehealth platforms also faces the following risks, any of which may significantly negatively affect our operations, results of operations, and cash flows and could cause the value of our common stock to decline in value:

● Our telehealth platforms could be adversely affected by legal challenges or by actions restricting our ability of our health providers to provide services in certain jurisdictions;

● We will be dependent on the relationships of our partners with health care professionals;

● Evolving government regulations may require increased costs or adversely affect our results of operations;

● The market for telehealth services is new and if it does not develop as we forecast or develops more slowly than we expect our growth may be harmed;

● The market for telehealth services is competitive and we compete with multiple competitors which have more resources and funding than we have and a more well-known brand name;

● Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and operating results; and

● We will be entirely dependent on the infrastructure and operations of our partner to operate our telehealth platforms and such infrastructure and operations are completely outside of our control.

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Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report on our financial statements for the years ended December 31, 2021 and 2020, that included an explanatory paragraph referring to our recurring operating losses and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate revenue. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if adequate funds are not available to us when we need it, we will be required to curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

We depend heavily on our Chief Executive Officer, and the loss of his services could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, particularly our Chief Executive Officer and director, Jacob D. Cohen. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing our operations, product development, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We expect to face intense competition, often from companies with greater resources and experience than we have.

The health, wellness, and mentoring/life coach industries are highly competitive and subject to rapid change. The industries continue to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we have. Competitors for our products include Teladoc, PlushCare and Sesamecare. Some of these competitors and potential competitors have more experience than we have in the development of health and wellness services and products. In addition, our services and products compete with service and product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we or our collaboration partners have. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

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We are growing the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As of the date of this prospectus, we have twelve full-time employees (two at the parent/ZipDoctor level, eight at the EPIQ MD level, and two at the Life Guru level). As our development and commercialization plans and strategies develop, we expect to need additional development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our company.

We may expend our limited resources to pursue particular products, services or locations and may fail to capitalize on products, locations or services that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus our efforts on particular service programs, products and locations. As a result, we may forego or delay pursuit of opportunities with other services, products or locations that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Any such failure could result in missed opportunities and/or our focus on products, services or locations with low market potential, which would harm our business and financial condition.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. This could have a material effect on our business, results of operations and financial condition. The details of certain of these transactions are set forth under “Certain Relationships and Related Transactions”. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors.

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We have identified material weaknesses in our disclosure controls and procedures and internal control over financial reporting. If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for us to produce reliable financial statements. As reported in our Annual Report on Form 10-K for the year ended December 31, 2021, we have determined that our disclosure controls and procedures and our internal control over financial reporting were not effective at the reasonable assurance level, primarily due to a lack of segregation of duties in financial reporting, as of December 31, 2021, and continue to be ineffective. Separately, management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021 and determined that such internal control over financial reporting was not effective as a result of such assessment; and further have not been effective since at least March 31, 2016.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

We recognized the following deficiencies that we believe to be material weaknesses as of December 31, 2021: (a) the Company has not fully designed, implemented or assessed internal controls over financial reporting and due to the Company being a developing company, management’s assessment and conclusion over internal controls were ineffective this year; (b) we recognized the following deficiencies that we believe to be significant deficiencies: (i) the Company has no formal control process related to the identification and approval of related party transactions; (ii) we do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act; and (iii) we do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals.

We believe we have taken significant steps during and since the year ended December 31, 2021 to correct certain of our disclosure controls and procedures and internal controls. These steps include the hiring of a third-party CPA firm to assist the Company in resolving the financial statement preparation and disclosure issues, the establishment of an Audit Committee (discussed under “Committees of the Board”, below), and the hiring of Dr. Craig Hewitt to serve as our full-time Chief Financial Officer effective on March 30, 2022. Nonetheless, until these elements have been fully integrated into our organization and we have established appropriate controls and internal processes in consultation with our third-party CPA firm and Audit Committee, there is no assurance that our disclosure controls and procedures and internal controls will in fact be effective.

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Maintaining effective disclosure controls and procedures and effective internal control over financial reporting are necessary for us to produce reliable financial statements and the Company is committed to remediating its material weaknesses in such controls as promptly as possible. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements and cause us to fail to meet our reporting and financial obligations, which in turn could have a material adverse effect on our financial condition and the trading price of our common stock, and/or result in litigation against us or our management. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our financial statements or our periodic reports filed with the SEC.

The employment agreement of Mr. Jacob Cohen, our sole officer and director provides for the payment of certain severance payments upon termination.

Mr. Jacob D. Cohen’s employment agreement provides that if he is terminated during the term of such agreement by the Company without cause (as defined in the agreement) or by Mr. Cohen for good reason (as defined in the agreement), Mr. Cohen is due a severance payment. That severance payment is equal to the compensation (including bonus) earned through the date of termination and three times (one time if less than one year remains on the employment agreement)(the “multiplier”) the base salary in effect on the date of the termination plus the average bonus received by Mr. Cohen over the prior two years and Mr. Cohen is also to be paid any bonus which he would have earned at the end of the fiscal year during which the employment is terminated (pro-rated for days worked), and is to be paid health insurance for Mr. Cohen and his family for 18 months from the date of termination (the “Severance Payments”). Also, all equity compensation due to vest in the following 12 months vests immediately. If Mr. Cohen dies while the employment agreement is in place, or the agreement is terminated due to Mr. Cohen’s disability, the Company is required to pay Mr. Cohen’s salary to his beneficiaries for a period of one year following such death, pay the pro-rated amount of any bonus due, and pay 18 months of health insurance. If a change in control (as defined in the agreement) occurs and Mr. Cohen is terminated up to one year after such change in control, Mr. Cohen is due the Severance Payments (based on a 3x multiplier) and all unvested equity awards vest immediately. The payment of severance fees could have a material adverse effect on our cash flows and results of operations.

Risks relating to our Telehealth Operations

Our telehealth business could be adversely affected by ongoing legal challenges to our business model or by new state actions restricting our ability to provide the full range of our services in certain states.

Our ability to conduct planned business operations in each state is dependent upon the state’s treatment of medicine under such state’s laws, and rules and policies governing the practice of physician supervised services, which are subject to changing political, regulatory and other influences.

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Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, or PII, including protected health information, or PHI. These laws and regulations include the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations (referred to collectively as HIPAA). HIPAA establishes a set of basic national privacy and security standards for the protection of PHI. HIPAA requires us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of Health and Human Services, or HHS, conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability.

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Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures are breached or fail, unauthorized persons may be able to obtain access to sensitive client data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client confidence. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants.

The failure of our 3rd party telemedicine services provider to attract and retain physicians and nurse practitioners in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth.

Our wellness business depends on our ability of our 3rd party telemedicine services provider to continue to recruit and retain a sufficient number of qualified licensed doctors and nurses. Although we believe such provider has an effective recruitment process, there is no assurance that such provider will be able to secure arrangements with sufficient numbers of licensed doctors and nurses or retain the services of such practitioners. If our provider experiences delays or shortages in obtaining access to qualified physicians and nurses, we would be unable to expand our services and operations, resulting in reduced revenues.

If the physicians who are available through our telemedicine operations develop a poor reputation, our operations and future revenues would suffer.

The success of our wellness business is dependent upon quality medical services being rendered by the physicians who are provided by our 3rd party telemedicine services provider. As the patient-physician relationship involves inherent trust and confidence, any negative publicity, whether from civil litigation, allegations of criminal misconduct, or forfeiture of medical licenses, with respect to any physicians made available for our services, and/or our facilities could adversely affect our future results of operations.

If we fail to comply with government laws and regulations it could have a materially adverse effect on our business.

The health care industry is subject to extensive federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. We exercise care in structuring our arrangements with physicians and other referral sources to comply in all material respects with applicable laws. We will also take such laws into account when planning future centers, marketing and other activities, and expect that our operations will be in compliance with applicable law. The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on our business. There can be no assurance however that we will not be found in noncompliance in any particular situation.

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We may not be able to successfully develop, launch and commercialize our planned erectile dysfunction (ED) product or any other potential future men’s wellness products.

We may not be able to effectively develop and profitably launch and commercialize our planned erectile dysfunction (ED) product or any other potential future men’s wellness products. If we are unable to successfully develop, produce, launch and commercialize our planned erectile dysfunction (ED) product or any other potential future men’s wellness products, our ability to generate product sales will be severely limited, which will have a material adverse impact on our business, financial condition, and results of operations.

Changes to our strategic business plan may cause uncertainty regarding the future of our business, and may adversely impact employee hiring and retention, our stock price, and our revenue, operating results, and financial condition.

Our recent change in our business focus from operating MedSpas, a nutrition store and construction services, to men’s wellness products and services and telehealth services, life coaching and other wellness services may cause or result in:

●	disruption of our business or distraction of our employees and management;

●	difficulty in recruiting, hiring, motivating and retaining talented and skilled personnel;

●	stock price volatility; and

●	difficulty in negotiating, maintaining or consummating business or strategic relationships or transactions.

If we are unable to mitigate these or other potential risks, our revenue, operating results and financial condition may be adversely impacted.

We will depend on our partners to manufacture our planned erectile dysfunction (ED) product and other potential future men’s wellness products.

We will rely on our planned partners for the manufacture of our planned erectile dysfunction (ED) product and any other potential future men’s wellness products and we cannot assure you that they will be successful. This subjects us to a number of risks, including the following:

●	we may not be able to control the commercialization of our products, including the amount, timing and quality of resources that our partners may devote to our products;

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●	our partners may experience financial, regulatory or operational difficulties, which may impair their ability to fulfill their contractual obligations;

●	business combinations or significant changes in a partner’s business strategy may adversely affect a partner’s willingness or ability to perform their obligations under any arrangement;

●	legal disputes or disagreements may occur with one or more of our partners or between our partners and our suppliers or former partners; and

●	a partner could independently move forward with a competing product developed either independently or in collaboration with others, including with one of our competitors.

If any of our partners fail to fulfill their contractual obligations, our business may be negatively affected and we may receive limited or no revenues under our agreements with them.

If we are unable to maintain or enter into agreements with suppliers or our suppliers fail to supply us with our planned erectile dysfunction (ED) product or any other potential future men’s wellness products, we may experience delays in selling our products.

We cannot guarantee that we will be successful in maintaining or entering into supply agreements on reasonable terms or at all or that we or our suppliers will be able to obtain or maintain the necessary regulatory approvals or state and federal controlled substances registrations for current or potential future suppliers in a timely manner or at all. If we are unable to obtain a sufficient quantity of compounds required to product products, there could be a delay in producing products, which could adversely affect our product sales and operating results materially, which could significantly harm our business.

We currently do not have any manufacturing facilities and intend to rely on third parties for the supply of the products, as well as for the supply of materials. However, we cannot be certain that we or our suppliers will be able to obtain or maintain the necessary regulatory approvals or registrations for these suppliers in a timely manner or at all.

Our ability to gain and increase market acceptance and generate revenues will be subject to a variety of risks, many of which are out of our control.

Our planned erectile dysfunction (ED) product or any other potential future men’s wellness products may not gain or increase market acceptance among physicians, patients, healthcare payors or the medical community. We believe that the degree of market acceptance and our ability to generate revenues from such products will depend on a number of factors, including:

●	our ability to expand the use of our products through targeted patient and physician education;

●	competition and timing of market introduction of competitive products;

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●	quality, safety and efficacy in the approved setting;

●	prevalence and severity of any side effects, including those of the components of our products;

●	emergence of previously unknown side effects, including those of the generic components of our products;

●	potential or perceived advantages or disadvantages over alternative treatments;

●	the convenience and ease of purchasing the product, as perceived by potential patients;

●	strength of sales, marketing and distribution support;

●	price, both in absolute terms and relative to alternative treatments;

●	the effectiveness of any future collaborators’ sales and marketing strategies;

●	the effect of current and future healthcare laws;

●	availability of coverage and reimbursement from government and other third-party payors;

●	recommendations for prescribing physicians to complete certain educational programs for prescribing drugs;

●	the willingness of patients to pay out-of-pocket in the absence of government or third-party coverage; and

●	product labeling, product insert, or new studies or trial requirements of FDA or other regulatory authorities.

Our future products may fail to achieve market acceptance or generate significant revenue to achieve sustainable profitability. In addition, our efforts to educate the medical community and third-party payors on the safety and benefits of our drugs may require significant resources and may not be successful.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage, if any.

Our future products will be subject to risks for product liability claims due to inherent potential side effects. We may be unable to obtain or maintain product liability coverage. A product liability claim in excess of, or excluded from, our insurance coverage (if any) would have to be paid out of cash reserves and could have a material adverse effect upon our business, financial condition and results of operations. Product liability insurance is expensive even with large self-insured retentions or deductibles, difficult to maintain, and current or increased coverage may not be available on acceptable terms, if at all.

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If we cannot successfully defend ourselves against a product liability claim, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	injury to our reputation;

●	costs of defending the claim and/or related litigation;

●	cost of any potential adverse verdict;

●	substantial monetary awards to patients or other claimants; and

●	the inability to commercialize our products.

Damages awarded in a product liability action could be substantial and could have a negative impact on our financial condition. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. In addition, product liability claims could result in an FDA investigation of the safety or efficacy of our products, our third-party manufacturing processes and facilities, or our marketing programs. An FDA investigation could also potentially lead to a recall of our future products or more serious enforcement actions, limitations on the indications for which they may be used, or suspension or withdrawal of approval.

The markets in which we operate are highly competitive and we may be unable to compete successfully against new entrants or established companies.

Competition in the pharmaceutical and medical products industries is intense and is characterized by costly and extensive research efforts and rapid technological progress. Our competitors may develop technologies and products that are more effective than those we are planning to market. Such developments could render our planned products less competitive or possibly obsolete.

New developments, including the development of other products and technologies occur in the pharmaceutical and medical technology industries at a rapid pace. These developments may render our products obsolete or noncompetitive. Compared to us, many of our potential competitors have substantially greater:

●	research and development resources, including personnel and technology;

●	regulatory experience;

●	experience and expertise in exploitation of intellectual property rights; and

●	access to strategic partners and capital resources.

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As a result of these factors, our competitors may develop drugs or products that are more effective, more useful and less costly than ours and may also be more successful in manufacturing and marketing their products. In addition, our competitors may be more effective in commercializing their products. We currently outsource our manufacturing and therefore rely on third parties for that competitive expertise. There can be no assurance that we will be able to develop or contract for these capabilities on acceptable economic terms, or at all.

Marketing activities for our planned erectile dysfunction (ED) products are subject to continued governmental regulation.

FDA authorities have the authority to impose significant restrictions on approved products through regulations on advertising, promotional and distribution activities. If our future products are marketed in contradiction with FDA laws and regulations, FDA may issue warning letters that require specific remedial measures to be taken, as well as an immediate cessation of the impermissible conduct, resulting in adverse publicity. FDA may also require that all future promotional materials receive prior agency review and approval before use. Certain states have also adopted regulations and reporting requirements surrounding the promotion of pharmaceuticals. Failure by us or any of our collaborators to comply with state requirements may affect our ability to promote or sell future products in certain states. This, in turn, could have a material adverse impact on our financial results and financial condition and could subject us to significant liability, including civil and administrative remedies as well as criminal sanctions.

Many of our competitors in the online mail order pharmacy space are better established and have resources significantly greater than we have, which may make it difficult to fend off competition.

We plan to operate as a close-door online mail order pharmacy with a specific target and vision to obtain licenses in all 50 states across the U.S. We expect to compete with the three largest drug distributors (McKesson, Cardinal Health and AmerisourceBergen), in addition to other pharmaceutical distributors, buying groups, software products, and various start-up drug companies. Many of these operations have substantially greater financial and manufacturer-backed resources, longer operating histories, greater name recognition and more established relationships in the industry than us. In addition, a number of these competitors may combine or form strategic partnerships. As a result, our competitors may establish a more favorable footing in the pharmaceutical industry with respect to pricing or other factors. Our failure to compete successfully with any of these companies would have a material adverse effect on our business and the trading price of our common stock.

Additional restrictive elements exist within the pharmaceutical channels of distribution. For example, a number of the inventory management systems, either developed by the distributors or third-party vendors, have been developed to require compliance to these restrictive purchasing agreements. Management anticipates that other existing and prospective competitors will adopt technologies or business plans similar to ours or seek other means to develop operations competitive with ours, particularly if our development of large-scale production progresses as scheduled.

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We may not receive licenses to operate as an online mail order pharmacy.

Our planned operations as a close-door online mail order pharmacy is subject to among other things, our receipt of regulatory approvals and licenses in the states in which we plan to operate. Our failure to receive regulatory approval or licenses in the states in which we hope to operate may prohibit us from operating as a close-door online mail order pharmacy, be costly, require us to comply with costly rules and regulations, and/or subject us to liability, fines and penalties for non-compliance. We may not be able to receive approvals or licenses to operate in any states and may not be able to undertake any operations as a close-door online mail order pharmacy. Any of the above may have an adverse effect on our revenues, operations and cash flow, and may require us to abandon altogether our business plans.

There are inherent risks associated with our planned operations within the Pharmaceutical Distribution Market.

There are inherent risks involved with doing business within the pharmaceutical distribution market, any of which may have a material adverse effect on our planned operations, cash flow and revenues, including:

●	Improperly manufactured products may prove dangerous to the end consumer.
●	Products may become adulterated by improper warehousing methods or modes of shipment.
●	Counterfeit products or products with fake pedigree papers.
●	Unlicensed or unlawful participants in the distribution channel.
●	Risk with default and the assumption of credit loss.
●	Regulatory risks.
●	Risk related to the loss of supply, or the loss of a number of suppliers, or in the delay of obtaining the supply of drugs.

Pedigree tracking laws and regulations could increase our regulatory burdens.

Congress and state and federal agencies, including state boards of pharmacy and departments of health and the FDA, have made increased efforts in the past year to regulate the pharmaceutical distribution system in order to prevent the introduction of counterfeit, adulterated or mislabeled drugs into the pharmaceutical distribution system (otherwise known as “pedigree tracking”). In November 2013, Congress passed (and President Barack Obama signed into law) the Drug Quality and Security Act (the “DQSA”). The DQSA establishes federal standards requiring supply-chain stakeholders to participate in an electronic, interoperable, lot-level prescription drug track-and-trace system. The law also preempts state drug pedigree requirements and establishes new requirements for drug wholesale distributors and third-party logistics providers, including licensing requirements in states that had not previously licensed such entities.

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In addition, the Food and Drug Administration Amendments Act of 2007 requires the FDA to establish standards and identify and validate effective technologies for the purpose of securing the pharmaceutical supply chain against counterfeit drugs. These standards may include track-and-trace or authentication technologies, such as radio frequency identification devices, 2D data matrix barcodes, and other similar technologies. On March 26, 2010, the FDA released the Serialized Numerical Identifier (the “SNI”) guidance for manufacturers who serialize pharmaceutical packaging. We expect to be able to accommodate these SNI regulations in our distribution operations. The DQSA and other pedigree tracking laws and regulations have increased the overall regulatory burden and costs associated with our planned drug distribution operations and may have had a material adverse impact on our results of operations.

It may be difficult and costly for us to comply with the extensive government regulations to which our business is subject.

Our operations are subject to extensive regulation by the U.S. federal and state governments. In addition, as we expand our operations, we may also become subject to the regulations of foreign jurisdictions, as well as additional regulations relating to environmental matters, transportation of pharmaceutical products, shipping restrictions, and import and export restrictions. We are also required to comply with various state pricing gouging laws. Our required compliance, or failure to comply with any of the above rules and regulations, may adversely affect our cash flow, profitability, and growth.

Regulatory and Reporting Risks

We are subject to the reporting requirements of federal securities laws, which are expensive and subject us to potential liability.

We are a public reporting company in the United States and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders causes our expenses to be higher than they would be if we remained a privately-held company. We could also be subject to sanctions or deregistration if we fail to keep up with or run afoul of our reporting obligations.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls is time consuming, difficult and costly.

Because we are a reporting company with the SEC, we must comply with Sarbanes-Oxley Act and SEC rules concerning internal controls. It is time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. In order to expand our operations, we will need to hire additional financial reporting, internal control, and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.

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Risks Related to Our Common Stock and Securities

Shareholders who hold unregistered shares of our common stock will be subject to resale restrictions pursuant to Rule 144, if and when available, due to the fact that we are deemed to be a former “shell company”.

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. While we do not believe that we are currently a “shell company”, we were previously a “shell company” and as such are deemed to be a former “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 may not be able to be made if we are not subject to Section 13 or 15(d) of the Exchange Act, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-”shell company” (which Form 10 information was filed by the Company in August 2019). Although to date we have complied with the requirement of Rule 144 as related to “shell companies”, our status as a former “shell company” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions in the future (although none are currently planned).

We have various outstanding convertible notes which are convertible into shares of our common stock at a discount to market.

As of the date of this prospectus, and including the Notes, we owed approximately $2,648,560 under various convertible promissory notes. The conversion prices of the convertible notes initially vary from between $0.075 per share (as to the convertible notes issued between November 22 and December 2, 2022), and 25% of the market value of our common stock (as to our other convertible notes), subject in many cases to adjustments to the conversion prices upon defaults and anti-dilution and other rights which may result in such conversion prices declining, including in connection with the Notes, discussed in greater detail below under “Securities Purchase Agreement”, beginning on page 47. As a result, any conversion of the convertible notes and sale of shares of common stock issuable in connection with the conversion thereof may cause the value of our common stock to decline in value, as described in greater detail under the Risk Factors below. Notwithstanding the above, we hope to repay the convertible notes in full before any conversions take place.

The issuance and sale of common stock upon conversion of the convertible notes may depress the market price of our common stock.

If sequential conversions of the convertible notes and sales of such converted shares take place, the price of our common stock may decline, and as a result, the holders of the convertible notes will be entitled to receive an increasing number of shares in connection with conversions, which shares could then be sold in the market, triggering further price declines and conversions for even larger numbers of shares, to the detriment of our investors. The shares of common stock which the convertible notes are convertible into may be sold without restriction pursuant to Rule 144. As a result, the sale of these shares may adversely affect the market price, if any, of our common stock.

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In addition, the common stock issuable upon conversion of the convertible notes may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. The convertible notes will be convertible into shares of our common stock at a discount to market as described above, and such discount to market provides the holders with the ability to sell their common stock at or below market and still make a profit. In the event of such overhang, the note holders will have an incentive to sell their common stock as quickly as possible. If the share volume of our common stock cannot absorb the discounted shares, then the value of our common stock will likely decrease. Notwithstanding the above, we hope to repay the convertible notes in full before any conversions take place.

The issuance of common stock upon conversion of our outstanding convertible notes will cause immediate and substantial dilution.

The issuance of common stock upon conversion of the convertible notes will result in immediate and substantial dilution to the interests of other stockholders since the holders of the convertible notes may ultimately receive and sell the full number of shares issuable in connection with the conversion of such convertible notes. Although certain of the convertible notes may not be converted if such conversion would cause the holders thereof to own more than 4.99% or 9.99% of our outstanding common stock, this restriction does not prevent the holders of the convertible notes subject to such restrictions from converting some of their holdings, selling those shares, and then converting the rest of its holdings, while still staying below the 4.99%/9.99% limit. In this way, the holders of the convertible notes could sell more than any applicable ownership limit while never actually holding more shares than the applicable limits allow. If the holders of the convertible notes choose to do this, it will cause substantial dilution to the then holders of our common stock.

The continuously adjustable conversion price feature of the convertible notes could require us to issue a substantially greater number of shares, which may adversely affect the market price of our common stock and cause dilution to our existing stockholders.

Our existing stockholders will experience substantial dilution upon any conversion of the convertible notes. The convertible notes are convertible into shares of common stock at a conversion price equal to a discount to the market value of our common stock as described above. As a result, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of our common stock, which decrease would cause substantial dilution to our existing stockholders. As sequential conversions and sales take place, the price of our common stock may decline, and if so, the holders of the convertible notes would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, which would cause additional dilution to our existing stockholders and would likely cause the value of our common stock to decline.

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We could face significant penalties for our failure to comply with the terms of our outstanding convertible notes.

Our various convertible notes contain positive and negative covenants and customary events of default including requiring us in many cases to timely file SEC reports. In the event we fail to timely file our SEC reports in the future, or any other events of defaults occur under the notes, we could face significant penalties and/or liquidated damages and/or the conversion price of such notes could be adjusted downward significantly, all of which could have a material adverse effect on our results of operations and financial condition, or cause any investment in the Company to decline in value or become worthless.

Certain of our outstanding warrants to purchase shares of common stock contain anti-dilution rights and favored nation rights, and certain of our securities purchase agreements include favored nations rights.

Total outstanding warrants to purchase 23,253,332 shares of common stock (of which 9,920,000 were originally granted with exercise prices from between $0.20 and $0.50 per share), include anti-dilution and favored nations rights. Pursuant to such rights, subject to certain exceptions, in the event we issued securities below the then exercise price, the exercise price of the warrants is reduced to the lower of such dilutive issuance or the volume weighted average price (VWAP) of our common stock on the next trading day following the first public disclosure of such dilutive issuance, subject to certain exceptions which may reduce such exercise price further in certain cases, including the issuance of units. In connection with the grant of the Warrants, the exercise price of all the outstanding warrants with anti-dilution rights were reduced to $0.075 per share. The Warrants also include anti-dilution rights which provides for a reduction of the exercise price to match the price per share of any dilutive issuance made while the Warrant is outstanding (other than in connection with stock plan issuances and other customary exceptions and the Uplist Offering). If in the future we issue securities at prices less than such $0.075 exercise price, the exercise price of the warrants may be further reduced to such lower amount. Certain of such warrants also include favored nations provisions which could be triggered in the future and could materially change the terms of the warrants. In the event any anti-dilution or favored nations provisions of the warrants are triggered, it may cause the terms of such warrants to be materially amended in favor of the holders thereof, cause significant dilution to existing shareholders, and otherwise have a material adverse effect on the Company.

Our outstanding convertible promissory notes include favored nations rights.

All of our outstanding convertible promissory notes, including the Notes, include provisions which provide that, so long as such notes are outstanding, upon any issuance by the Company (or under certain notes, any of its subsidiaries) of any security, or amendment to a security that was originally issued, with any term that the holder of such note reasonably believes is more favorable to the holder of such security or with a term in favor of the holder of such security that the holder reasonably believes was not similarly provided to the holder in such note, then at the option of the holder, such term may become part of the holder’s notes. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing prepayment rate, interest rates, and original issue discounts. Such favored nations provisions could be triggered in the future and could materially change the terms of the notes. In the event any favored nations provisions of the notes are triggered, it may cause the terms of such notes to be materially amended in favor of the holders thereof, cause significant dilution to existing shareholders, and otherwise have a material adverse effect on the Company.

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The issuance and sale of common stock upon exercise of warrants may cause substantial dilution to existing stockholders and may also depress the market price of our common stock.

As of the date of this prospectus, we had a total of 23,253,332 warrants outstanding, of which a) 7,250,000 warrants have an exercise price of $0.075 per share and mature on January 6, 2026, b) 2,670,000 warrants have an exercise price of $0.075 per share and mature on June 24, 2026, and c) 13,333,332 warrants mature between November 23, 2026 and December 2, 2026 and have an exercise price equal to either i) in the event of the Company’s listing on a national exchange by May 23, 2022, at a price equal to 120% of the offering price upon uplisting, or ii) $0.075 per share. The warrants contain provisions limiting each holder’s ability to exercise the warrants if such exercise would cause the holder’s (or any affiliate of any such holder) holdings in the Company to exceed 9.99% of the Company’s issued and outstanding shares of common stock (4.99% in connection with the Warrants). The ownership limitation does not prevent such holder from exercising some of the warrants, selling those shares, and then exercising the rest of the warrants, while still staying below the 9.99% limit (4.99% in connection with the Warrants). In this way, the holders of the warrants could sell more than this limit while never actually holding more shares than this limit allows. If the holders of the warrants choose to do this, it will cause substantial dilution to the then holders of our common stock.

If exercises of the warrants and sales of such shares issuable upon exercise thereof take place, the price of our common stock may decline. In addition, the common stock issuable upon exercise of the warrants may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb shares sold by the warrant holders, then the value of our common stock will likely decrease.

The issuance of common stock upon conversion of the Notes will cause immediate and substantial dilution to existing shareholders.

The Notes (including accrued and unpaid interest and late fees) making up the $2,000,000 in Notes sold between November 22, 2021 and December 2, 2021 are convertible into shares of the Company’s common stock at any time, at the option of the holders thereof, at a rate equal to $0.075 per share; however, if the Company consummates any offering of common stock or common stock equivalents that results in the immediate listing for trading of the Company’s common stock on a national stock exchange or Nasdaq, which occurs within 220 days from the date the Notes were issued, referred to as an “Uplist Offering”, the conversion price thereof will be equal to 80% of the offering price per share of the Company’s common stock in such Uplist Offering. Each of the Notes provides for a reduction of the conversion price to match the price per share of any dilutive issuance made while the Note is outstanding (other than pursuant to certain customary excepted issuances), provided that no adjustment is required unless the Company fails to consummate an Uplist Offering on or before 220 calendar days after the issuance date of the Note, provided that if such Uplist Offering is not completed within such 220 calendar day period, the conversion price is adjusted for any dilutive issuance which occurred during such 220 calendar day period. Although the Notes may not be converted by a holder if such conversion would cause the holder to own more than 4.99% of our outstanding common stock, this restriction does not prevent such holder from converting some of its holdings, selling those shares, and then converting the rest of its holdings, while still staying below the 4.99% limit. In this way, the holders of the Notes could sell more than this limit while never actually holding more shares than this limit allows. If the holders of the Notes choose to do this, it will cause substantial dilution to the then holders of our common stock.

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The issuance and sale of common stock upon conversion of the Notes may depress the market price of our common stock.

If conversions of the Notes and sales of such converted shares take place, the price of our common stock may decline. In addition, the common stock issuable upon conversion of the Notes may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb converted shares sold by the holders of the Notes, then the value of our common stock will likely decrease.

We currently owe a significant amount of money under our outstanding convertible notes.

As of the date of this prospectus we owe approximately $2,648,560 under outstanding convertible (including the Notes) and non-convertible promissory notes. We do not have sufficient funds to repay such notes and if we are unable to raise additional funds in the future to repay such amounts, which may not be available on favorable terms, if at all, such failure could have a material adverse effect on our financial condition or results of operations and cause any investment in the Company to decline in value or become worthless.

We have established preferred stock which can be designated by the Company’s Board of Directors without shareholder approval and the board has established Series A Preferred Stock, which gives the holders majority voting power over the Company.

The Company has 5,000,000 shares of preferred stock authorized. The shares of preferred stock of the Company may be issued from time to time in one or more series, each of which shall have a distinctive designation or title as shall be determined by the board of directors of the Company prior to the issuance of any shares thereof. The preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the board of directors. In May 2020, we designated three shares of Series A Preferred Stock. The Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to sixty percent (60%) of the total vote (the “Super Majority Voting Rights”), so long as such shares are held by directors of the Company. A total of one share of Series A Preferred Stock is currently outstanding and held by Jacob D. Cohen, our Chief Executive Officer and director, providing him sole voting right over 60% of our voting shares.

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Because the board of directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of the Company’s shareholders, shareholders of the Company will have no control over what designations and preferences the Company’s preferred stock will have. The issuance of shares of preferred stock or the rights associated therewith, could cause substantial dilution to our existing shareholders. Additionally, the dilutive effect of any preferred stock which we may issue may be exacerbated given the fact that such preferred stock may have voting rights and/or other rights or preferences which could provide the preferred shareholders with substantial voting control over us and/or give those holders the power to prevent or cause a change in control, even if that change in control might benefit our shareholders (similar to the Series A Preferred Stock). As a result, the issuance of shares of preferred stock may cause the value of our securities to decrease.

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares of common stock and designate series of preferred stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock (or convertible securities), possibly at a discount to market. These actions will result in dilution of the ownership interests of existing stockholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets’ OTCQB Market, where our shares of common stock are quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

●	variations in our operating results;

●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

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●	changes in operating and stock price performance of other companies in our industry;

●	additions or departures of key personnel; and

●	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all, if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

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Our common stock is likely to be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Our Chief Executive Officer and director holds majority voting control over the Company.

Our Chief Executive Officer and director, Jacob D. Cohen, beneficially owns 28.7% of our outstanding common stock and also has the ability to vote in aggregate, a separate 60% of our voting stock pursuant to his ownership of the one outstanding share of Series A Preferred Stock, which gives him control over approximately 71.5% of our voting securities. As a result, Mr. Cohen has the ability to influence matters affecting our stockholders and will therefore exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investor who purchases shares will be a minority stockholder and as such will have little to no say in the direction of the Company and the election of directors. Additionally, it will be difficult if not impossible for investors to remove Mr. Cohen as a director, which will mean he will remain in control of who serves as officers of the Company as well as whether any changes are made in the board of directors. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company’s common stock and wish to vote them at annual or special stockholder meetings, your shares will likely have little effect on the outcome of corporate decisions. Because Mr. Cohen controls such vote, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Additionally, the interests of Mr. Cohen may differ from the interests of the other stockholders and thus result in corporate decisions that are averse to other stockholders.

We currently have limited operations and may not generate significant revenues or be profitable in the future.

Our current operations consist solely of ZipDoctor, Inc., Life Guru, Inc., EPIQ MD, Inc., EPIQ Scripts, LLC, and Mangoceuticals, Inc. We may not be successful in our planned operations in the future and can make no assurances that we will be able to generate significant revenues in the future, that we will have sufficient funding to support our operations and pay our expenses, or that we will ever become profitable. In the event we are unable to generate revenues and/or support our operations, we will be forced to curtail and/or abandon our current business plan and any investment in the Company could become worthless.

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Risks Related to the Planned Reverse Stock Split

On July 30, 2021, our board of directors, and on July 30, 2021, stockholders holding a majority of our outstanding voting shares, approved resolutions authorizing a reverse stock split of the outstanding shares of our common stock in the range from one-for-two (1-for-2) to one-for-sixty (1-for-60), and provided authority to our board of directors to select the ratio of the reverse stock split in their discretion, at any time prior to the earlier of July 30, 2022 and the date of our 2022 annual meeting of shareholders. On January 25, 2022, our board of directors, pursuant to such shareholder authority, approved a one-for-sixty (1-for-60) reverse stock split of the outstanding shares of our common stock, which is intended to allow us to meet the minimum share price requirement of the NASDAQ Capital Market. Both the board of directors and Financial Industry Regulatory Authority, Inc. (FINRA) have approved the reverse stock split, which is proposed in order to increase the trading price of the Company’s common stock to a level thought to be sufficient to allow an uplisting of the Company’s common stock on the Nasdaq Capital Market. Notwithstanding the approvals above, the officers of the Company have not yet moved forward with the reverse stock split, or filed Articles of Amendment in connection therewith with the Secretary of State of Nevada. The Company currently does not have an estimated date for when the reverse stock split will be made effective. Because the Company has not formally affected the reverse stock split, none of the outstanding share amounts set forth below have been adjusted for such board of directors approved reverse stock split. The board of directors reserves the right to adjust the ratio of the reverse stock split and/or terminate the authority for such reverse stock split in the future.

We anticipate effecting a reverse stock split of our outstanding common stock in the future.

We expect that the reverse stock split will increase the market price of our common stock while our stock is trading and enable us to meet the minimum market price requirement of the listing rules of the Nasdaq Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum market price requirement of the Nasdaq Capital Market, or if it does, that such price will be sustained. If we are unable to meet the minimum market price requirement, we may be unable to list our shares on the Nasdaq Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum market price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to be approved for listing on the Nasdaq Capital Market or maintain a listing of our common stock on the Nasdaq Capital Market. Our failure to meet these requirements may result in our common stock being unable to be listed on the Nasdaq Capital Market.

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The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales.

The reverse stock split may not increase our stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of our common stock. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of the Company’s common stock, it cannot be assured that the reverse stock split will increase the market price of our common stock by a multiple of the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of our common stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. Thus, while our stock price might meet the initial and continued listing requirements for The Nasdaq Capital Market initially, it cannot be assured that it will continue to do so.

General Risk Factors

We will continue to incur increased costs as a result of being a reporting company, and given our limited capital resources, such additional costs may have an adverse impact on our profitability.

We are an SEC reporting company. The rules and regulations under the Exchange Act require reporting companies to provide periodic reports with interactive data files, which require that we engage legal, accounting and auditing professionals, and eXtensible Business Reporting Language (XBRL) and EDGAR (Electronic Data Gathering, Analysis, and Retrieval) service providers. The engagement of such services can be costly, and we may continue to incur additional losses, which may adversely affect our ability to continue as a going concern. In addition, the Sarbanes Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of being a reporting company, we are required to file periodic and current reports and other information with the SEC and we have adopted policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures.

The additional costs we continue to incur in connection with becoming a reporting company (expected to be approximately a hundred thousand dollars per year) will continue to further stretch our limited capital resources. Due to our limited resources, we have to allocate resources away from other productive uses in order to continue to comply with our obligations as an SEC reporting company. Further, there is no guarantee that we will have sufficient resources to continue to meet our reporting and filing obligations with the SEC as they come due.

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Our acquisitions may expose us to unknown liabilities.

Because we have acquired, and expect generally to acquire, all (or a majority of) the outstanding securities of certain of our acquisition targets, our investment in those companies is or will be subject to all of their liabilities other than their respective debts which we paid or will pay at the time of the acquisitions. If there are unknown liabilities or other obligations, our business could be materially affected. We may also experience issues relating to internal controls over financial reporting that could affect our ability to comply with the Sarbanes-Oxley Act, or that could affect our ability to comply with other applicable laws.

We may have difficulty obtaining future funding sources, if needed, and we may have to accept terms that would adversely affect stockholders.

We will need to raise funds from additional financing in the future to complete our business plan and may need to raise additional funding in the future to support our operations. We have no commitments for any financing and any financing commitments may result in dilution to our existing stockholders. We may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our stockholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Additionally, we may raise funding by issuing additional convertible notes, which if converted into shares of our common stock would dilute our then stockholders’ interests. Lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions or significant asset sales. If we are unable to raise additional funds, we may be forced to curtail or even abandon our business plan.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions in the future, funding permitting, which may not be available on favorable terms, if at all, we could have difficulty integrating the acquired company’s assets, personnel and operations with our own. We do not anticipate that any acquisitions or mergers we may enter into in the future would result in a change of control of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

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●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

●	the effect of any government regulations which relate to the business acquired;

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or operations, or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition; and

●	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Current global financial conditions have been characterized by increased volatility which could negatively impact our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

Our ability to service our indebtedness will depend on our ability to generate cash in the future.

Our ability to make payments on our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic and market conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash to fund our working capital requirements, capital expenditure, debt service and other liquidity needs, which could result in our inability to comply with financial and other covenants contained in our debt agreements, our being unable to repay or pay interest on our indebtedness, and our inability to fund our other liquidity needs. If we are unable to service our debt obligations, fund our other liquidity needs and maintain compliance with our financial and other covenants, we could be forced to curtail our operations, our creditors could accelerate our indebtedness and exercise other remedies and we could be required to pursue one or more alternative strategies, such as selling assets or refinancing or restructuring our indebtedness. However, such alternatives may not be feasible or adequate.

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Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into the rapidly growing health, wellness and mentoring/life coaching market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to develop and maintain our brand and reputation for our service and product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems arise with our products or services, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

Risks associated with our business and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, risks posed by natural disasters and risks of lawsuits from customers who are injured from or dissatisfied with our services. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

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We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our board of directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

For all of the foregoing reasons and others set forth herein, an investment in our securities in involves a high degree of risk.

Securities Purchase AgreementS

Between November 22, 2021 and December 2, 2021, we entered into four separate Securities Purchase Agreements (collectively, the “Purchase Agreements”) with four accredited institutional investors (collectively, the “Investors”), for the sale of convertible promissory notes in an aggregate principal amount of $2,000,000 (collectively, the “Notes”) and warrants to purchase an aggregate of 13,333,332 shares of the Company’s common stock (collectively, the “Warrants”). The Purchase Agreements, Notes, and Warrants are collectively referred to as the “Transaction Documents”). The Company and the Investors closed the sale of the Notes and Warrants between November 23, 2021 and December 3, 2021. Gross proceeds of $1,800,000 were raised through the sale of the Notes and Warrants.

J.H. Darbie & Co., Inc. acted as placement agent for the offering and was paid a total of $188,000 in placement agent fees of which $98,000 was paid in cash and $90,000 was paid in the form of 1,151,678 shares of restricted common stock from the Company.

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The Purchase Agreements

Pursuant to the Purchase Agreements, the Company was required to use the proceeds of the sale of the Notes for business development and not for the repayment of any indebtedness owed to officers, directors or employees of the Company or their affiliates (except for certain excepted payments not to exceed $115,000 under certain of the Purchase Agreements); any loan, credit, or advance to any officers, directors, employees, or affiliates of the Company; the repayment of any debt issued in corporate finance transactions; any loan to or investment in any other corporation, partnership, enterprise or other person, except in connection with the Company’s currently existing operations; or in violation or contravention of any applicable law, rule or regulation. The Company is not permitted to enter into any public or private offering of the Company’s securities (including convertible securities) with any other investor that is more favorable in any material respect than the Investor’s rights under the Transaction Documents, unless similar terms are granted to the Investor, and is prohibited from entering into certain “variable rate transactions” (including the issuance of convertible securities with a conversion or exercise price that varies with trading prices of the Company’s common stock or is contingent upon a future event relating to the Company’s business or the market for its common stock, or any agreement to issue securities at a future determined price) for as long as the Notes are outstanding. The Company is also required to maintain the listing and trading of its common stock on the principal securities exchange or trading market where such common stock is listed or traded and timely file all required reports with the Securities and Exchange Commission under the Exchange Act, with a penalty of 1% of the purchase price of the Notes to be paid on the date of any reporting failure and every thirty days thereafter until such reporting failure is cured. The Company also granted the Investors piggy-back registration rights (except in connection with underwritten offerings and other customary exceptions) and agreed to indemnify the Investors in connection with certain violations of the Exchange Act or the Securities Act, in connection with the piggy-back registration rights. Each Purchase Agreement includes indemnification obligations of the Company and customary representations and warranties of the Buyers and the Company regarding the purchase and offer and sale of the Notes.

The Notes

Each Note contains a 10% original issue discount, matures one year from its date of issue, and accrues interest at a rate of 10% per annum (16% upon the occurrence of an event of default). The Notes also included expense reimbursements of the Investors in the aggregate amount of $30,000. The Notes do not provide for fixed installment payments, but each Note provides that upon the Company’s receipt of cash proceeds from any source, at the Investor’s option, the Company will immediately apply up to 50% of such proceeds to repay all or any portion of the outstanding principal amount and interest then due under such Note (or up to 100% of the proceeds of any offering of common stock or common stock equivalents that results in the immediate listing for trading of the Company’s common stock on a national stock exchange or Nasdaq, and occurs within 220 days from the date the Notes are issued, referred to as an “Uplist Offering”).

The Notes (including accrued interest thereon) are convertible into shares of the Company’s common stock at any time after the occurrence of an event of default under the Notes, the date that an Uplist Offering has been completed or 10 business days after notice of pre-payment has been provided to the holders by the Company, at a conversion price equal to $0.075 per share; however, if the Company consummates any Uplist Offering on or before 220 calendar days from the issuance date of the applicable Note, the conversion price thereof will be equal to 80% of the offering price per share of the Company’s common stock in such Uplist Offering. Each Note contains a requirement for the Company to reserve a number of shares of common stock equal to the greater of: (i) two times the number of shares of common stock then issuable upon conversion of such Note or (ii) a fixed number of shares of common stock which equal two times the initial number of shares issuable upon conversion of the Note. Each Note provides for a reduction of the conversion price to match the price per share of any dilutive issuance made while the Note is outstanding (other than pursuant to certain customary excepted issuances), provided that no adjustment is required unless the Company fails to consummate an Uplist Offering on or before 220 calendar days after the issuance date of the Note, provided that if such Uplist Offering is not completed within such 220 calendar day period, the conversion price is adjusted for any dilutive issuance which occurred during such 220 calendar day period. The conversion price of the Notes may be adjusted upon the occurrence of certain events, such as a merger, consolidation, exchange of shares, recapitalization, reorganization, or similar events.

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The Notes have priority over all unsecured indebtedness of the Company, and while the Notes are outstanding, the Company is prohibited from incurring any unsecured indebtedness that is senior to or pari passu with the Notes, paying or declaring any dividend or other distribution on shares of capital stock other than dividends in kind and distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Company’s disinterested directors, selling, leasing or otherwise disposing of any significant portion of its assets outside the ordinary course of business and from lending money, giving credit, making advances to or entering into any transaction with any person, firm, joint venture or corporation (other than transactions in existence prior to the issuance of the Notes of which the Investors have been informed in writing prior to closing, transactions with unaffiliated third parties in the ordinary course of business, transactions with unaffiliated third parties not in excess of $100,000).

The Notes contain penalties for the Company’s failure to timely deliver shares due upon conversion thereof. The Notes contain provisions limiting each Investor’s ability to convert any portion of its individual Note if such conversion would cause the Investor’s (or any affiliate of any such Investor’s) holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock. The Notes contain customary events of default, which include failure by the Company to maintain a market capitalization of at least $2,000,000 on any trading day; the suspension, trading halt, or delisting of the Company’s common stock on the principal securities exchange or trading market on which the Company’s common stock is listed or traded; final judgments equal to or greater than $100,000 rendered against the Company; failure to consummate an Uplist Offering within 220 calendar days after the issue date of each Note; and the Company’s failure to comply with the reporting obligations of the Exchange Act. Upon the occurrence of an event of default, the amount of each Note increases by 125% (including principal and accrued interest) and is immediately due and payable. The Company has the right to prepay the Notes by paying 110% of the principal and interest thereon at any time (provided we are required to provide the holders 10 trading days’ prior written notice of such repayment), plus $750 per note holder for administrative fees.

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The Warrants

The Warrants have a term of five years, are exercisable beginning 90 days after the issuance date, and have an exercise price of $0.075 per share; however, if the Company consummates any Uplist Offering on or before 180 calendar days from the grant date of the Warrants, the exercise price will be equal to 120% of the offering price per share of the Company’s common stock in such Uplist Offering. If the exercise price is lower than the highest traded price of the Company’s common stock during the 150 trading days prior to the date of exercise and the shares underlying the Warrants are not registered, the Warrants may be exercised via cashless exercise (with the formula for such cashless exercise being set forth in the Warrants, and based on such highest traded price within the last 150 days). The exercise price and the number of shares underlying the Warrant will be adjusted to account for any dividend or distribution by the Company to the holders of its common stock. Each Warrant provides for a reduction of the exercise price to match the price per share of any dilutive issuance made while the Warrant is outstanding (other than in connection with stock plan issuances and other customary exceptions). Such reduction of the exercise price will not apply to the Uplist Offering if the Uplist Offering is consummated on or before 180 calendar days after the grant date of the Warrant. The exercise price of the Warrants is subject to customary adjustment upon the occurrence of certain events, such as a subdivision (by any stock split, stock dividend, recapitalization or otherwise) of the Company’s common stock.

Each Warrant contains a requirement for the Company to reserve two times the number of shares of common stock issuable upon the exercise of such Warrant. If the Company undertakes certain fundamental transactions (such as certain mergers, exchanges, or the sale of substantially all of the Company’s assets) while the Warrants are outstanding, the Investors will have the right to receive any consideration received by the record holders of the Company’s common stock as a result of such fundamental transaction and the exercise price of the Warrants will be adjusted to account for such additional consideration. The Warrants contain provisions limiting each Investor’s ability to exercise the Warrants if such exercise would cause the Investor’s (or any affiliate of any such Investor) holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock.

Use of Proceeds

We are registering the shares of common stock for the benefit of the selling stockholders. We are not selling any securities under this prospectus and we will not receive any of the proceeds from the sale or other disposition by the selling stockholders or their transferees of the shares of common stock covered hereby. However, to the extent that the Warrants are exercised for cash, we will receive up to $1,000,000 (assuming the exercise price of the Warrants, which is subject to adjustment as discussed above, remains at $0.075 per share) which amount we plan to use for working capital and general corporate purposes. However, the timing and manner of use of the net proceeds may vary, depending on the amount of actual proceeds received from the exercise of the Warrants, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. To the extent that any shares of common stock issuable upon exercise of the Warrants are not registered under an effective registration statement under the Securities Act, such unregistered Warrants or portion thereof are exercisable on a cashless basis pursuant to the terms of the Warrant agreements.

We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock referenced in this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.

See “Selling Stockholders” and “Plan of Distribution” described below.

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Determination of Offering Price

The selling stockholders will offer the shares at the prevailing market prices or privately negotiated price. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Description of Capital Stock

The following information describes our common stock and preferred stock, as well as certain provisions of our Articles of Incorporation and Bylaws, as amended and restated (the “Bylaws”). This description is only a summary. You should also refer to our Articles of Incorporation and Bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Description of Capital Stock

Our authorized capital stock consists of 195,000,000 shares of common stock with a $0.0001 par value per share, and 5,000,000 shares of preferred stock with a $0.0001 par value per share. As of the date of this prospectus, we have designated three shares of Series A Preferred Stock and 2,000,000 shares of Series B Preferred Stock. As of the date of this prospectus, there are 97,286,902 shares of common stock issued and outstanding, one share of Series A Preferred Stock issued and outstanding and no shares of Series B Preferred Stock issued and outstanding. The following is a summary of the material provisions of the common stock and preferred stock provided for in our Articles of Incorporation and Bylaws. For additional detail about our capital stock, please refer to our Articles of Incorporation and Bylaws.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Nevada law, our Articles of Incorporation, as amended or Bylaws, as amended. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

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Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Preferred Stock

On May 18, 2020, the board of directors of the Company approved the filing of (a) an Amended and Restated Certificate of Designation of the Company’s Series A Preferred Stock (the “Series A Preferred Stock” and the “Series A Designation”); and (b) an Amended and Restated Certificate of Designation of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock” and the “Series B Designation”), with the Secretary of State of Nevada, which designations were filed with, and became effective with, the Secretary of State of Nevada on the same date. The Series A Designation designated three shares of Series A Preferred Stock and the Series B Designation designated 2,000,000 shares of Series B Preferred Stock.

Series A Preferred Stock

The Series A Designation provides for the Series A Preferred Stock to have the following rights:

Dividend Rights. The Series A Preferred Stock do not accrue dividends.

Liquidation Preference. The Series A Preferred Stock have no liquidation preference.

Conversion Rights. The Series A Preferred Stock have no conversion rights.

Voting Rights. For so long as any shares of Series A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, have the right to vote on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting) equal to sixty percent (60%) of the total vote (the “Total Series A Vote” and the “Voting Rights”). For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 15,000 shares, out of a total number of 25,000 shares voting.

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Additionally, so long as Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock, (ii) effect any reclassification of the Series A Preferred Stock, (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series A Preferred Stock; or (iv) amend, alter or repeal any provision of the Series A Designation (except in connection with certain non-material technical amendments).

Notwithstanding the above, no shares of Series A Preferred Stock held by any person who is not a then member of the board of directors of the Company (each a “Non-Director Holder”), shall have any Voting Rights and the Voting Rights of all other shares of Series A Preferred Stock (including, but not limited to the Total Series A Vote) shall be calculated without regard to, and without taking into account, the shares of Series A Preferred Stock held by such Non-Director Holder.

Redemption Right. The Company has the option in its sole discretion, at any time, with the majority consent or approval of the board of directors of the Company, to redeem any outstanding shares of Series A Preferred Stock of the Company held by any Non-Director Holder, by paying the Non-Director Holder(s) a redemption price of $1.00 per share for each such Series A Preferred Stock shares redeemed (the “Redemption Amount”, and each a “Redemption”). The payment by the Company to the Non-Director Holder (at such Non-Director Holder’s address of record) of the Redemption Amount in connection with a Redemption automatically results in the cancellation, termination and invalidation of any outstanding Series A Preferred Stock held by a Non-Director Holder or his, her or its assigns.

Purchase Right. In the event the Company is legally prohibited from exercising the redemption right discussed above, any one or more of the other holders of the Series A Preferred Stock, other than any Non-Director Holder(s) (the “Director Holders”), have the option, exercisable in their sole discretion, to purchase their pro rata share of any shares of Series A Preferred Stock held by any Non-Director Holder(s) for $1.00 per share of Series A Preferred Stock (the “Purchase Amount”, and the “Purchase”). The payment by the Director Holder(s) of the Series A Preferred Stock to the Non-Director Holder of the Purchase Amount automatically, and without any required action by the Director Holder(s) or the Non-Director Holder, results in the transfer of the rights to, and ownership of, such Series A Preferred Stock held by a Non-Director Holder or his, her or its assigns, to the Director Holder(s), pro rata with their payment of the Purchase Amount.

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Protective Provisions. Subject to the rights of series of preferred stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Company cannot without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a) Issue any additional shares of Series A Preferred Stock after the original issuance of shares of Series A Preferred Stock;

(b) Increase or decrease the total number of authorized or designated shares of Series A Preferred Stock;

(c) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock;

(d) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(e) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in the Series A Designation.

Transfer Restrictions. Each holder of Series A Preferred Stock is prohibited from Transferring any shares of Series A Preferred Stock. “Transfer” means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise.

A total of one share of Series A Preferred Stock is currently outstanding.

Series B Convertible Preferred Stock

The Series B Designation provides for the Series B Preferred Stock to have the following rights:

Dividend Rights. The Series B Preferred Stock does not accrue any dividends, but the Series B Preferred Stock holders are entitled to share in dividends paid to the holders of the Company’s common stock to the same extent that such holders would have received such dividends had they converted the Series B Preferred Stock into common stock pursuant to the conversion rights discussed below.

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Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (each a “Liquidation Event”), the holders of Series B Preferred Stock are entitled to receive pari passu with any distribution of any of the assets of the Company to the holders of the Company’s common stock, but not prior to any holders of senior securities (which include holders of capital leases, other preferred stock and debt holders, and banks or others, which hold priority liquidation preferences over the assets of the Company), which holders of the senior securities have priority to the distribution of any assets of the Company, an amount per share for each share of Series B Preferred Stock held by them equal to $1.00 per share.

Conversion Rights. Each share of Series B Preferred Stock may be converted, at the option of the holder thereof, into that number of shares of common stock of the Company as equals $1.00 divided by 90% of the average of the volume weighted average prices (“VWAP”) of the Company’s common, for the five trading days immediately preceding the date the notice of conversion is received, with any remainder rounded to the hundredths place. Notwithstanding the above, at no time may the Series B Preferred Stock be converted into shares of our common stock by any holder, if such conversion would result in such holder thereof and its affiliates owning an aggregate of in excess of 4.999% of the then outstanding shares of our common stock, which amount may be increased to 9.999% on a per holder basis, upon 61 days’ prior written notice.

Voting Rights. The Series B Preferred Stock have no voting rights on general corporate matters, provided that the Series B Designation does contain customary protective provisions restricting the Company’s ability to undertake any of the following without the approval of a majority in interest of such shares of Series B Preferred Stock:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

(b) Re-issue any shares of Series B Preferred Stock converted pursuant to the terms of the Series B Designation;

(c) Issue any shares of Series B Preferred Stock other than pursuant to a specified securities purchase agreement;

(d) Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series; or

(e) Amend or waive any provision of the Company’s Articles of Incorporation or Bylaws relative to the Series B Preferred Stock so as to affect adversely the shares of Series B Preferred Stock in any material respect as compared to holders of other series of shares.

Redemption Rights. The Series B Preferred Stock have no redemption rights.

No shares of Series B Preferred Stock are currently outstanding.

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Anti-Takeover Provisions Under the Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statutes (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder and places certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its Articles of Incorporation. We do not have such a provision in our Amended and Restated Articles of Incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person. The NRS control share statutes only apply to issuers that have 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding such date; and whom do business in Nevada directly or through an affiliated corporation. We do not currently meet these requirements and as such these provisions do not apply to us.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We do not have a provision in our Amended and Restated Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for stockholders to remove Directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

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Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our Articles of Incorporation and Bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, with our stockholders only allowed to fill such a vacancy if not filled by the board;

●	the super majority voting rights of our Series A Preferred Stock, to the extent such shares are held by members of our board of directors;

●	the ability of our board of directors to alter our Bylaws without obtaining stockholder approval; and

●	the requirement that a special meeting of stockholders may be called only by the board of directors, the Chairman of the Board, the President or a committee of the board of directors duly designated and whose powers and authority include the power to call meetings may call special meetings of the Company.

Listing

Our common stock is traded on the OTCQB Market under the symbol “AMIH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Ave, Brooklyn, NY 11219. Its telephone number is (800) 937-5449.

Plan of Distribution

We are registering the shares of common stock covered by the registration statement of which this prospectus is a part, which are issuable to the selling stockholders upon the conversion of Notes and upon the exercise of Warrants, to permit the resale of these shares of common stock by the selling stockholders from time to time from after the date of this prospectus.

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Each selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on the over-the-counter market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, to the extent permitted by law;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling stockholders, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Each selling stockholder has informed us that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

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The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The selling stockholders may not sell any or all of the shares of common stock we registered on behalf of the selling stockholders pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock registered herein will be freely tradable in the hands of persons other than our affiliates.

Selling Stockholders

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 42,666,665 shares of common stock through this prospectus, including up to 29,333,333 shares of common stock issuable upon conversion of Notes and 13,333,332 shares of common stock issuable upon exercise of outstanding Warrants, each described in greater detail above under “Securities Purchase Agreement”.

We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in “Plan of Distribution”. As of the date of this prospectus, there are 97,286,902 shares of our common stock issued and outstanding.

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The following table sets forth, as of the date of this prospectus, the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

There are no agreements between the Company and any selling stockholder pursuant to which the shares subject to this registration statement were issued except as discussed above under “Securities Purchase Agreement”. None of the selling stockholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three years unless disclosed in the footnotes below.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)				Number of Shares of		Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (#)
Name of Selling Stockholder	Number		Percentage		Common Stock Being Offered		Number	Percentage
Mast Hill Fund, L.P. (2)	4,048,335	(10)	4.99	%(10)	16,000,000	(6)	–	–
Blue Lake Partners, LLC (3)	4,048,335	(10)	4.99	%(10)	10,666,666	(7)	–	–%
Talos Victory Fund, LLC (4)	4,048,335	(10)	4.99	%(10)	10,666,666	(8)	–	–%
LGH Investments, LLC (5)	4,048,335	(10)	4.99	%(10)	5,333,333	(9)	–	–%
					42,666,665

* Less than one percent (1%).

# Assumes the sale of all shares offered herein.

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(1) “Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The percentage is based upon 97,286,902 shares of our common stock outstanding as of April 21, 2022.

(2) Address: 48 Parker Road, Wellesley, MA 02482. Patrick Hassani is the Chief Investment Officer of Mast Hill Fund, L.P. and has voting and investment power over these securities.

(3) Address: 3411 Silverside Road, Tatnal Building #104, Wilmington, DE 19810. Craig Kesselman is a managing member of Blue Lake Partners, LLC. and has voting and investment power over these securities.

(4) Address: 348 Cambridge Street #101, Woburn, MA 01801. Thomas Silverman is a managing member of Talos Victory Fund, LLC. and has voting and investment power over these securities.

(5) Address: 6170 Tiki Ct., San Diego, CA 92130. Lucas Hoppel is a managing member of LGH Investments, LLC. and has voting and investment power over these securities.

(6) Represents (1) 5,000,000 shares of common stock issuable upon exercise of Common Stock Purchase Warrants granted to the selling stockholder, providing such selling stockholders the right to purchase 5,000,000 shares of common stock at an exercise price of $0.075 per share, subject to adjustment; and (2) up to 11,000,000 shares of common stock of the Company issuable, upon conversion of principal and accrued interest at maturity pursuant to a $750,000 Note acquired by the selling stockholder on November 22, 2021, at the option of the holder thereof.

(7) Represents (1) 3,333,333 shares of common stock issuable upon exercise of Common Stock Purchase Warrants granted to the selling stockholder, providing such selling stockholders the right to purchase 3,333,333 shares of common stock at an exercise price of $0.075 per share, subject to adjustment; and (2) up to 7,333,333 shares of common stock of the Company issuable, upon conversion of principal and accrued interest at maturity pursuant to a $500,000 Note acquired by the selling stockholder on December 2, 2021, at the option of the holder thereof.

(9) Represents (1) 3,333,333 shares of common stock issuable upon exercise of Common Stock Purchase Warrants granted to the selling stockholder, providing such selling stockholders the right to purchase 3,333,333 shares of common stock at an exercise price of $0.075 per share, subject to adjustment; and (2) up to 7,333,333 shares of common stock of the Company issuable, upon conversion of principal and accrued interest at maturity pursuant to a $500,000 Note acquired by the selling stockholder on November 30, 2021, at the option of the holder thereof.

(9) Represents (1) 1,666,666 shares of common stock issuable upon exercise of Common Stock Purchase Warrants granted to the selling stockholder, providing such selling stockholders the right to purchase 1,666,666 shares of common stock at an exercise price of $0.075 per share, subject to adjustment; and (2) up to 3,666,667 shares of common stock of the Company issuable, upon conversion of principal and accrued interest at maturity pursuant to a $250,000 Note acquired by the selling stockholder on December 1, 2021, at the option of the holder thereof.

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(10) The Notes and Warrants contain provisions limiting each holder’s ability to convert/exercise such security, if such conversion/exercise would cause the holder’s (or any affiliate of any such holder’s) holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock. As such, the number of shares of common stock beneficially owned prior to this offering represents 4.99% of the Company’s current outstanding shares of common stock.

Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of April 28, 2022 (the “Date of Determination”) by (i) each Named Executive Officer, as such term is defined in “Executive and Director Compensation”, (ii) each member of our board of directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of our common stock or preferred stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our stock listed as owned by such person. The address of each person is deemed to be the address of the Company unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Date of Determination, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages are based upon 97,286,902 shares of our common stock outstanding as of the Date of Determination.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, as of the Date of Determination, (a) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our common or preferred stock. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 7950 Legacy Drive, Suite 400, Plano, Texas 75024.

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Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Common Ownership Percentage	Series A Preferred Stock Shares Beneficially Owned	Series A Preferred Stock Percentage (1)	Total Voting Percentage (2)
Officers and Directors
Jacob D. Cohen	27,500,000	(3)	28.3%	1	100%	71.4%
Alejandro Rodriguez	4,000,000	(4)	4.1%			1.7%
Verdie Bowen	1,500,000		1.5%			*
Sultan Haroon	-		-		-	-
Maja Matthews	-		-		-	-
Peter “Casey” Jensen	414,112		*			- *
Dr. Kenny Myers	163,043		*		-	- *
Lorraine D’Alessio	163,043		*			- *
Dr. Craig Hewitt	-		-	-		- *
All officers and directors as a group	33,251,069		34.7%	1	100%	73.1%

Greater than 5% Shareholders
Cavalry Fund I LP (5)	5,023,352		5.0%	—	—%	2.1%
L1 Capital Global Opportunities Master Fund (6)	8,081,267		8.1%	—	—%	3.3%

* Less than 1%.

(1) The Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to sixty percent (60%) of the total vote, so long as such shares are held by directors of the Company.

(2) Based on 240,983,562 total voting shares, including 97,286,902 shares voted by our common stockholders and 143,696,660 voting shares voted by our Series A Preferred Stock holder, Mr. Cohen (see also footnote 1).

(3) The shares of common stock are held in the name of Cohen Enterprises, Inc., which shares Mr. Cohen is deemed to beneficially own due to his ownership of 100% of Cohen Enterprises and his position as President thereof.

(4) The shares of common stock are held in the name of Landa Rodriguez Holdings, LLC., which shares Mr. Rodriguez is deemed to beneficially own due to his control position and majority ownership thereof.

(5) Address: 82 E. Allendale Rd., Ste 5B, Saddle River, NJ 07458. Cavalry Fund I Management LLC, the investment manager of Cavalry Fund I LP, has voting and investment power over these securities. Thomas Walsh is the managing member of Cavalry Fund I Management LLC, which is the general partner of Cavalry Fund I LP. Thomas Walsh disclaims beneficial ownership over these securities. Based solely on the Schedule 13G/A filed by Cavalry Fund I LP on February 4, 2022, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

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(6) Address: 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman, Cayman Islands KY1-1001. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund Ltd. As such, L1 Capital Global Opportunities Master Fund Ltd, Mr. Feldman and Mr. Arber may be deemed to beneficially own the shares of the Company held by L1 Capital Global Opportunities Master Fund. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. Based solely on the Schedule 13G/A filed by L1 Capital Global Opportunities Master Fund on February 14, 2022, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

Change of Control

The Company is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

Dividend Policy

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Legal Matters

The validity of the securities offered by this prospectus have been passed upon for us by The Loev Law Firm, PC. David M. Loev, the Managing Partner of The Loev Law Firm, PC (who is the brother in-law of Jacob Cohen, our Chief Executive Officer), owns 1,000,000 shares of the Company’s common stock. The securities are subject to a lock-up agreement (expiring January 22, 2023), preventing the sale or transfer of such shares without the written approval of the Company, except to affiliates of the holder, who agree to be bound by the same terms.

Experts

The audited financial statements of American International Holdings Corp. and its subsidiaries as of December 31, 2021 and 2020, and for the years then ended, included in this prospectus have been audited by M&K CPAS, PLLC, Houston, Texas, independent registered public accounting firm, as stated in their report date dated March 29, 2022, which is included herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Description of Business

The following discussion should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this prospectus.

Overview

The Company is headquartered in Plano, Texas, and is an investor, developer and asset manager with diversified assets across the healthcare supply chain. The Company’s portfolio encompasses telemedicine and other virtual health platforms, subscriber based primary care and concierge medicine plans, preventative care solutions and wellness related assets such as mental and behavioral health services, as well as its own proprietary life coaching platform. The Company provides its various services through direct-to-consumer and business-to-business distribution channels and is focused on developing, acquiring and bringing to market technologies and solutions that we believe can advance the quality of life for the global community. Additionally, the Company seeks opportunities to acquire and grow businesses that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

Corporate Structure

The Company currently is the parent to ten subsidiaries, of which seven are wholly-owned subsidiaries and three (3) are majority-owned subsidiaries. In 2021, the Company ceased operations of five of its ten subsidiaries in order to focus on the subsidiaries that better aligned with the purpose of the Company and its ongoing business plan.

ZIPDOCTOR, INC. – 100% OWNED

On April 28, 2020, the Company incorporated a wholly-owned subsidiary, ZipDoctor, Inc. (“ZipDoctor”) in the state of Texas. ZipDoctor launched its online, direct-to-consumer subscription-based telemedicine platform www.ZipDoctor.co in the third quarter of 2020. ZipDoctor provides its customers with unlimited, 24/7 access to board certified physicians and licensed mental and behavioral health counselors and therapists via a newly developed, monthly subscription-based online telemedicine platform. ZipDoctor’s online telemedicine platform is available to customers across the United States and offers bilingual coverage (English and Spanish), with virtual visits taking place either via the phone or through a secured video chat platform. ZipDoctor customers subscribe through the website and are only required to pay a monthly fee, which is determined based on whether they are an individual, a couple, or a family. ZipDoctor is currently being sold on a direct-to-consumer basis, with an emphasis on digital marketing and advertising.

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Digital Marketing Initiative: The ZipDoctor website was originally designed to be marketed and sold primarily using a digital and social media advertising campaign. Shortly after the website’s launch, ZipDoctor began to advertise on Google pay per click (PPC), search engine optimization (SEO), Facebook and Instagram. Shortly after launching, the Company decided to shift the focus of its marketing to a direct sales approach, resulting in the formation and launch of EPIQ MD, Inc. (discussed below).

Going Forward Strategy: With EPIQ MD, Inc. taking over the sales and marketing of the direct-to-consumer telemedicine platform, ZipDoctor has changed its business plan to focus on developing customized telemedicine solutions for niche, or specialty care, areas of medicine.

Telemedicine Platform Provider for Pharmacies. ZipDoctor is targeting relationships with specialty compound pharmacies seeking both an online telemedicine platform and a network of doctors to assist in facilitating patient online visits and to streamline the medical intake, patient demographics, health insurance verifications and overall prescription process. In exchange, ZipDoctor expects to receive a monthly fee on a per-patient per month basis for this customized access to the telemedicine platform. The initial focus is on Texas based pharmacies, however, if successful in Texas, ZipDoctor plans to expand its customized telemedicine solution to pharmacies across the United States, funding permitting.

On August 15, 2021, ZipDoctor entered into a Telemedicine Services Agreement (the “Services Agreement”) with Murphy RX, LLC (“Murphy”), a Texas-based specialty pharmacy, which has since ceased operations as of January 31, 2022. Pursuant to the Services Agreement, ZipDoctor agreed to provide Murphy with access to its centralized technology platform, to collect and manage patient demographics, and access to telemedicine services. Murphy agreed to pay ZipDoctor a monthly fee on a per-patient basis for the use of the technology platform and for access to primary care telemedicine services. ZipDoctor also agreed to provide continued support for the ZipDoctor website through the term of the agreement. The Services Agreement is no longer in effect, as Murphy ceased operations effective as of January 31, 2022.

As of the date of this prospectus, ZipDoctor has approximately 100 total members subscribed to its subscription-based telemedicine platform at www.ZipDoctor.co. Monthly subscription payments range from $25/month to $45/month, depending on how many family members are included, and provide members with unlimited, 24/7 access to board certified physicians and licensed mental and behavioral health counselors and therapists.

EPIQ MD, INC. – 100% OWNED

On October 23, 2020, the Company incorporated a wholly-owned subsidiary, EPIQ MD, Inc. (“EPIQ MD”) in the state of Nevada. EPIQ MD is a direct-to-consumer, telemedicine and healthcare company targeting Americans who are uninsured or underinsured. The EPIQ MD service offering is a convergence of primary care telemedicine, preventative care services and wellness programs – under the EPIQ MD brand and on a single platform. EPIQ MD markets and sells its services direct to end-use consumers, as well as through business-to-business (B2B) efforts, by focusing on employers in the targeted industries.

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Products & Services

EPIQ MD’s telemedical services revolve around three services (1) primary care, (2) mental health care, and (3) prevention. Using cloud-based software, EPIQ MD has been able to merge these services under a single platform.

Primary care with EPIQ MD connects users to board certified doctors and medical professionals who can treat most non-emergency conditions using telemedicine. Similarly, EPIQ MD’s mental health services connect users with licensed therapists and counselors. As for EPIQ MD’s preventive care, the Company is using data driven technologies (wearables and apps), nutritionist and lab services, to help attempt to mitigate chronic diseases and the risk factors associated with them. In the future, funding permitting, EPIQ MD plans to add in-home medical devices to record vital information, offering what we believe to be the ambit of services between patient and doctor via the use of EPIQ MD’s telemedicine platform.

EPIQ MD also provides its subscribers with an option to participate in two premium add-on services, EPIQ LUX and EPIQ Paws. EPIQ LUX provides subscribers with discounts to ancillary healthcare related services such as laboratory services, dental and vision discount plans, prescription drug discounts, and imaging services and EPIQ Paws provides subscribers with access to virtual consultations with licensed veterinarians.

As of the date of this prospectus, EPIQ MD has nominal subscribers as it is expanding its marketing initiatives. However, EPIQ MD is currently registered to do business and is being marketed in Alaska, Georgia, Illinois, Texas, Arizona, New Mexico, Colorado, Louisiana, Mississippi, Alabama, Florida, Nevada and Utah. To ensure the highest quality control, it plans to scale up its full-service coverage incrementally to all 50 U.S. states by year-end 2022, funding permitting.

Marketing Strategy

With approximately 30 million people uninsured in the United States (according to 2019 Congressional Budget Office estimates) and 45 percent of U.S. adults between ages of 19 and 64 being inadequately insured (according to a February 2019 Survey Brief by the Commonwealth Fund), and an estimated 530,000 families turning to bankruptcy each year due to medical expenses (according to a study published in the March 2019 American Public Journal of Health), the Company sees an opportunity to make a positive impact in the lives of these uninsured or underinsured people. We believe that this is the demographic that the healthcare system has abandoned, ignored and/or left behind and is what we believe to be a largely underserved group.

To grow its subscriber base, EPIQ MD has implemented its own direct-to-consumer distribution channel referred to as the “Ambassador Program”. The Ambassador Program is intended to allow social influencers, community leaders and entrepreneurial-minded sales agents to market and sell EPIQ MD’s services across the nation, on a commission-only basis.

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Market Opportunity

As previously described above, with approximately 30 million people uninsured in the United States and 45 percent of U.S. adults between ages of 19 and 64 being inadequately insured, EPIQ MD believes that their service offerings will be instrumental in reaching these Americans and plans to reach this demographic through its own direct-to-consumer distribution channel, or Ambassador Program, and through its commercial division that will target small and medium sized businesses (SMB’s) and municipalities.

According to a 2020 study by the Kaiser Family Foundation, a leading industry research firm (“Key Facts About the Uninsured Population”), the high cost of insurance is one of the main reasons individuals lack coverage (in 2019, 73.7% of uninsured adults said they were uninsured because the cost of coverage was too high); and, individuals with income below 200% of the Federal Poverty Level (FPL) are at the highest risk of being uninsured.

We see a significant opportunity to market to these uninsured and/or underinsured persons, and believe that our low-cost, flat rate, telemedical services can be an attractive alternative to those persons seeking lower cost health services.

LIFE GURU, INC. – 51% OWNED

On May 15, 2020, the Company acquired a 51% interest in Life Guru, Inc., a Delaware corporation (“Life Guru”). Life Guru owns www.LifeGuru.me – a website dedicated to providing an online platform to connect consumers to a variety of mentors, professionals, life coaches and career coaches. Upon final launch of the platform, it will include functionality enabling: life coaches from around the world to access and subscribe to the Life Guru platform; and consumers to filter their life coach options by geographic location, language and even the type of currency they would like to pay with. While Life Guru is free to consumers, it generates revenues by charging monthly subscription fees to coaches participating on the platform. Further, and depending on the type of subscription plan the life coach chooses to participate in, Life Guru receives a percentage of the per session fees generated and earned between the consumer and the life coach.

Since the LifeGuru.me website was launched around March 2021, Life Guru has been working to optimize the website for mobile and completing integration with its merchant account provider to automate monthly payouts to coaches. LifeGuru is currently in the process of marketing and onboarding coaches onto the platform.

Industry Trends

Life coaching has been the second fastest growing industry in the world for over ten consecutive years, behind the information technology sector (according to a May 2016 article posted at Forbes.com). The global Personal Development Industry (including market segments from holistic approaches, motivational speakers, inspirational websites, personal coaching, and other forms of personal development) was valued at approximately $38.28 billion in 2019 and is expected to grow at a compound annual growth rate (CAGR) of 5.1% from 2020 to 2027 (according to a July 2020 report by Grand View Research). Moreover, Life Guru believes that improving social skills and focusing on critical areas for self-awareness, such as emotions, character traits, habits, individual values, and the psychological need that shapes the day-to-day behavior of individuals are gaining importance.

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Operational, Technological & Cost Advantages

We anticipate that coaches that subscribe to the Life Guru platform will benefit from Life Guru’s investment in digital marketing and promotion, enabling them to reach customers and providing increased visibility. Life Guru has developed a proprietary technology platform for coaching online, as well as proprietary video conferencing capabilities for coaching interactively. Through our existing marketing partnerships, Life Guru believes it has access to sales tools which allow the effective marketing of coaches across all major social media platforms, including and most importantly, LinkedIn. LifeGuru.me is mobile-friendly and can run smoothly on many platforms, making it highly scalable.

Subscriptions

Life Guru offers free membership for all consumers to gain access to the site and search for life coaches. Life Guru’s model is to charge coaches, and not members, for the use of its services. The Company currently offers three different subscription levels to life coaches, with varying levels of promotion on the Life Guru site, prominence of search results, and commissions payable. As of the date of this prospectus, Life Guru has no members and approximately 200 total life coaches that have signed up and created profiles on the platform.

Growth Objectives

In addition to marketing Life Guru directly to consumers, Life Guru intends to implement packages to be sold to various businesses and corporations, which can, in turn, be marketed as a corporate benefit by employers. Life Guru calls this “Life Guru Corporate”. A recent survey of 256 companies by the National Alliance of Healthcare Purchaser Coalitions, a nonprofit employer group, found that 53% of employers are providing special emotional and mental health programs for their workforce in the wake of the pandemic. Life Guru believes that Life Guru Corporate represents important potential upside in targeting the business and corporate world, and providing services to employees on an ongoing basis. Life Guru Corporate can only be developed once the platform has achieved a reputable brand and a substantial amount of high-quality business coaches are engaged, and Life Guru does not anticipate launching Life Guru Corporate with fewer than 200 life coaches, provided Life Guru’s projected milestones are met.

MANGOCEUTICALS, INC. – 80% OWNED

On October 7, 2021, the Company incorporated Mangoceuticals, Inc. (“Mangoceuticals”) in the state of Texas with the intent of focusing on developing, marketing and selling a variety of men’s wellness products and services via a telemedicine platform. To date, the Company has identified men’s wellness telemedicine services and products as a growing sector in the most recent years and especially related to the areas of erectile dysfunction and hair loss products. In this regard, Mangoceuticals is currently in the process of developing and preparing to market a new brand of erectile dysfunction (ED) products that delivers fast acting results through a proprietary combination of FDA approved ingredients.

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Mangoceuticals plans to market and sell this new brand of ED products exclusively online and will require the use of a telemedicine visit, a doctor’s prescription and the fulfillment of the prescription by pharmacy licensed in the state in which the customer resides. Mangoceuticals plans to rely heavily on digital and social media marketing through channels such as Facebook, Instagram, Twitter, Snap Chat and TikTok and further has plans to use digital marketing with the goal of creating viral marketing campaigns, using social media influencers and celebrities, funding permitting.

Our goal is to eventually sell this new brand of ED products nationwide and to use EPIQ Scripts (described below) as its mail order pharmacy to fulfill the ED prescriptions. Mangoceuticals is currently in the branding and development stage of this ED product and anticipates a planned and limited launch in the Texas market in the second quarter of 2022 with the intent of expanding its marketing initiatives at a pace in which Epiq Scripts obtains additional state licenses across the United States.

Subsequent to incorporation, Mangoceuticals issued 1,000,000 shares of common stock each to Jacob D. Cohen, the Chief Executive Officer of the Company, and a third party, in consideration for services rendered. As a result, Mangoceuticals is currently 80% owned by the Company.

EPIQ SCRIPTS, LLC – 51% OWNED

On January 24, 2022, the Company formed EPIQ Scripts, LLC (“EPIQ Scripts”) in the state of Texas. EPIQ Scripts has been established with the intent of operating as a close-door online mail order pharmacy with a specific target and vision to obtain licenses in all 50 states across the U.S., of which no state licenses have been obtained as of the date of this prospectus. EPIQ Scripts also plans to seek to become accredited with the most respected and highly recognized authorities in the industry, such as Utilization Review Accreditation Commission (URAC), Legit Script, Accreditation Commission for Health Care (ACHC), and National Association of Boards of Pharmacy (NABP) Digital Pharmacy. EPIQ Scripts also intends to obtain in-network contracts with all major Pharmacy Benefit Managers (PBM) and insurance payors.

Market Opportunity

It is anticipated that if licenses, accreditations and in-network contracts are secured in all 50 U.S. states, EPIQ Scripts will be able to market itself to the many up and coming telemedicine companies that have been on the rise since early 2020. Pursuant to a July 9, 2021 article published by McKinsey & Company, according to a study taken by McKinsey & Company, in April 2020, overall telehealth utilization for office visits and outpatient care was 78 times higher than in February 2020. Even though telemedicine use has now leveled off as in-person visits have returned, McKinsey & Company is still consistently seeing use that is 38 times higher than pre-pandemic numbers. Furthermore, a majority of Americans have now tried out telehealth. According to an article published at Sykes.com, a March 2021 survey of 2,000 U.S. adults undertaken by Sykes.com found that by March 2021, more than 61% of such surveyed individuals had made a telehealth/telemedicine appointment, which is a massive increase from just 19.5% a year prior, according to Sykes. We further believe that telemedicine use is now widespread across demographics.

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We believe the significant increases in demand for telemedicine has created a vacuum for pharmacies that have the capabilities to handle the prescription volume generated by these platforms. We believe that EPIQ Scripts’ planned mail order pharmacy, which is expected to have advanced API capabilities and infrastructure and be supported with nationwide licenses and accreditations can position itself to capitalize on the current market opportunity.

EPIQ Scripts has currently filed with the Utilization Review Accreditation Commission (URAC) to obtain its pharmacy accreditation and is in the process of obtaining its first state license in the State of Texas, which it anticipates receiving in April 2022. Once the Texas state license is obtained, EPIQ Scripts will be able to apply for additional state licenses until they have obtained all 50 state licenses, with some state licenses easier to obtain and quicker to obtain than others. EPIQ Scripts intends to have licenses to operate in all 50 states by the first quarter of 2023.

* * * * * *

The Company intends to continue to grow its business both organically and through identifying acquisition targets over the next 12 months in the telemedicine, life coaching and wellness space, funding permitting. As these opportunities arise, the Company will determine the best method for financing its growth which may include the issuance of additional debt instruments, common stock, preferred stock, or a combination thereof, any one or more of which may cause significant dilution to existing shareholders. The Company requires approximately $5 million to implement its current business strategy for its different subsidiaries and to support potential growth. We expect to raise funds in the future through the sale of debt and/or equity in order to allow us to operate for the next twelve months, and may need to raise further additional capital in order to expedite our growth through acquisitions, none of which are currently planned. There is no assurance that we will be successful in raising such funds and if we do raise funds, this may result in substantial dilution to current investors.

DISCONTINUED OPERATIONS:

MEDICAL SPA AND WELLNESS

The Company previously operated three wholly-owned subsidiaries that were in the Medical Spa and Wellness Sector (collectively hereinafter referred to as “MedSpa”, or “VISSIA”), the operations of which were discontinued in October 2020:

1.	VISSIA MCKINNEY, LLC (F/K/A NOVOPELLE DIAMOND, LLC) – 100% OWNED

VISSIA McKinney was a physician supervised, medical spa and wellness clinic that offered a full menu of wellness services including anti-aging, weight loss and skin rejuvenation treatments and was located at 5000 Collin McKinney Parkway, Suite 150, McKinney, Texas 75070.

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2.	VISSIA WATERWAY, INC. (F/K/A NOVOPELLE WATERWAY, INC.) – 100% OWNED

VISSIA McKinney was a physician supervised, medical spa and wellness clinic that offered a full menu of wellness services including anti-aging, weight loss and skin rejuvenation treatments and was located at 25 Waterway, Suite 150, The Woodlands, Texas.

3.	NOVOPELLE TYLER, INC. – 100% OWNED

On December 3, 2019, the Company formed and organized Novopelle Tyler, Inc. in the State of Texas with the plan to come to terms on a retail location for a new med spa to be located in Tyler, Texas. The Company no longer intends to open this location and no activity has been performed under this entity to date.

* * * * *

As a result of COVID-19 and ‘stay-at-home’ and social distancing orders issued in McKinney and The Woodlands, Texas, we had to close both of our then operational MedSpas, VISSIA McKinney and VISSIA Waterway, Inc., effective March 10, 2020, and which resulted in both the loss of income and the loss of substantially all of our MedSpa employees, who had to be let go. VISSIA Waterway, Inc. reopened effective June 21, 2020 and VISSIA McKinney reopened effective August 8, 2020. However, due to the termination of employees associated with the shutdown we were forced to expend resources to attract, hire and train completely new staff for preparation of the re-launchings. Notwithstanding the re-openings, customer traffic and demand at our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations failed to rebound to pre-COVID-19 levels due to COVID-19 and the pandemic’s effects on the economy, and because we were unable to predict the length of the pandemic or ultimate outcome thereof, and further due to our limited capital resources, effective on October 25, 2020, we made the decision to close both our VISSIA Waterway, Inc. and VISSIA McKinney locations. Our former MedSpa operations and assets are included under discontinued operations in the statement of operations and balance sheet included herein for the year ended December 31, 2021 and for the year ended, December 31, 2020.

4.	CAPITOL CITY SOLUTIONS, USA, INC. – 100% OWNED

On September 17, 2019, the Company formed and organized Capitol City Solutions USA, Inc. (“CCS”) in the State of Texas to act as a general contracting and construction company focused on the remodeling, general construction and interior finish of both the Company’s then MedSpa locations (which have since been closed) as well as to market to other commercial real estate projects within the United States. The Company made the decision to cease any further construction-based operations under CCS in July 2021, in order to focus on the subsidiaries that better aligned with the purpose of the Company and its ongoing business plan in the telehealth and wellness space.

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5.	LEGEND NUTRITION, INC. – 100% OWNED

On September 23, 2019, the Company formed and organized Legend Nutrition, Inc. (“Legend Nutrition”) in the State of Texas to act as a new brand of retail vitamin and supplement stores to be branded and marketed as Legend Nutrition. October 18, 2019, Legend entered into an Asset Purchase Agreement to acquire all of the assets associated with and related to a retail vitamin, supplements and nutrition store located in McKinney, Texas and previously identified and doing business as “Ideal Nutrition.” Pursuant to the Asset Purchase Agreement, Legend purchased a variety of assets including software, contracts, bank and merchant accounts, products, inventory, computers, security systems and other intellectual properties. As Legend Nutrition’s lease expired in January 2021, the Company made the decision to cease its operations to focus on the subsidiaries that better aligned with the purpose of the Company and its ongoing business plan in the telehealth and wellness space.

Corporate History

American International Holdings Corp.

American International Holdings Corp. was organized in 1986 and is incorporated in Nevada. The Company has undergone several name changes and changes of control since its incorporation; however, from 2012 until April 2019, the Company had no operations and nominal assets.

Prior to May 31, 2018, the Company was a 93.2% owned subsidiary of American International Industries, Inc. (“American”, “AMIN”), a company whose securities are traded on the OTCQB market maintained by OTC Markets under the symbol “AMIN”.

Effective on May 31, 2018, the Company issued (a) 4,300,000 shares of restricted common stock to Mr. Daniel Dror (the Company’s former Chief Executive Officer and President (who resigned from such positions effective on May 31, 2018)); (b) 3,800,000 shares of restricted common stock to Mr. Robert Holden (who was appointed President, Chief Executive Officer and Director of the Company on May 31, 2018 and resigned on August 20, 2018); (c) 750,000 shares of restricted common stock to Mr. Everett Bassie (who was appointed as Chief Financial Officer, Secretary, Treasurer and a member of the board of directors of the Company on May 31, 2018, and resigned from all positions with the Company); (d) 750,000 shares of restricted common stock to Mr. Winfred Fields (a consultant to the Company); and (e) 500,000 shares of restricted common stock to Mr. Charles R. Zeller (a then director of the Company), each in consideration for services rendered to the Company.

As a result of the issuance of the shares in May 2018 as discussed above, a change in control occurred. American International Industries, Inc. ownership decreased from 93.2% to 6.4%.

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On April 12, 2019, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Novopelle Diamond, LLC, a Texas limited liability company (“Novopelle Diamond” and “Novopelle”) and certain unitholders of Novopelle Diamond. Pursuant to the terms of the Share Exchange Agreement, the Company acquired 100% of the issued and outstanding membership interests of Novopelle Diamond by means of a share exchange with the Novopelle Members in exchange for 18,000,000 newly issued shares of the common stock of the Company (the “Share Exchange”). As a result of the Share Exchange, Novopelle became a 100% owned subsidiary of the Company. The closing of the Share Exchange occurred concurrently with the entry into the Share Exchange Agreement and resulted in a change of control of the Company. As a result of the Share Exchange, the Company acquired the business of Novopelle Diamond and all of its assets. Novopelle Diamond is a physician supervised, medical spa and wellness clinic that offers a full menu of wellness services including anti-aging, weight loss and skin rejuvenation treatments.

The three unitholders of Novopelle Diamond who received shares pursuant to the Share Exchange Agreement were (1) Jacob D. Cohen; (2) Esteban Alexander; and (3) Luis Alan Hernandez, who each received six million shares pursuant to the Share Exchange.

Concurrent with the Share Exchange, the Company entered into individual share exchange agreements and promissory notes with each of Daniel Dror, Winfred Fields and former directors Everett Bassie and Charles Zeller (the “AMIH Shareholders”) whereby the AMIH Shareholders agreed to cancel and exchange a total of 4,900,000 shares of their Company common stock for individual promissory notes with an aggregate principal amount of $350,000 (the “Promissory Notes”). The Promissory Notes had a term of two years and accrue interest at the rate of 10% per annum (payable at maturity) until paid in full by the Company. The current principal balance of the Promissory Notes is approximately $110,000 as of the date of this prospectus.

As a result of the issuance of the shares in the Share Exchange and the cancellation of the shares held by the AMIH Shareholders, control of the Company changed to (1) Jacob D. Cohen; (2) Esteban Alexander; and (3) Alan Hernandez, who each owned 26% of the Company’s common stock following such transactions.

Also effective on April 12, 2019, the directors of the Company changed to Mr. Jacob D. Cohen; Mr. Esteban Alexander; and Mr. Alan Hernandez, who were also each appointed as the Chief Executive Officer and President of the Company (Mr. Cohen); the Chief Operating Officer and Treasurer (Mr. Alexander); and the Chief Marketing Officer and Secretary (Mr. Hernandez). Mr. Bassie resigned as a member of the board of directors of the Company and as the Secretary and Treasurer on April 12, 2019, but remained as the Company’s Chief Financial Officer until his passing on May 21, 2020.

On October 2, 2020, Jacob D. Cohen, the Chief Executive Officer and member of the board of directors of the Company entered into Stock Purchase Agreements with each of (a) Esteban Alexander, the Chief Operating Officer and member of the board of directors of the Company, and (b) Luis Alan Hernandez, the Chief Marketing Officer and member of the board of directors of the Company (collectively, the “Preferred Holders” and the “Stock Purchase Agreements”).

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Pursuant to the Stock Purchase Agreements, Mr. Alexander agreed to sell 7,000,000 shares of common stock of the Company which he held to Mr. Cohen, which rights to such shares were assigned by Mr. Cohen to Cohen Enterprises, Inc., which entity he controls (“Cohen Enterprises”), in consideration for an aggregate of $1,500 (which was an arbitrary value agreed to by the parties) as well as for the amount of services provided by Mr. Cohen to the Company; and Mr. Hernandez agreed to sell 4,000,000 shares of common stock of the Company which he held to Cohen Enterprises, in consideration for an aggregate of $1,000 as well as for the amount of services provided by Mr. Cohen to the Company. The sales closed on November 5, 2020.

One of the reasons that Mr. Alexander and Mr. Hernandez agreed to the terms of the Stock Purchase Agreements (including the sale of the shares of common stock of the Company at below market value), is because (a) each of Mr. Cohen, Mr. Alexander, and Mr. Hernandez were all appointed as officers and directors of the Company at the same time in April 2019, with the intention that such persons would provide a relatively equal amount of services to the Company in the roles as officers and directors thereof; (b) since such appointment date Mr. Cohen has been required to provide a disproportionate amount of services to the Company; and (c) each of Mr. Alexander and Mr. Hernandez desired to provide additional consideration to Mr. Cohen for such disproportionate level of service.

A condition to the Stock Purchase Agreements was that each of Mr. Alexander and Mr. Hernandez resign as a member of the board of directors of the Company by no later than January 15, 2021, which resignations were effective December 15, 2020.

A further requirement to the terms of the Stock Purchase Agreements was that each of Mr. Alexander and Mr. Hernandez take such actions necessary and which may be requested from time to time by Mr. Cohen, to affect the cancellation of the one share of Series A Preferred Stock of the Company held by each of them, for no consideration (including, but not limited to, without the required payment by the Company of the $1 redemption price described in the designation of such Series A Preferred Stock).

The shares of Series A Preferred Stock held by Mr. Alexander and Mr. Hernandez were canceled on November 6, 2020. The common shares were also transferred to Mr. Cohen on November 6, 2020, and as such, a change of control occurred on such date, with Mr. Cohen taking over voting control of the Company, and serving between December 15, 2020 and October 19, 2021, as the sole officer and director of the Company.

Effective on October 19, 2021, the Company appointed Peter “Casey” Jensen to fill one of the vacancies on the Board of Directors, as an independent director. Mr. Jensen was also appointed as the sole member of the Company’s newly established Audit Committee (discussed under “Committees of the Board”, below), and to serve as the Chairperson of the Audit Committee.

Effective on January 13, 2022, the Company appointed Ms. Lorraine D’Alessio and Dr. Kenny Myers to fill two of the vacancies on the Board of Directors, as independent directors. Both Ms. D’Alessio and Dr. Myers were appointed as members of the Company’s Audit Committee upon their appointment to the Board of Directors.

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COVID-19 Outlook

The outbreak of the 2019 novel coronavirus disease (“COVID-19”), which was declared a global pandemic by the World Health Organization on March 11, 2020, and the related responses by public health and governmental authorities to contain and combat its outbreak and spread has severely impacted the U.S. and world economies, the market for health spa services, nutrition supplements and our other business offerings during the end of the first quarter of 2020, and continuing through the end of 2020 and into 2021. Government mandated ‘stay-at-home’ and similar orders have to date, and may in the future, prevent us from operating. As discussed above, we made the decision to discontinue operations of our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations. Additionally, our Legend Nutrition store saw a deep decline in sales due to social distancing orders and decreases in customers who are willing to venture out to brick-and-mortar establishments. Legend Nutrition’s lease was up January 31, 2021, and the Company chose to not renew the lease, closed the store, and will not continue in this line of business moving forward. We also decided to cease offering construction services around July 2021.

As of the date of this prospectus, our operations are limited, and consist mainly of ZipDoctor, Inc., Life Guru, Inc., EPIQ MD, Inc., EPIQ Scripts, LLC, and Mangoceuticals, Inc.

Moving forward, economic recessions, including those brought on by the continued COVID-19 outbreak may have a negative effect on the demand for our services and our operating results. Any prolonged disruption to our operations or work force available is likely to have a significant adverse effect on our results of operations, cash flows and ability to meet continuing debt service requirements. All of the above may be exacerbated in the future as the COVID-19 outbreak and the governmental responses thereto continues.

Employees

As of the date of this prospectus, we have fifteen full-time employees (two at the parent/ZipDoctor/Mangoceuticals level, nine at the EPIQ MD level, two at the EPIQ Scripts level, and two at the Life Guru level). Our compensation programs are designed to align the compensation of our employees with performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of our compensation programs balances incentives earnings for both short-term and long-term performance such as incentive bonuses and flexible schedules. The Company believes that its rich culture of inclusion and diversity enables it to create, develop and fully leverage the strength of its workforce to exceed customer expectation and meet its growth objectives. The Company places a high value on diversity and inclusion. We also utilize numerous outside consultants. Our future success will depend partially on our ability to attract, retain and motivate qualified personnel. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We consider our relations with our employees to be satisfactory.

Government Regulation

The health care industry is subject to extensive federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. We will also be subject to regulation regarding sale of our products online and solicitation of clients thereby, as well as through our general contractor business and the licensing and code requirements relating thereto.

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Available Information

We are subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the Commission. Copies of the reports, proxy statements and other information may be examined without charge on the Internet at https://www.sec.gov.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and are available for download, free of charge, soon after such reports are filed with or furnished to the SEC, on our website at https://amihcorp.com/investors/. Copies of documents filed by us with the SEC are also available from us without charge, upon oral or written request to our Secretary, who can be contacted at 7950 Legacy Drive, Suite 400, Plano, Texas 75024. Our website address is https://amihcorp.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Description of Property

EPIQ MD, INC.

On February 24, 2021, EPIQ MD entered into a short term, six-month lease agreement with Venture X to lease and occupy approximately 1,200 square feet of office space at a rate of $3,500 per month located at 7950 Legacy Drive, Suite 400, Plano, Texas 75024 (the “EPIQ MD Lease”). The EPIQ MD Lease commenced on March 1, 2021 and was to expire on August 31, 2021, but was renewed on August 19, 2021 for an additional six-month term with a commencement date of September 1, 2021, and expiration date of February 28, 2022. The EPIQ MD Lease was renewed for an additional six month period and has an expiration date of August 31, 2022. The EPIQ MD Lease contains an auto renewal feature unless notice of termination is provided ninety (90) days in advance. The Company has deemed this office space to serve as its corporate headquarters and believes this space to be adequate for the purposes of our operations.

VISSIA MCKINNEY, LLC

On June 11, 2018, VISSIA McKinney, LLC. (f/k/a Novopelle Diamond, LLC) entered into a Lease Agreement with The Shops at Lake Forest, LLC to lease and occupy approximately 1,400 square feet of commercial retail space located at 5000 Collin McKinney Parkway, Suite 150, McKinney, Texas 75070, to operate a MedSpa (the “McKinney Lease Agreement”). On September 5, 2021, VISSIA McKinney entered into a Release Agreement with the Landlord, whereby the Landlord agreed to release VISSIA McKinney from its remaining obligations under the McKinney Lease Agreement in exchange for a total of $22,500, of which $10,000 was paid to the Landlord with furniture and fixtures located at the leased premises and the remaining $12,500 was paid in cash. Accordingly, VISSIA McKinney has ceased operations at the leased premises and has no further obligations under the McKinney Lease Agreement as of the date of this prospectus.

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VISSIA WATERWAY, INC.

On November 6, 2019, VISSIA Waterway, Inc. (f/k/a Novopelle Waterway, Inc.) entered into a Lease Agreement with 20 & 25 Waterway Holdings, LLC (the “Waterway Landlord”) to lease and occupy approximately 1,254 square feet of commercial retail space located at 25 Waterway, Suite 150, The Woodlands, Texas to operate a MedSpa (the “Waterway Lease Agreement”). On December 31, 2021, Vissia Waterway, LLC entered into a Release Agreement with its landlord for the leased premises located at 25 Waterway Avenue, The Woodlands, Montgomery County, Texas whereby the landlord agreed to release Vissia Waterway from its remaining obligations under the lease in exchange for a total of $88,679. Accordingly, VISSIA Waterway has ceased operations at the leased premises and has no further obligations under the Waterway Lease Agreement as of the date of this prospectus.

CAPITOL CITY SOLUTIONS USA, INC.

On January 3, 2020, Capitol City Solutions USA, Inc. (“CCS”) entered into a Lease Agreement with Asher Park, LLC (the “CCS Landlord”) to lease and occupy approximately 1,516 square feet of commercial office space located at 1043 Asher Way, Suite 300, Tyler, TX 75703 to be used for CCS’s corporate offices and headquarters (the “CCS Lease Agreement”). On March 9, 2022, CCS and the CCS Landlord mutually agreed to terminate the lease for the leased premises and release CCS from its remaining obligations under the lease in exchange for a total of $18,523. Accordingly, CCS has ceased operations at the leased premises and has no further obligations under the CCS Lease Agreement as of the date of this prospectus. Total rental expense related to this location for the year ended December 31, 2021, was $0. The operating lease right-of-use asset net balance on December 31, 2021, related to this location was $0, which was impaired in full due to discontinued operations.

EPIQ SCRIPTS, LLC

On February 2, 2022, EPIQ Scripts, LLC entered into a Sublease Agreement with Ideal Xtracare, LLC (the “Epiq Scripts Landlord”) to sublease and occupy approximately 3,080 square feet of commercial office space located at 465 W. President George Bush Fwy, Suite 240, Richardson, TX 75080 to be used for Epiq Scripts’s corporate offices and pharmacy location (the “Epiq Scripts Sublease Agreement”). The Epiq Scripts Sublease Agreement had an effective date of February 15, 2022 and a term of seventeen (17) months and sixteen (16) days, terminating on July 31, 2023. The Epiq Scripts Sublease Agreement has base monthly rent of $4,106.67 and includes an additional $385 electricity expense reimbursement.

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Legal Proceedings

In the ordinary course of business, the Company may become a party to lawsuits involving various matters. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company believes the ultimate resolution of any such current proceeding will not have a material adverse effect on our continued financial position, results of operations or cash flows.

Robert Holden vs AMIH

On October 14, 2019, Robert Holden, the Company’s former CEO, filed a Petition and Application for Temporary Restraining Order in the District Court, 152nd Judicial District of Harris County, Texas, against the Company stating that the Company is blocking Mr. Holden’s legal right to trade his shares in the open market and further attempting to stake his claim that he maintains his rights to the 3,800,000 shares he received in connection with his acceptance as CEO of the Company on or around May 31, 2018. The Company is maintaining the position that Mr. Holden does not have the right to those shares as he was in breach of his obligation to convey a digital marketing business to the Company and subsequently resigned from the Company shortly thereafter, on or around August 15, 2018 and that he procured the shares through fraud. On November 11, 2019, the Company issued a response with a Motion to Dismiss Under the Texas Citizen’s Participation Act (TCPA) citing that any declaratory judgment and breach of contract claims be dismissed unless Mr. Holden can, through “clear and specific evidence”, establish a prima facie case for each essential element of his claims. After an attempt to remand the case to federal court, the Company filed an amended notice of submission for its TCPA motion for submission on May 18, 2020, whereby Holden failed to respond to the motion in a timely manner. On May 18, 2020, the Company filed a response in support of its motion to dismiss under the TCPA, which was denied on June 3, 2020. Immediately thereafter, on June 4, 2020, the Company filed a notice of accelerated interlocutory appeal to appeal the denial of the motion to dismiss under the TCPA and the trial court’s failure to rule on the Company’s objection to the timeliness of Holden’s response. The outcome of this action, and the ultimate outcome of the lawsuit is currently unknown at this time, provided that the Company intends to vehemently defend itself against the claims made in the lawsuit.

AMIH vs. Winfred Fields

On November 11, 2019, the Company filed an original petition and jury demand against Winfred Fields, a shareholder, in the 458th Judicial District Court of Fort Bend County seeking damages related to breach of contract and fraud related charges. The Company executed an exchange agreement with Mr. Fields on or around April 12, 2019 whereby Mr. Fields was required to tender to the Company a total of 650,000 of the 750,000 shares of the Company’s common stock that Mr. Fields then owned (the “Exchanged Shares”) in exchange for a promissory note with a maturity date of April 12, 2021 payable in the amount of $42,500 (the “Fields Note”). The Exchange Agreement required that Mr. Fields immediately return the stock certificates for the Exchanged Shares to the Company or its designated agent for immediate cancellation and for Mr. Fields to retain the remaining 100,000 shares. Mr. Fields agreed in the Exchange Agreement that these shares would not become unrestricted until such time as Mr. Fields received an opinion of counsel satisfactory to the Company that the shares were not restricted for trade under SEC regulations. After executing the Exchange Agreement, Mr. Fields—rather than return the Exchanged Shares or obtain said opinion of counsel—attempted to deposit and trade the Exchanged Shares and the restricted shares, which was a direct violation of the Exchange Agreement. The Company asserts that Mr. Fields knowingly, willingly and fraudulently attempted to deposit and trade the Exchanged Shares and is seeking damages and equitable relief. Upon several attempts to serve Mr. Fields, service was perfected on or around February 3, 2020. On March 2, 2020, Mr. Fields filed a response generally denying all claims. On May 22, 2020, the Company filed its first request for production and request for disclosure and discovery insisting that Mr. Fields produce all documentation related to the fraudulent transaction and is awaiting a response to these requested discovery items. The outcome of this action is currently unknown at this time. In November 2019, the Company recovered 650,000 shares from Mr. Fields which were cancelled in 2019.

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Asher Park, LLC vs. Novopelle Tyler

On August 11, 2021, Asher Park, LLC (“Asher Park”) filed a petition against the Company and its subsidiary, Novopelle Tyler, Inc. (“Novopelle Tyler”) in the 241st Judicial District Court of Smith County, Texas seeking to recover damages in the amount of $66,651 against that commercial lease and commercial lease guaranty agreement that was signed between the parties on or around January 8, 2020 to occupy retail premises located at 1058 Asher Way, Suite 100, in Tyler, Texas. As this commercial lease was executed prior to the COVID-19 pandemic, and due to the uncertainty of the effects on retail establishments during the pandemic, Novopelle Tyler never officially took possession of the retail premise. On September 23, 2021, the Company and Novopelle Tyler filed an Original Answer and Affirmative Defense denying the allegations made by Asher Park.

On January 26, 2022, Novopelle Tyler and the Company entered into a Settlement Agreement & Mutual Release with Asher Park whereby Novopelle Tyler and the Company agreed to pay Asher Park a total of $35,000 in full and final settlement of all of the Asher Park’s claims. Accordingly, Asher Park, in consideration for the execution of the Settlement Agreement agreed to dismiss the lawsuit against both Novopelle Tyler and the Company.

Stanley Tate d/b/a Triangle Cabinets vs. Capitol City Solutions USA, Inc.

On September 10, 2021, Stanley Tate d/b/a Triangle Cabinets (“Tate”), a materials supplier and subcontractor that was hired by the Company’s subsidiary, Capitol City Solutions USA, Inc. (CCS), filed a petition against the Company, CCS, and CCS’s construction client, PC Gateway, LLC (“PC Gateway”) in the 136th Judicial District Court of Jefferson County, Texas seeking payment in the amount of $77,681 for services Tate claimed to provide CCS and PC Gateway. The Company and CCS were not officially served until on or around October 21, 2021. On October 25, 2021, the Company and CCS filed an Original Answer denying the allegations made by Tate as Tate had failed to provide the services in which they were hired to perform and demanding strict proof by a preponderance of credible evidence. On December 29, 2021, Tate dismissed all claims against both the Company and CCS.

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Capitol City Solutions USA, Inc. vs. Peak Living, LLC and PC Gateway, LLC

On November 1, 2021, the Company’s subsidiary, Capitol City Solutions USA, Inc. (CCS), filed a petition against PC Gateway and Peak Living, LLC (“Peak Living”) in the 58th Judicial District Court of Jefferson County Texas demanding the payment of the final invoice as delivered to Peak Living in the amount of $2,069,908 representing the balance as owed to CCS for substantial supplemental charges (including but not limited to dehumidifiers, various material cost and labor increases, code compliance costs, and additional profit and overhead). Throughout the term of a project completed by CCS for Peak Living, Peak Living instructed CCS to perform additional work beyond the original scope of the contracted agreement and fully understood that CCS expected to be compensated at the fair market value for the additional labor and materials. In addition to seeking actual and statutory damages, CCS is seeking to recover attorney’s fees, prejudgment and post judgement interest, costs of court and has further placed a constitutional lien on the PC Gateway property, known as Gateway Village, located at 2825 12th Street, Beaumont, Texas, 77705 and which is the subject of the lawsuit. CCS is currently reviewing and evaluating all of the discovery items received from Peak in connection with the lawsuit.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the OTCQB Market maintained by OTC Markets Group Inc. under the symbol “AMIH”. At present, there is a very limited market for our common stock. The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. The following table sets forth the range of high and low sales prices for our common stock for each of the periods indicated as reported by the OTCQB Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Fiscal 2022		Fiscal 2021		Fiscal 2020
	High	Low	High	Low	High	Low
First Quarter ended March 31	$0.05	0.04	$0.58	0.14	$0.75	0.13
Second Quarter ended June 30(1)	$0.08	0.04	$0.23	0.10	$0.39	0.12
Third Quarter ended September 30	$—	—	$0.13	0.05	$0.33	0.12
Fourth Quarter ended December 31	$—	—	$0.12	0.05	$0.45	0.06

(1) Through April 21, 2022.

Holders

As of April 21, 2022, our shares of common stock were held by approximately 253 stockholders of record.

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Dividends

We have never paid any cash dividends on our common stock. We currently anticipate that we will retain all future earnings for use in our business. Consequently, we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends in the future will depend upon our results of operations, as well as our short-term and long-term cash availability, working capital, working capital needs, and other factors as determined by our board of directors. Currently, except as may be provided by applicable laws, there are no contractual or other restrictions on our ability to pay dividends if we were to decide to declare and pay them.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2021, with respect to our compensation plans under which common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	-	$-	11,100,000
Equity compensation plans not approved by security holders (2)	-	-	7,565,000
Total		$	$18,665,000

(1) Represents shares available for awards under the Company’s 2021 Equity Incentive Plan.

(2) Represents shares available for awards under the Company’s 2019 Stock Option and Incentive Plan.

2019 Stock Option Plan

On July 5, 2019, the board of directors adopted and approved a 2019 Stock Option and Incentive Plan (the “Plan”). The Plan is intended to promote the interests of the Company by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company. The maximum number of shares available to be issued under the Plan is currently 10,000,000 shares, subject to adjustments for any stock splits, stock dividends or other specified adjustments which may take place in the future. The Company has issued 3,535,000 shares of common stock under the Plan as of the date of this prospectus.

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The Plan is administered by the Company’s board of directors. Persons eligible to participate in the Plan must: (i) be a natural person, (ii) provide bona fide services to the Company, and (iii) provide services to the Company that services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the registrant’s securities. All grants under the Plan are intended to comply with the requirements under Internal Revenue Code Section 409A and activities under the Plan will be administered accordingly.

Options granted under the Plan are evidenced by agreement between the recipient and the Company, subject to the following general provisions:(i) a recipient of employee stock option may not exercise any options which would cause him/her/it to hold more than 4.9% of the Company’s issued and outstanding common or voting stock, unless such limitation is waived by providing 61 days’ written notice to the Company, but in no event may exercise options that would cause such recipient to hold more than 9.9% of the Company’s issued and outstanding common or voting stock; and (ii) the term of stock options shall be limited to a maximum of two years, unless otherwise approved by the board of directors.

2021 Stock Option Plan

Effective on July 30, 2021, the majority shareholders approved the adoption of the American International Holdings Corp. 2021 Equity Incentive Plan (the “2021 Plan”), which in accordance with Rule 14c-2 of the Exchange Act, became effective on September 13, 2021, forty days after the date the information statement disclosing the adoption of such 2021 Plan was first made available to shareholders.

The 2021 Plan provides an opportunity for any employee, officer, director, or consultant of the Company, subject to limitations provided by federal or state securities laws, to receive (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) shares in performance of services; or (vi) any combination of the foregoing. In making such determinations, the Board of Directors may take into account the nature of the services rendered by such person, his or her present and potential contribution to the Company’s success, and such other factors as the Board of Directors in its discretion shall deem relevant.

Subject to adjustment in connection with the payment of a stock dividend, a stock split or subdivision or combination of the shares of common stock, or a reorganization or reclassification of the Company’s common stock, the aggregate number of shares of common stock which may be issued pursuant to awards under the 2021 Plan is the sum of (i) 11,100,000 shares, and (ii) an annual increase on April 1st of each calendar year, beginning in 2022 and ending in 2031, in each case subject to the approval of the Board of Directors or the compensation committee of the Company (if any) on or prior to the applicable date, equal to the lesser of (A) five percent (5%) of the total shares of common stock of the Company outstanding on the last day of the immediately preceding fiscal year; (B) 10,000,000 shares of common stock; and (C) such smaller number of shares as determined by the Board of Directors or compensation committee of the of the Company (if any)(the “Share Limit”), also known as an “evergreen” provision. Notwithstanding the foregoing, shares added to the Share Limit are available for issuance as incentive stock options only to the extent that making such shares available for issuance as incentive stock options would not cause any incentive stock option to cease to qualify as such. In the event that the Board of Directors or the compensation committee (if any) does not take action to affirmatively approve an increase in the Share Limit on or prior to the applicable date provided for under the plan, the Share Limit remains at its then current level. Notwithstanding the above, no more than 90,000,000 incentive stock options may be granted pursuant to the terms of the 2021 Plan.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

●	Results of Operations. An analysis of our financial results comparing the years ended December 31, 2021, and 2020.

●	Liquidity and Capital Resources. A discussion of our financial condition, including descriptions of balance sheet information and cash flows.

●	Critical Accounting Policies and Estimates. Critical accounting policies and estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

All references to years relate to the fiscal year ended December 31 of the particular year.

The following discussion should be read in conjunction with the American International Holdings Corp. financial statements and accompanying notes included elsewhere in this prospectus.

Results of Operations

Revenues

We had revenues of $20,169 and $2,115 for the years ended December 31, 2021 and 2020, respectively. The increase in revenues in 2021 was due primarily to our change in business strategy. We recognized revenues in accordance with Accounting Standards Codification (ASC) Topic 606. A five-step process has been designed for the individual or pool of contracts to keep financial statements focused on this principle. Revenues from fixed-price and cost-plus contracts are recognized on the percentage of completion method, whereby revenues on long-term contracts were recorded on the basis of the Company’s estimates of the percentage of completion of contracts based on the ratio of actual cost incurred to total estimated costs. This cost-to-cost method was used because management considered it to be the best available measure of progress on these contacts. Revenues from cost-plus-fee contracts were recognized on the basis of costs incurred during the period plus the fee earned, measured on the cost-to-cost method. Revenues from time-and-material and rate chart contracts were recognized currently as work is performed. During the year ended December 31, 2021, we recognized revenues of $20,169 in connection with membership income from ZipDoctor. During the year ended December 31, 2020, we recognized revenues of $2,115.

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Cost of Revenues

We had cost of revenues of $39,738 and $0 during the years ended December 31, 2021 and 2020, respectively. Cost of revenues include all direct material, sub-contractor, labor and certain other direct costs, as well as those indirect costs related to contract performance, such as indirect labor and fringe benefits. Selling, general, and administrative costs are charged to expense as incurred.

Operating Expenses

General and administrative expenses were $6,975,654 and $3,711,317 during the years ended December 31, 2021 and 2020, respectively. The increase in 2021 was due primarily to stock-based compensation in the amount of $4,986,143 (including $4,334,857 in stock issued for services rendered and $601,852 in stock issued for in process research and development), which totaled $2,860,813 in 2020, stock-and professional expenses incurred as a public company such as legal expenses in the amount of $242,293 for the year ended December 31, 2021, as compared to $112,175 for the year ended December 31, 2020, and financial reporting, accounting and auditing compliance expenses in the amount of $131,608 for the year ended December 31, 2021, as compared to $99,003 for the year ended December 31, 2020.

Other Expenses

During the year ended December 31, 2021, and 2020, we incurred interest expense of $184,589 and $219,202, respectively, of which $1,979 and $3,345, respectively, were recorded as imputed interest in connection with related party loans.

Amortization of debt discount was $1,958,298 and $777,964 during the years ended December 31, 2021 and 2020, respectively.

We had a loss of $1,071,028 and a loss of $107,574 during the year ended December 31, 2021 and 2020, respectively, due to change in derivative liabilities. See also “Note 12 – Derivative Liabilities”, in the notes to unconsolidated financial statements included in “Index to Financial Statements”, below, for a more detailed discussion of gain (loss) in derivative liabilities which is non-cash.

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We had a settlement loss for the year ended December 31, 2021 of $16,359 compared to a settlement loss of $1,041,445 for the year ended December 31, 2020, each in connection with debt settlements that occurred during the respective periods.

We also had no impairment loss for the year ended December 31, 2021, compared to an impairment loss of $605,488 for the year ended December 31, 2020 in connection with the common shares issued for notes settlement during the applicable period.

Discontinued operations

Customer traffic and demand at our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations which were re-opened after mandatory closures associated with COVID-19 in June and August 2020, respectively, failed to rebound to pre-closure levels due to COVID-19 and the pandemic’s effects on the economy, and because we are unable to predict the length of the pandemic or ultimate outcome thereof, and further due to our limited capital resources, effective in October 2020, we made the decision to close both our VISSIA Waterway, Inc. and VISSIA McKinney locations and discontinued such operations. As such locations are closed, they are not generating any revenue. The continuing expenses, without corresponding revenues, may have a significant negative affect on our results of operations and cash flows. Separately, Legend Nutrition’s lease was up January 31, 2021, and the Company chose not to renew the lease, closed the store, and not continue in that line of business moving forward.

VISSIA Waterway, Inc., VISSIA McKinney LLC Legend Nutrition and Capitol City Solutions USA, Inc. (collectively referred to as “Discontinued Subsidiaries”) have been presented as discontinued operations in the accompanying consolidated financial statements for the year ended December 31, 2021, and 2020, and are summarized below:

	The Years Ended December 31,
	2021	2020
Revenue	$2,530	$6,107,106
Cost of revenue	-	5,058,373
Gross profit	2,530	1,048,813
Operating expenses	57,659	1,205,993
Loss from operations	(55,130)	(157,180)
Other income (expenses)	299,716	(722,057)
Net income (loss)	$244,586	$(879,237)

Net Loss

We had a net loss of $9,980,911, or $0.14 per share from continuing operations and net income of $244,586 or $0.00 per share from discontinued operations during the year ended December 31, 2021, for a total net loss of $10,008,362 or $0.14 per share. We had a net loss of $7,339,890, or $0.18 per share from continuing operations and $879,237 or $0.02 per share from discontinued operations during the year ended December 31, 2020, totaling an aggregate of $7,339,890 or $0.18 per share in total net loss. The increase in net loss in 2021 was primarily attributable to non-cash expenses in connection with stock-based compensation, amortization of debt discount, the change in derivative values associated with outstanding convertible debt, settlement loss in connection with the common shares issued for notes settlement, and the decrease in gross profit and revenues, each as discussed above.

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Liquidity and Capital Resources

As of December 31, 2021 and 2020, the Company had total assets of $1,213,647 and $38,539, respectively, including $0 and $0 of assets of discontinued operations, respectively. The main reason for the increase in total assets as of December 31, 2021, compared to December 30, 2020, was due to a $1,184,593 increase in cash, which was mainly due to the proceeds received from the Company’s financing activities and issuances of convertible notes, offset by the $208,984 decrease in assets of discontinued operations.

As of December 31, 2021 and 2020, the Company had total liabilities of $5,100,557 and $1,656,529, respectively, which consisted of accounts payable, accrued interest and accrued compensation in the amount of $252,194 and $211,271, respectively, convertible notes payable (net of discount) and loans payable to related parties and non-related parties (net of discount) in the amounts of $396,419, $75,000 and $123,473 and $74,827, $55,000 and $135,392 as of December 31, 2021 and 2020, respectively, and derivative liabilities of $4,141,272 and $517,366, respectively. We also had $112,199 and $669,574 of net liabilities related to discontinued operations. The Company had a total stockholders’ deficit of $3,869,111 and $1,391,007 as of December 31, 2021 and 2020, respectively.

During the year ended December 31, 2021, net cash used in operating activities was $2,211,762, compared to net cash used in operating activities of $2,153,263 for the year ended December 31, 2020. Negative cash flows during the year ended December 31, 2021, were due primarily to the net loss of $10,225,497 and change in derivative liabilities of $2,469,697, partially offset by non-cash expenses, including stock-based compensation of $4,334,857, amortization of debt discount of $1,958,298, derivative expense of $3,540,725, loss on loans settlement of $58,059, and in process research and development of $601,852 Comparatively, negative cash flows during the year ended December 31, 2020, were due primarily to the net loss of $6,460,653, partially offset by non-cash expenses, including stock-based compensation of $2,860,813, amortization of debt discount of $777,965, loss on loans settlement by $1,155,685, and impairment loss of $670,280.

During the years ended December 31, 2021 and 2020, we had cash provided by investing activities of $10,000 and cash used in investing activities of $27,392, respectively. The net cash used in investing activities in each year was solely attributable to capital expenditures for and disposal of property and equipment.

During the years ended December 31, 2021 and 2020, net cash flows provided by financing activities were $3,386,335 and $947,180, respectively, primarily attributable to the proceeds from notes payable to related parties and non-related parties during the respective periods. We had proceeds of $141,928 from related party borrowings and $3,738,999 from non-related party borrowings in the year ended December 31, 2021, compared to proceeds of $0 from related party borrowings and proceeds of $947,750 from non-related party borrowings in the year ended December 31, 2020. We made repayments of $141,9289 on related party borrowings and repayments of $427,500 on non-related party borrowings in the year ended December 31, 2021 compared to repayments of $40,000 on non-related party borrowings and repayments of $0 on related party borrowings in the year ended December 31, 2020. We had proceeds of $100,000 from sales of stock in 2021, which was $46,500 in 2020.

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We had cash of $1,209,737 and a working capital deficit of $3,886,910 as of December 31, 2021. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations and pay outstanding liabilities. On the long-term basis, we will potentially need to raise capital to grow and develop our business.

Since December 31, 2019, we have (a) sold 330,250 shares of our common stock in consideration for $146,500 in cash through our Regulation A offering, which related to the sale of up to 10,800,000 shares of our common stock at a price of $0.50 per share, which has since been terminated; and (b) issued 36,236,429 shares of our common stock in exchange for the conversion of $2,832,852 in debt.

On September 27, 2021, October 29, 2021, November 2, 2021, and November 12, 2021, Jacob Cohen, our Chief Executive Officer, advanced the Company, $50,000, $15,000, $10,000, and $40,000, respectively, which loans are payable upon demand and not bearing interest. This amount was repaid in November 2021.

It is likely that we will require significant additional financing within the next 12 months and if we are unable to raise the needed funds on an acceptable basis, we may be forced to cease or curtail operations.

Additional information regarding the Company’s (a) accrued compensation for related parties can be found in “Note 9 – Accrued Compensation for Related Parties”; (b) notes payable can be found in “Note 10 – Notes Payable”; (c) related party loans can be found in “Note 11 – Loans from Related Parties”; derivative liabilities can be found in “Note 12 – Derivative Liabilities”; in the notes to unconsolidated financial statements included in “Index to Financial Statements”, below.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. See “Note 1 – Summary of Significant Accounting Policies” to the audited financial statements included under “Index to Financial Statements”, below.

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Revenue Recognition

The Company generates its revenue from monthly membership subscriptions. Revenue is recognized at the time of delivery and includes a delivery fee for each delivery or a subscription fee on a monthly basis for memberships. Under Accounting Standards Update (“ASU”) No. 2014-09 (Topic 606) “Revenue from Contracts with Customers”, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account under Topic 606. The Company’s contracts with its customers do not include multiple performance obligations. The Company recognizes revenue when a performance obligation is satisfied by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services.

The Company’s subsidiaries, EPIQ MD, Inc. and ZipDoctor, Inc. both provide its customers with access to its telemedicine platform where customers have unlimited access to start a doctor visit 24/7. The customers pay a flat fee per month for use of the platform and is not dependent on the frequency of the doctor visits. Each doctor visit is included in the monthly subscription fee.

EPIQ MD: The base monthly subscription fees range from $24.95-$49.95 per month and is dependent on the number of family members included in the plan. Customers can choose to add additional services, such as Epiq Paws and Epiq Lux, ranging from an additional $4.95-$9.95 per month.

The customer gains immediate access to the telemedicine platform upon completing the enrollment process and making the first month’s payment, at which point the Company recognizes the revenue from that customer. Billing commences on the day that the customer is enrolled for the Company’s services and is continued to be billed on the calendar day of each calendar month, in accordance with the original date of enrollment.

Customer’s may cancel their subscription at any time provided that they provide the Company with thirty (30) days advanced written notice of cancellation with no cancellation fees charged to the customer. In the event a subscriber provides a notice of cancellation within the membership period, the customer will be billed on their regular billing date at an amount adjusted to reflect an amount due until the cancellation date.

For avoidance of doubt, if a subscriber is billed $29.95 on the 1st of the month and cancels on the 15th, the subscriber will be billed on the 1st of the following month at a prorated rate through the 15th, or at a rate of $14.97.

ZipDoctor, Inc: The base monthly subscription fees range from $25.00-$45.00 per month and is dependent on the number of family members included in the plan. The customer gains immediate access to the telemedicine platform upon completing the enrollment process and making the first month’s payment, at which point the Company recognizes the revenue from that customer. Billing commences on the day that the customer is enrolled for the Company’s services and is continued to be billed on the calendar day of each calendar month, in accordance with the original date of enrollment.

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Customer’s may cancel their subscription at any time provided that they provide the Company with thirty (30) days advanced written notice of cancellation with no cancellation fees charged to the customer. In the event a subscriber provides a notice of cancellation within the membership period, the customer will be billed on their regular billing date at an amount adjusted to reflect an amount due until the cancellation date.

For avoidance of doubt, if a subscriber is billed $25.00 on the 1st of the month and cancels on the 15th, the subscriber will be billed on the 1st of the following month at a prorated rate through the 15th, or at a rate of $12.50.

LEGEND NUTRITION – DISCONTINUED OPERATIONS

The Company recognizes revenue in according with Accounting Standards Codification (ASC) Topic 606. The underlying principle is that the Company recognize revenue to depict the transfer of promised goods and services to customers in an amount that they expect to be entitled to in the exchange for goods and services provided.

The Company’s discontinued subsidiary, Legend Nutrition, Inc., operated a retail store in which it sold nutritional and wellness related products. Legend’s business was solely based on the sale of retail products and did not offer any non-tangible services.

Revenue for the entire product sold was recognized when the customer purchased and had control of the product, even if the terms included a right of return. Legend accounted for any discounts and concessions at the time of sale and accounted for returns and refunds when Legend received the product back in its possession where in some instances, if the product was unused, would be returned to Legend’s inventory or, if used, would be discarded.

Costs of revenue included the amounts that Legend paid its wholesalers and distributors and recognized the cost of revenue when the products were sold and transferred to the possession of the customer. The cost of revenue was deducted from Legends open inventory balance upon sale.

Fair value of financial instruments

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

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Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, accounts receivable, other receivable, inventories, accounts payable, accrued liabilities, convertible note payable, and derivative liabilities.

The carrying values of the Company’s cash, accounts receivable, other receivable, inventories, accounts payable, and accrued liabilities approximate their fair value due to their short-term nature.

The Company’s convertible notes payable are measured at amortized cost.

The derivative liabilities are stated at their fair value as a level 3 measurement. The Company used the Lattice Model to determine the fair values of these derivative liabilities. “Note 12 – Derivative Liabilities”, to the notes to the financial statements included herein, under “Index to Financial Statements”, below, for the Company’s assumptions used in determining the fair value of these financial instruments.

Convertible note payable

The Company accounts for convertible notes payable in accordance with the Under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification No. 815, Derivatives and Hedging, since the conversion feature is not indexed to the Company’s stock and can’t be classified in equity. The Company allocates the proceeds received from convertible notes payable between the liability component and conversion feature component. The conversion feature that is considered embedded derivative liabilities has been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The Company has also recorded the resulting discount on debt related to the conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative liabilities

The Company accounts for derivative liabilities in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires companies to recognize all derivative liabilities in the balance sheet at fair value, and marks it to market at each reporting date with the resulting gains or losses shown in the Statement of Operations.

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Stock based compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On July 27, 2018, the inception date, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

Off-Balance Sheet Arrangements

As of December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

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Quantitative and Qualitative Disclosures About Market Risk

Pursuant to Item 305(e) of Regulation S-K (§ 229.305(e)), the Company is not required to provide the information required by this Item as it is a “smaller reporting company,” as defined by Rule 229.10(f)(1).

Directors, Executive Officers and Corporate Governance

The following table sets forth the name, age and position of each director and executive officer of the Company.

Name	Position	Age	Term of Office
Jacob D. Cohen	CEO, President, Director CEO, Director Mangoceuticals, Inc.	43	April 2019 – Present
Craig A. Hewitt	Chief Financial Officer	54	March 2022 – Present
Alejandro Rodriguez	CEO EPIQ MD, Inc.	47	January 2021 – Present
Verdie Bowen	COO EPIQ MD, Inc.	37	January 2021 – Present
Sultan Haroon	Dir. of Business Operations, EPIQ Scripts, LLC	28	March 2022 – Present
Maja Matthews	Dir. of Business Development, EPIQ Scripts, LLC	44	March 2022 – Present
Jonathan Arango	COO, President and Director, Mangoceuticals, Inc.	27	April 2022 – Present
Peter “Casey” Jensen	Director	48	October 2021 – Present
Lorraine D’Alessio	Director	42	January 2022 – Present
Dr. Kenny Myers	Director	55	January 2022 – Present

Our directors are elected annually (or as often as we hold meetings of stockholders) and will hold office until our next annual meeting of the stockholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options or other equity. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the board of directors. Vacancies in the Board are filled by majority vote of the remaining directors.

The following is biographical information on the members of our Board of Directors:

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Jacob D. Cohen, Chief Executive Officer, President and Director

Jacob Cohen is a serial entrepreneur, corporate finance and executive management professional with over 20 years of investment banking and capital markets experience having started and growing multiple companies in various industry sectors including marketing, advertising, healthcare, IT and financial services. Prior to joining the Company, Mr. Cohen was the co-founder and managing partner of several boutique investment bank and strategic advisory firms where he advised both early and later stage companies in raising capital in the form of debt and/or equity and in both private and public markets.

Prior to his experiences in investment banking, Mr. Cohen served as the Chief Financial Officer of The Renewed Group, Inc. – a manufacturer, wholesaler and retailer of eco-friendly and sustainable apparel primarily made from recycled textiles and under the brand name REUSE JEANS from 2010 through the end of 2013. Further, Mr. Cohen served from 2008 through 2010 as Executive Vice President and Controller of Metiscan, Inc., a publicly-traded company, and as the President and Chief Executive Officer of one of its subsidiaries, Shoreline Employment Services, Inc. During his tenure at Metiscan, Mr. Cohen was instrumental in restructuring, reorganizing and operating the company and its five subsidiaries, and successfully raised over $8 million in equity financing for growth capital. Mr. Cohen also spearheaded the company’s financial audit process and managed its various filings with the SEC.

From 2007 through 2008, Mr. Cohen served as the Chief Operating Officer of Artfest International, which he assisted in taking public at the end of 2007. Throughout his career, Mr. Cohen was involved in starting many new ventures, including The AdvertEyes Network, a digital signage advertising company where he served as founder and CEO. Other positions include investment advisor and institutional equity research analyst for Solomon Advisors and Huberman Financial, securities broker-dealers, from 2003 through 2005, and investment banker for Allegiance Capital, a middle market investment bank specializing on mergers and acquisitions, from 2005-2007. Mr. Cohen holds a Bachelors of Arts in International Economics and Finance from Brandeis University in Waltham, MA.

We believe that Mr. Cohen’s extensive background in investment banking, public company management, and corporate finance, make him a strong addition to, and well qualified to serve on, the board of directors.

Dr. Craig A. Hewitt, Ph. D, Chief Financial Officer

Dr. Hewitt, age 54, has served as the Chief Financial Officer of the Company since March 30, 2022. Dr. Hewitt has nearly 20 years of experience serving in executive management and leadership roles for companies in the health services and business services sectors. Between November 2015 and November 2021, Dr. Hewitt served as Chief Financial Officer of Holston Medical Group, an independent physician group of over 220 primary care physicians, specialists and mid-level providers with over 1,000 employees. Dr. Hewitt was a co-founder of, and Chief Executive Officer of, Legacy Financial Partners, a business services provider, between 2010 and 2015. From 2005 to 2009, Dr. Hewitt served as Chief Operating Officer and Interim Chief Executive Officer of Surrex Solutions, a high tech staffing company with over 600 employees and branch offices in 23 states, while also serving as a member of Surrex’s Board of Directors, Audit Committee, and Compensation Committee. Between 2002 and 2005, Dr. Hewitt served as Chief Financial Officer of Accupoll, Inc., a company engaged in the design, development, and sale of electronic voting systems and related technologies, where he was also a member Board of Directors, Audit Committee, and Compensation Committee. From 1999 and 2002, Dr. Hewitt served as Chief Financial Officer of Universal Broadband Networks and from 1995 to 1999, Dr. Hewitt served as Chief Financial Officer of Compreview, Inc.

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In 2021, Dr. Hewitt received his Ph.D in Health Science from Trident University, in Cypress California, where he also earned a Master’s degree in Healthcare in 2017. Dr. Hewitt received a Master’s degree in Business Administration from Western Governors University in Salt Lake City, Utah, in 2015 and a Bachelor’s degree in Business Administration from California State University, Fullerton in 1990.

Alejandro Rodriguez, Chief Executive Officer – EPIQ MD, Inc.

Alejandro Rodriguez has served as the Chief Executive Officer of EPIQ MD, Inc. since January 2021. Mr. Rodriguez has 15 years of energy experience and a total of 20 years of business experience at the C-Level across the energy, telecom and information technology industries. Mr. Rodriguez is a business development and marketing executive that has successfully launched five different companies that were collectively responsible for nearly $6 billion in sales revenue over the course of his career in the energy industry. This experience includes but is not limited to the following private companies SYNRG Marketing (Chief Business Officers & Partner) and Utility Choice Electric (VP of Sales & Marketing) from 2001 through 2003, AmPro Energy (VP if Business Development) from 2003 through 2004, Stream Energy and Ignite (Founder & Managing Partner) from 2004 through end of 2009. In August 2004, Mr. Rodriguez co-founded and served as Managing Partner of Stream Energy, a fast-growing retail energy provider that provided electricity and natural gas services to approximately 400,000 customers and grossed over $2 billion within the first four years of operation.

Upon his exit from Stream Energy in late 2009, Mr. Rodriguez founded and served as Chairman of NAUP Capital, LP (NAUP Investments, LLC), through 2018. NAUP was an energy holding company and venture development firm with holdings in energy, solar, energy brokerage and energy software related entities. In his position at NAUP, Mr. Rodriguez founded and grew several companies. Diversegy, LLC and EPIQ Energy, LLC were among these NAUP projects. Rodriguez served as CEO for these companies and was successful in selling both of these companies to an NYSE publicly traded energy company (Genie Energy) in December of 2013. Diversegy, LLC is a national energy brokerage company that advises commercial, industrial and municipal customers regarding their natural gas and power needs.

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Between February of 2016 and August of 2019, Rodriguez served as a fractional Director and then Chief Executive Officer of a micro-cap company called The Chron Organization, Inc. (DBA: Zen Home Services & Zenergy). During his tenure with this fledgling upstart, Rodriguez would develop a national smart home service offering that would automate lights, locks and thermostats for homeowners. Rodriguez resigned in August of 2019 and formed Essential Sustainability Services (“Essential”), where he served as CEO and a board member. As a result of the Covid-19 pandemic and related shutdowns, Rodriguez, for various personal reasons decided to resign from Essential as its CEO and to retire from the energy industry altogether to focus on the healthcare industry.

Verdie Bowen, Chief Operating Officer - EPIQ MD, Inc.

Verdie Bowen has served as the Chief Operating Officer of EPIQ MD, Inc. since January 2021. Mr. Bowen has spent the past 17 years of his career focused on information technology, systems and infrastructure development. Over the course of this time period, Verdie Bowen has advised and consulted with a myriad of Fortune 1000 companies with respect to the design and implementation of various operating systems and infrastructure assets. In addition to being a well-rounded chief operations executive, Mr. Bowen’s foundation for his knowledge base can be attributed to his expertise in Enterprise and Service Provider Network architecture, WAN Architecture, and Data Center Architecture.

Prior to his position at EPIQ MD, Inc,, Mr. Bowen served as a solutions architect for General Datatech (GDT) from November 2010 wherein he’s focused on the various business development and design aspects of large IT and Systems-related infrastructure projects for large private and public sector clientele. Among his flagship clients and projects are the following (not limited to): U.S. Department of Defense’s Biometric Fusion Center, the State of Alaska’s first major IP Telephony deployment, which at the time was the 2nd largest Cisco IPT deployment in the world, General Communication’s (GCI) ISP core network redesign and implementation, T-Mobile, FiServ, First Data, US Cellular, HEB, Phillips 66 and Enterprise Partners. From July 2006 to November 2010, Mr. Bowen served as a Lead Engineer for World Wide Technology, an IT solutions and strategy company.

Mr. Bowen is certified in various CISCO specialist programs such as Data Center Storage Networking Design, Firewall, Advanced Wireless Field, IPS, and Wide Area Application Services for System Engineers. Mr. Bowen holds an AAS in Computer Science focusing on Networking Technology and a BS in Information Technology Engineering from Charter College.

Sultan Haroon, Director of Business Operations, EPIQ Scripts, LLC

Sultan Haroon started his successful pharmacy career with American Specialty Pharmacy. Taking his knowledge, experience, and research, Sultan launched a Pharmacy Consulting Company which connected doctors to ancillary services such as pharmacies, labs, and durable medical equipment companies. Mr. Haroon later went on to establish Whole Health Kinetix (WHK) which specialized in customizing supplements and healthcare according to a patient’s blood work and DNA. After its successful launch, WHK was acquired by a group of physicians in the Dallas/Ft Worth metroplex. Sultan then went on to manage, own and operate five Texas Class-A Pharmacies and was also a co-owner of a Class-G Pharmacy. Mr. Haroon grew the pharmacies to several millions of dollars in revenue until they were ultimately purchased by a large east-coast based Venture Capital firm.

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Maja Matthews, Director of Business Development, EPIQ Scripts, LLC

Drawing on her 27 years of experience in health care, Ms. Matthews provides in-depth knowledge in many facets of the Pharmacy/Health Care Industry. Maja has hands-on experience in management and development of policies & procedures, along with years of experience in credentialing new pharmacies. This includes State Board, NPI, NCPDP, DEA, URAC, all PBM Contracts, State/Federal Compliance, and out of state licensing. Ms. Matthews managed and operated five Texas Class-A Pharmacies and was also Co-Owner of a Class-G Pharmacy. Prior to her venturing out on her own, Maja was District Trainer and Sr. Pharmacy Technician with CVS Pharmacy. She was also Director of Operations and Sr. Technician at American Specialty Pharmacy (ASP) where she managed and trained hundreds of technicians in the processing of prescriptions, auditing, and workers compensation. Maja has been a State Certified Pharmacy Technician since 1996.

Peter “Casey” Jensen, Director

Peter “Casey” Jensen was appointed as a director of the Company effective October 19, 2021.

Since September 2019, Mr. Jensen has served as Managing Partner at PHX Global, LLC providing executive management and international business advisory services. Mr. Jensen worked as a registered investment adviser from December 2018 through October 2019, at Madison Avenue Securities, LLC/EFC Wealth Management. In February 2013, Mr. Jensen co-founded JPM Capital, a boutique Investment Bank and Strategic Advisory firm, where he worked until July 2018, and where he assisted in successfully closing over 160 investments in public companies. While serving as Managing Partner at JPM, Mr. Jensen invested in healthcare start-ups, and he was able to manage investments from seed stage to profitability. From February 2013 through December 2016, Mr. Jensen served as a partner and investment advisor at Anubis Capital Advisors, Inc.

From 2000 to 2010, Mr. Jensen worked in investor education and owned a stock brokerage where he managed approximately $100 million in assets for high net worth and institutional investors. Also, during this period, Mr. Jensen formed Trindax Capital, LLC, an investment firm focused on commodities and commercial real estate, where he served as CEO. In 2010, Mr. Jensen combined his experience in commercial finance and investments, and entered private equity. Mr. Jensen became a Managing Director Heartland Capital Markets, where he co-managed a variety of private equity investments in both seed and growth stage companies from February 2010 to January 2013.

In addition to being a former Registered Investment Adviser, Mr. Jensen has passed Series 3, 7, 24, 63 and 65 FINRA examinations.

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The Board of Directors believes that Mr. Jensen is well qualified to serve on the Board of Directors, and as the sole member and Chairperson of the Company’s Audit Committee, because of his strong background in finance and securities, and consistent success in several different roles and industries.

Lorraine D’Alessio, Esq., Director

Lorraine D’Alessio was appointed as a director of the Company effective January 13, 2022.

Since 2010, Ms. D’Alessio has served as CEO and Managing Partner at D’Alessio Law Group, PLC, a law firm in Beverly Hills, California which provides immigration and entertainment law services. In that capacity, she has provided counsel to entertainment agencies, unions, private companies, academic institutions, tech startups, entrepreneurs and enterprises including: Next Models, Food Network, SubPac, Pepperdine University, ACTRA, New York Film Academy, Plug and Play, Expert Dojo, and 500 Startups.

Ms. D’Alessio was named the 2017 Leader in Law by the Los Angeles Business Journal and is the recipient of the 2018 Enterprising Woman Award. Since 2016, Ms. D’Alessio has also served on the board of directors of Artists for Change, a non-profit organization which focuses on creating high impact film, television, and multimedia projects to inspire individuals, organizations, and communities to bring about positive social change.

From 2005 to 2007, Ms. D’Alessio served as a policy analyst and advisor for the government of Ontario, Canada.

Ms. D’Alessio received her Bachelor’s degree in International Relations from the University of Toronto in 2005; a Master’s of Public Policy in Public Policy Administration from Queen’s University, in Kingston, Ontario in 2006; and a Juris Doctorate degree from Southwestern Law School in Los Angeles, California in 2010.

The Board of Directors believes that Ms. D’Alessio is well qualified to serve on the Board of Directors because of her extensive business knowledge and legal expertise.

Dr. Kenny Myers, Director

Dr. Kenny Myers was appointed as a director of the Company effective January 13, 2022.

Since March 2020, Dr. Myers has served as VP of Business Development for Living Fit Nation, Inc., a corporate wellness provider which designs and implements customized employee health and wellness programs for corporations around the United States. From March 2012 to February 2020, Dr. Myers worked as VP of Business Development at One Health Medical Systems, LLC, an integrated health services provider, where he was responsible for overseeing the planning, development and execution of the organization’s marketing and advertising initiatives. From May 1998 to March 2012, Dr. Myers was CEO of Texas Physicians Network, a healthcare management company where he was responsible for the marketing and management several urgent care centers, medical clinics and other related healthcare facilities.

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Dr. Myers received his Bachelor of Science degree in Microbiology from Oklahoma University in 1989, and a Doctor of Chiropractic Degree from Parker University in Dallas, Texas in 1996.

The Board of Directors believes that Dr. Myers is well qualified to serve on the Board of Directors because of his background in the health services industry and his experience in business marketing and development.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations.

Board Leadership Structure

Our board of directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our Chief Executive Officer, Mr. Cohen, currently serves as Chairman of the board of directors. The board of directors believes that this leadership structure is the most effective and efficient for the Company at this time. Mr. Cohen possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company. The Board believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Risk Oversight

Effective risk oversight is an important priority of the board of directors. Because risks are considered in virtually every business decision, the board of directors discusses risk throughout the year generally or in connection with specific proposed actions. The board of directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities. The directors exercise direct oversight of strategic risks to the Company.

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Family Relationships

None of our directors are related by blood, marriage, or adoption to any other director, executive officer, or other key employees.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer.

Other Directorships

No directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses);

(3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law;

(5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

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(6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1)(a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors and Committee Meetings

During the fiscal years that ended on December 31, 2021 and 2020, the Board held no meetings, but took various actions via written consent of the board of directors.

Committees of the Board

Board Committee Membership

	Independent	Audit Committee
Jacob D. Cohen(1)
Peter “Casey” Jensen	X	C
Lorraine D’Alessio	X	M
Dr. Kenny Myers	X	M

(1) Chairman of Board of Directors.

C - Chairman of Committee.

M - Member.

Audit Committee

The Audit Committee, which is comprised exclusively of an independent director, has been established by the Board to oversee our accounting and financial reporting processes and the audits of our financial statements.

The Board has selected the members of the Audit Committee based on the Board’s determination that the members are financially literate (as required by NASDAQ rules) and qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that our disclosures fairly present our business, financial condition and results of operations.

The Board has also determined that Mr. Jensen, is an “audit committee financial expert” (as defined in the SEC rules) because he has the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America (“GAAP”) and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Jensen has acquired these attributes as a result of his significant experience serving on the board of directors of various private and public companies and as an investor and founder of a private equity firm.

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The Audit Committee has the sole authority, at its discretion and at our expense, to retain, compensate, evaluate and terminate our independent auditors and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

Other Committees

Our Company currently does not have nominating or compensation committees or committees performing similar functions, nor does our Company have a written nominating or compensation committee charter. Our directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by our board of directors.

Our Company does not have any defined policy or procedural requirements for stockholders to submit recommendations or nominations for directors. Our directors believe that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors will assess all candidates, whether submitted by management or stockholders, and make recommendations for election or appointment.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct and strives to be compliant with applicable governmental laws, rules and regulations.

Our Audit Committee is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Audit Committee reviews the Company’s internal accounting controls, practices and policies.

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Director Independence

Our common stock is currently quoted on the OTCQB Market maintained by OTC Markets. The OTCQB Market does not require us to have independent members of our board of directors. Notwithstanding that, our board of directors has determined that Peter “Casey” Jensen, Lorraine D’Alessio, and Dr. Kenny Myers are “independent” pursuant to the rules of the NASDAQ Capital Market.

As described above, we do not currently have a separately designated nominating or compensation committee.

Stockholder Communications with the Board

Our stockholders and other interested parties may communicate with members of the Board by submitting such communications in writing to our Corporate Secretary at 7950 Legacy Drive, Suite 400, Plano, Texas 75024, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Corporate Secretary will not open the communication, but will note the date the communication was received and promptly forward the communication to the director(s) to whom it is addressed. If the correspondence is not addressed to any particular Board member or members, the communication will be forwarded to a Board member to bring to the attention of the Board.

Code of Ethics

On June 24, 2020, our board of directors adopted a Code of Ethical Business Conduct (“Code of Ethics”) that applies to all of our directors, officers and employees. The Code of Ethics will be available for review in print, without charge, to any stockholder who requests a copy by writing to us at 7950 Legacy Drive, Suite 400, Plano, Texas 75024, Attention: Investor Relations. Each of our directors, employees and officers are required to comply with the Code of Ethics.

We intend to disclose any amendments to our Code of Ethics and any waivers with respect to our Code of Ethics granted to our principal executive officer, our principal financial officer, or any of our other employees performing similar functions on our website at amihcorp.com within four business days after the amendment or waiver. In such case, the disclosure regarding the amendment or waiver will remain available on our website for at least 12 months after the initial disclosure. There have been no waivers granted with respect to our Code of Ethics to any such officers or employees.

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Policy on Equity Ownership

The Company does not have a policy on equity ownership at this time. However, as illustrated in “Certain Beneficial Owners and Management”, two out of our four current officers and directors are beneficial owners of stock of the Company.

Policy Against Hedging

The Company recognizes that hedging against losses in Company shares may disturb the alignment between stockholders and executives that equity awards are intended to build. Accordingly, the Company discourages ‘short sales’ of the Company’s securities by officers, directors and employees.

Compensation Recovery

Under the Sarbanes–Oxley Act of 2002 (the “Sarbanes-Oxley Act”), in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. We plan to implement a clawback policy in the future, although we have not yet implemented such policy.

Advisory Board

On March 17, 2021, the Company formed an Advisory Board to provide guidance to the Board of Directors, regarding business development, marketing, acquisitions and other growth initiatives, and on such other matters as the board of directors may from time-to-time request input and guidance on. The Advisory Board has no authority to bind the Company or the board of directors on any matters and was formed only to provide the director(s) non-binding guidance and advice as requested by the Directors from time to time.

On March 17, 2021, the board of directors appointed Mr. Kevin Harrington to the newly formed Advisory Board. The Advisory Board’s mandate is to provide guidance to the Board of Directors regarding business development, marketing, acquisitions, other strategic initiatives and other matters as may be requested. As of the date of this report, Mr. Harrington is the sole member of the Company’s Advisory Board.

Whistleblower Protection Policy

The Company adopted a Whistleblower Protection Policy (“Whistleblower Policy”) that applies to all of its directors, officers, employees, consultants, contractors and agents of the Company. The Whistleblower Policy has been reviewed and approved by the Board.

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Executive and Director Compensation

The following table sets forth information concerning the compensation of (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year, if any; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to paragraph (ii) but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year Ended December 31	Salary ($)(1)	Bonus ($)	Stock Award (s) *		Option Awards *	All Other Compensation(5)	Total
Jacob D. Cohen, President and CEO	2021	$150,000	—	$950,000	(4)	—	$18,000	$1,118,000
	2020	$120,000	—	$780,000	(3)	—	—	$900,000

Alejandro Rodriguez CEO, EPIQ MD, Inc.	2021	$115,000	—	$1,520,000	(6)	—	—	$1,635,000

Verdie Bowen COO, EPIQ MD, Inc.	2021	$60,000	—	$570,000	(7)	—	—	$630,000

Esteban Alexander, Former COO (2)	2020	$100,000	—	$780,000	(3)	—	—	$880,000

Alan Hernandez, Former CMO (2)	2020	$100,000	—	—		—	—	$100,000

Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. There have been no changes in the Company’s compensation policies since December 31, 2021.

* The fair value of stock issued for services computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 on the date of grant. The fair value of options granted computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 on the date of grant.

(1) $53,500, $25,000 and $25,000 has been accrued to each of Messrs. Cohen, Alexander and Hernandez, respectively, which remains unpaid as of the date of this prospectus.

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(2) On December 15, 2020, (a) Esteban Alexander, the Chief Operating Officer and member of the board of directors of the Company and (b) Luis Alan Hernandez, the Chief Marketing Officer and member of the board of directors of the Company, each provided notice to the board of directors of the Company of their resignation from their respective officer and Board positions, effective December 15, 2020.

(3) Represents the value of 3,000,000 shares of common stock issued on May 22, 2020, valued at $0.26 per share, in consideration for services rendered.

(4) Represents the value of 2,500,000 shares of common stock issued on January 22, 2021, valued at $0.38 per share, in consideration for services rendered.

(5) Represents an automobile allowance of $1,500 per month pursuant to the terms of Mr. Cohen’s employment agreement, dated April 12, 2019.

(6) Represents the value of 4,000,000 shares of common stock issued on January 22, 2021, valued at $0.38 per share, in consideration for services rendered.

(7) Represents the value of 1,500,000 shares of common stock issued on January 22, 2021, valued at $0.38 per share, in consideration for services rendered.

Employment Agreements

Employment Agreement of Jacob D. Cohen, Chief Executive Officer

Concurrent with the Share Exchange Agreement entered into on April 12, 2019, Jacob D. Cohen (“Mr. Cohen” or the “Executive”) entered into an Executive Employment Agreement with the Company (the “Executive Employment Agreement”). Effective on January 12, 2022, the Company entered into a new employment agreement with Mr. Cohen, which replaced and superseded the Executive Employment Agreement (the “New Employment Agreement”).

The New Employment Agreement, which provides for Mr. Cohen to continue to serve as the Company’s Chief Executive Officer, has a three-year term expiring January 12, 2025, provided that the New Employment Agreement automatically extends for additional one year terms thereafter in the event neither party provides the other at least 60 days prior notice of their intention not to renew the terms of the agreement. The New Employment Agreement also requires the Board, subject to certain exceptions, to nominate Mr. Cohen to serve on the Board at each stockholders’ meeting which occurs during the term of the New Employment Agreement and to serve as the Chairman of the Board.

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Pursuant to the terms of the New Employment Agreement, Mr. Cohen’s annual compensation package includes (1) a base salary of $180,000 per year, subject to automatic $60,000 annual increases beginning December 31, 2022 and on each December 31 thereafter, along with such other increases as may be determined in the sole discretion of the Board from time to time (the “Base Salary”); (2) a yearly incentive bonus (“Incentive Bonus”) equal to 10% of the net income of the Company and its current and existing and subsequently acquired or organized subsidiaries, determined annually on a consolidated basis by the Company’s independent accounting firm; and (3) an award of 5,000,000 restricted shares of the Company’s common stock as a signing bonus in consideration of Mr. Cohen entering into the New Employment Agreement. Mr. Cohen may also receive additional bonuses awarded from time to time in the discretion of the Board and/or Compensation Committee (if any) in cash, stock or other equity consideration, and the Board of Directors may also increase Mr. Cohen’s salary from time to time, with or without amending the New Employment Agreement, in its discretion. Mr. Cohen is also paid an automobile allowance of $1,500 per month during the term of the New Employment Agreement and is eligible to participate in our stock option plan and other benefit plans.

The agreement prohibits Mr. Cohen from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement in any state and any other geographic area in which we or our Subsidiaries provide Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the date of the termination of the agreement. “Restricted Services” means any online, direct-to-consumer subscription-based telemedicine or life-coaching platform, and any other services that we or our subsidiaries have provided or are researching, developing, performing and/or providing at any time during the two years immediately preceding the date of termination, or which Mr. Cohen has obtained any trade secret or other confidential information about at any time during the two years immediately preceding the date of termination of the agreement. “Restricted Products” means pharmaceutical drugs and other healthcare products and any other product, that we or our subsidiaries have provided or are researching, developing, manufacturing, distributing, purchasing, selling and/or providing at any time during the two years immediately preceding the date the agreement is terminated, or which Mr. Cohen obtained any trade secret or other confidential information in connection with at any time during the two years immediately preceding the date of termination of the agreement.

We may terminate Mr. Cohen’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by Mr. Cohen, any act of misappropriation of funds or embezzlement by Mr. Cohen, Mr. Cohen committing any act of fraud, or Mr. Cohen being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event Mr. Cohen suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of Mr. Cohen.

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Mr. Cohen may terminate his employment (a) for “good reason” (i.e., (i) if his position or duties are modified to such an extent that his duties are no longer consistent with the position of CEO of the Company, (ii) there has been a material breach by us of a material term of the agreement or Mr. Cohen reasonably believes that we are violating any law which would have a material adverse effect on our operations and such violation continues uncured thirty days after such breach and after notice thereof has been provided to us by Mr. Cohen, (iii) Mr. Cohen’s compensation is reduced without his consent, or we fail to pay to Mr. Cohen any compensation due to him upon five days written notice from Mr. Cohen informing us of such failure, (iv) if the Company’s headquarters are relocated to a location more than thirty-five (35) miles from the Company’s current headquarters in Plano, Texas, without his consent, or (v) if Mr. Cohen is also then serving as a member of the Board and is not re-nominated by the Board to serve as a member of the Board at any annual meeting of stockholders of the Company; provided, however, prior to any such termination by Mr. Cohen for “good reason”, Mr. Cohen must first advise us in writing (within 15 days of the occurrence of such event) and provide us 15 days to cure (5 days in connection with the reduction of Mr. Cohen’s salary or the failure to pay amounts owed to him)); (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

In the event that Mr. Cohen’s employment is terminated for any reason (not including, however, a termination by us for “cause” or a termination as a result of Mr. Cohen’s death or disability) during the twelve month period following a Change of Control (a “Change of Control Termination”) or in anticipation of a Change of Control, we are required to pay Mr. Cohen, within 60 days following the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to 3.0 times the sum of his current base salary and the amount of the last bonus payable to Mr. Cohen (the “Change of Control Payment”), which amount is due within 60 days of the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control. If Mr. Cohen’s employment terminates due to a Change of Control Termination within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for all purposes. In addition, in the event of a Change of Control, all of Mr. Cohen’s equity-based compensation immediately vests to Mr. Cohen and any outstanding stock options held by Mr. Cohen can be exercised by Mr. Cohen until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances, provided that if Mr. Cohen’s employment ends in anticipation of a Change of Control and such equity-based compensation awards or stock options have previously expired pursuant to their terms, the Company is required to pay Mr. Cohen a lump sum payment, payable on the same date as the Change of Control Payment, equal to the black scholes value of the expired and unexercised equity compensation awards and stock options held by Mr. Cohen on the date of termination, based on the value of such awards had they been exercisable through the end of their stated term and had not previously expired. “Change of Control” for the purposes of the agreement means: (a) any person obtaining beneficial ownership representing more than 50% of the total voting power represented by our then outstanding voting securities without the approval of not fewer than two-thirds of our Board of Directors; (b) a merger or consolidation of us whether or not approved by our Board of Directors, other than a merger or consolidation that would result in our voting securities immediately prior thereto continuing to represent at least 50% of the total voting power outstanding immediately after such merger or consolidation, (c) our stockholders approving a plan of complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, or (d) as a result of the election of members to our Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors on January 12, 2022, except in the event that such slate of directors is proposed by a committee of the Board or the Board; provided that if the definition of “Change of Control” in our Stock Incentive Plans or Equity Compensation Plans is more favorable than the definition above, then such definition shall be controlling.

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If Mr. Cohen’s employment is terminated pursuant to his death or disability, (i) all salary, vacation days, and bonuses accrued through the termination date will be paid to Mr. Cohen’s estate or beneficiaries or to Mr. Cohen, as applicable, in cash within 30 days of the termination date; (ii) 100% of Mr. Cohen’s then current annual Base Salary, as in effect on the date the agreement is terminated (the “Termination Date”), will be paid to Mr. Cohen’s estate or beneficiaries or to Mr. Cohen, as applicable, in cash when due under Texas law; (iii) the pro rata amount of any discretionary bonus and performance bonus he would have been due for the year in which the termination date occurred will be paid to Mr. Cohen’s estate or beneficiaries or to Mr. Cohen, as applicable, at the time when annual bonuses are paid to the Company’s other senior executives for that fiscal year; (iv) Mr. Cohen and his eligible family members will continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if Mr. Cohen’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage), subject to certain rights which reduce such obligation if Mr. Cohen is covered by health insurance with a substantially similar level of insurance as prior to the termination; and (v) any vested benefits which Mr. Cohen is required or eligible to receive as of the termination date under any plan, contract or agreement of the Company and its affiliates will be paid or provided to Mr. Cohen’s estate or beneficiaries or to Mr. Cohen, as applicable, on a timely basis.

If Mr. Cohen’s employment is terminated pursuant to the end of the initial term (or any renewal term), without “good reason” by Mr. Cohen, or by us for “cause”, Mr. Cohen is entitled to all salary accrued through the termination date and no other benefits other than as required under the terms of employee benefit plans in which Mr. Cohen was participating as of the termination date. Additionally, any unvested stock options or equity compensation held by Mr. Cohen immediately terminate and are forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) are subject to the terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Mr. Cohen.

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If Mr. Cohen’s employment is terminated by Mr. Cohen for “good reason”, or by us without “cause”, (i) Mr. Cohen will be paid, in two lump sum payments, (a) all salary, vacation days, and bonuses accrued through the termination date, payable when due under Texas law, and (b) an amount, payable within 60 days after the termination date, equal to 3.0 times (the “Severance Multiple”) the sum of (1) the Base Salary then in effect plus (2) the average Incentive Bonus and Discretionary Bonus received by Mr. Cohen for the Company’s one or two most recent complete fiscal years, as applicable at the time of the termination (or, if termination occurs during the first year of employment, a prorated amount), provided that, if less than one year remains in the term of the agreement after the termination date, the Severance Multiple will be 1.0; (ii) the pro rata amount of any discretionary bonus and performance bonus he would have been due for the year in which the termination date occurred will be paid to Mr. Cohen at the time when annual bonuses are paid to the Company’s other senior executives for that fiscal year; and (iii) Mr. Cohen and his eligible family members will continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if Mr. Cohen’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage), subject to certain rights which reduce such obligation if Mr. Cohen is covered by health insurance with a substantially similar level of insurance as prior to the termination. Additionally, unvested benefits (whether equity or cash benefits and bonuses) will vest immediately upon such termination and any outstanding stock options previously granted to Mr. Cohen will vest immediately upon such termination and will be exercisable until the earlier of (A) one year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstance. Mr. Cohen will also receive any other benefits payable under any other benefit plans in which he is entitled to participate through the termination date, subject to and in accordance with the terms of such plans.

The agreement contains standard assignment of inventions, indemnification and confidentiality provisions. Further, Mr. Cohen is subject to non-solicitation covenants during the term of the agreement and for twelve months thereafter. Although Mr. Cohen will be prohibited from competing with us while he is employed with us, he will only be prohibited from competing for twelve months after his employment with us ends pursuant to the agreement.

Employment Agreement of Dr. Craig Hewitt, Chief Financial Officer

On February 11, 2022, and effective on March 30, 2022, the Company entered into a Confidential Employment Offer Letter and Summary of Terms and Conditions with Dr. Craig Hewitt (the “Employment Agreement”).

Pursuant to the Employment Agreement, Dr. Hewitt agreed to serve as Chief Financial Officer (“CFO”) of the Company. In his role as CFO Dr. Hewitt’s responsibilities include, but are not limited to, (i) creating, coordinating, and evaluating the financial programs and supporting information systems of the Company to include budgeting, tax planning, and conservation of assets; (ii) assisting the Company by providing all information necessary in connection with the Company’s becoming listed on NASDAQ; (iii) creating investment related documentation and presenting to prospective investors for both debt and equity financings; (iv) developing an organizational chart and layout for the Company; (v) assist in the hiring and development of key individuals across the Company and its subsidiaries; (vi) directing financial audits and providing recommendations for procedural improvements; (vii) approving and coordinating changes and improvements in automated financial and management information systems for the Company; (viii) ensuring compliance with local, state, and federal budgetary reporting requirements; (ix) coordinating the preparation of financial statements, financial reports, tax returns, special analyses, and information reports; (x) developing and implementing finance, accounting, billing, and auditing procedures; (xi) establishing and maintaining appropriate internal control safeguards; (xii) interacting with other managers to provide consultative support to planning initiatives through financial and management information analyses, reports, and recommendations; (xiii) ensuring records systems are maintained in accordance with generally accepted auditing standards; (xiv) developing and directing the implementation of strategic business and/or operational plans, projects, programs, and systems; (xv) reviewing, analyzing, and structuring all potential M&A activity for the Company; (xvi) analyzing cash flow, cost controls, and expenses to guide business leaders; (xvii) analyzing financial statements to pinpoint potential weak areas; (xviii) establishing and implementing short and long-range departmental goals, objectives, policies, and operating procedures; (xix) serving on planning and policy-making committees; and (xx) representing the Company externally to media, government agencies, funding agencies, and the general public.

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In consideration for performing such services, which require that Dr. Hewitt allocate his full business efforts to the Company, the Company agreed to pay Dr. Hewitt a starting salary of $48,000 per year, which will be increased to $120,000 if and when the Company achieves a successful uplisting to a national exchange (NASDAQ or NYSE). Additionally, Dr. Hewitt will be eligible to participate in other performance base incentives, benefits, employee stock option plans of the Company. Dr. Hewitt will initially work remotely from his home in Tennessee, but may be required to relocate to the Dallas-Fort Worth area upon the Company’s common stock being listed on a national exchange. Dr. Hewitt’s employment agreement also contains confidentiality terms and requires Dr. Hewitt to enter into a confidentiality and non-disclosure agreement with the Company in connection with his employment by the Company. Dr. Hewitt may also receive additional bonuses awarded from time to time in the discretion of the Board and/or Compensation Committee (if any) in cash, stock or other equity consideration, and the Board of Directors may also increase Mr. Hewitt’s salary from time to time, with or without amending the Employment Agreement, in its discretion.

Employment Agreement of Alejandro Rodriguez, Chief Executive Officer of EPIQ MD, Inc.

On January 21, 2021, we entered into an Executive Employment Agreement with Alejandro Rodriguez, pursuant to which Mr. Rodriguez agreed to serve as the Chief Executive Officer of EPIQ MD, Inc. (“EPIQ MD”), a newly formed wholly-owned Texas subsidiary of the Company. The agreement has an initial term of three years, beginning on January 1, 2021, provided that the agreement automatically extends for additional one-year terms thereafter in the event neither party provides the other at least 60 days prior notice of their intention not to renew the terms of the agreement.

Pursuant to the terms of the agreement, Mr. Rodriguez’s annual compensation package includes annual base compensation of $90,000 for the first three months, which increases to an annual base salary of $120,000 commencing April 1, 2021, throughout the initial term of this agreement, provided that the annual salary increases to $240,000 upon Mr. Rodriguez and EPIQ MD achieving the First Performance Benchmarks (defined below), and increases to $500,000 upon achieving the Second Performance Benchmark (defined below).

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The “First Performance Benchmarks” are defined as the (a) launch the EPIQ MD Ambassador Program (defined below); (b) EPIQ MD enrolling 10,000 active customers; (c) EPIQ MD enrolling 50,000 active customers by May 31, 2022; and (d) EPIQ MD enrolling 100,000 active customers by March 31, 2023. The “Second Performance Benchmark” is defined as EPIQ MD enrolling 200,000 active customers by March 31, 2024. “Launching of the Ambassador Program” means the commencement and implementation of the direct-sales campaign wherein independent contractors will become sales agents of EPIQ MD for the purposes of soliciting and procuring end-use customers for EPIQ MD’s telemedicine services. As of the date of this prospectus, none of the First Performance Benchmarks or the Second Performance Benchmarks have been achieved.

As additional consideration pursuant to the agreement, the Company agreed to issue Mr. Rodriguez (a) 4,000,000 shares of restricted common stock, subject to forfeiture and vesting, of which 2,000,000 shares will vest upon the Launching of the Ambassador Program; 1,200,000 shares will vest upon EPIQ MD reaching the 5,000 active customer mark; and the remaining 800,000 shares will vest upon EPIQ MD reaching the 10,000 active customer mark, provided that all shares vest if the Company uplists its common stock to a higher trading exchange; and (b) together with other senior executives of EPIQ MD, up to 33% of the ownership of EPIQ MD, due as follows: 10% if Section (a) of the First Performance Benchmarks are met; 5% if Section (b) of the First Performance Benchmarks are met; 5% if Section (c) of the First Performance Benchmarks are met; 5% if Section (d) of the First Performance Benchmarks are met; and 8% if the Second Performance Benchmark is met, which shares shall vest immediately if EPIQ MD completes a spin-off, up-listing and/or a change of control event.

The board of directors and/or Compensation Committee (if any) may also authorize bonuses payable to Mr. Rodriguez from time to time in their discretion, in cash or securities, and the Board of Directors may also increase Mr. Rodriguez’s salary from time to time, with or without amending the employment agreement, in its discretion.

The agreement prohibits Mr. Rodriguez from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement in any state and any other geographic area in which we or our subsidiaries provide Nutraceutical products or services, directly or indirectly, during the twelve months preceding the date of the termination of the agreement.

We may terminate Mr. Rodriguez’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by Mr. Rodriguez, any act of misappropriation of funds or embezzlement by Mr. Rodriguez, Mr. Rodriguez committing any act of fraud, or Mr. Rodriguez being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event Mr. Rodriguez suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of Mr. Rodriguez.

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Mr. Rodriguez may terminate his employment (a) for “good reason” (i.e., (i) if his position or duties are modified to such an extent that his duties are no longer consistent with the position of CEO of EPIQ MD, (ii) there has been a material breach by us of a material term of the agreement or Mr. Rodriguez reasonably believes that we are violating any law which would have a material adverse effect on our operations and such violation continues uncured thirty days after such breach and after notice thereof has been provided to us by Mr. Rodriguez, or (iii) Mr. Rodriguez’s compensation is reduced without his consent, or we fail to pay to Mr. Rodriguez any compensation due to him upon 15 days written notice from Mr. Rodriguez informing us of such failure); provided, however, prior to any such termination by Mr. Rodriguez for “good reason”, Mr. Rodriguez must first advise us in writing (within 15 days of the occurrence of such event) and provide us 15 days to cure (15 days in connection with the reduction of Mr. Rodriguez’s salary or the failure to pay amounts owed to him)); (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

If Mr. Rodriguez’s employment is terminated by Mr. Rodriguez for “good reason”, or by us without “cause”, Mr. Rodriguez is entitled to continue to receive the salary due pursuant to the terms of the agreement at the rate in effect upon the termination date for six (6) months and we are required to pay 12 months of Mr. Rodriguez’s COBRA expenses.

The agreement contains standard assignment of inventions, indemnification, confidentiality and arbitration provisions. Further, Mr. Rodriguez is subject to non-solicitation covenants during the term of the agreement.

Employment Agreement of Verdie Bowen, President and Chief Operating Officer of EPIQ MD, Inc.

On January 21, 2021, we entered into an Executive Employment Agreement with Verdie Bowen, pursuant to which Mr. Bowen agreed to serve as the President and Chief Operating Officer of EPIQ MD. The agreement has an initial term of three years, beginning on January 1, 2021, provided that the agreement automatically extends for additional one-year terms thereafter in the event neither party provides the other at least 60 days prior notice of their intention not to renew the terms of the agreement.

Pursuant to the terms of the agreement, Mr. Bowen’s annual compensation package includes base annual compensation of $60,000 for the first three months, which increases to an annual base salary of $120,000 commencing April 1, 2021 throughout the initial term of this agreement, provided that the annual increases to $240,000 upon Mr. Bowen and EPIQ MD achieving 10,000 active customers.

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As additional consideration pursuant to the agreement, the Company agreed to issue Mr. Bowen (a) 1,500,000 shares of restricted Company common stock, subject to forfeiture and vesting, of which 500,000 shares vest upon the Launching of the Ambassador Program; 500,000 vest upon EPIQ MD reaching the 5,000 active customer mark; and 500,000 vesting upon EPIQ MD reaching the 10,000 active customer mark, provided that all shares shall vest if the Company’s common stock is uplisted to a higher trading exchange; and (b) up to 750,000 shares of EPIQ MD, upon reaching certain milestones, which vest immediately if EPIQ MD completes a spin-off, up-listing and/or a change of control event. As of the date of this prospectus, none of these benchmarks have been achieved.

The board of directors and/or Compensation Committee (if any) may also authorize bonuses payable to Mr. Bowen from time to time in their discretion, in cash or securities, and the Board of Directors may also increase Mr. Bowen’s salary from time to time, with or without amending the employment agreement, in its discretion.

The agreement prohibits Mr. Bowen from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement in any state and any other geographic area in which we or our subsidiaries provide Nutraceutical products or services, directly or indirectly, during the twelve months preceding the date of the termination of the agreement.

We may terminate Mr. Bowen’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by Mr. Bowen, any act of misappropriation of funds or embezzlement by Mr. Bowen, Mr. Bowen committing any act of fraud, or Mr. Bowen being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event Mr. Bowen suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of Mr. Bowen.

Mr. Bowen may terminate his employment (a) for “good reason” (i.e., (i) if his position or duties are modified to such an extent that his duties are no longer consistent with the position of President and Chief Operating Officer of EPIQ MD, (ii) there has been a material breach by us of a material term of the agreement or Mr. Bowen reasonably believes that we are violating any law which would have a material adverse effect on our operations and such violation continues uncured thirty days after such breach and after notice thereof has been provided to us by Mr. Bowen, or (iii) Mr. Bowen’s compensation is reduced without his consent, or we fail to pay to Mr. Bowen any compensation due to him upon 15 days written notice from Mr. Bowen informing us of such failure); provided, however, prior to any such termination by Mr. Bowen for “good reason”, Mr. Bowen must first advise us in writing (within 15 days of the occurrence of such event) and provide us 15 days to cure (15 days in connection with the reduction of Mr. Bowen’s salary or the failure to pay amounts owed to him)); (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

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If Mr. Bowen’s employment is terminated by Mr. Bowen for “good reason”, or by us without “cause”, Mr. Bowen is entitled to continue to receive the salary due pursuant to the terms of the agreement at the rate in effect upon the termination date for six (6) months or otherwise until such obligation ceases and we are required to pay 12 months of Mr. Bowen’s COBRA expenses.

The agreement contains standard assignment of inventions, indemnification, confidentiality and arbitration provisions. Further, Mr. Bowen is subject to non-solicitation covenants during the term of the agreement.

Employment Agreements with Maja Matthews and Sultan Haroon of Epiq Scripts, LLC

Effective on March 4, 2022, EPIQ Scripts entered into employment agreements with Maja Matthews and Sultan Haroon (each an “Employee” or collectively, the “Employees”).

The agreements are substantially identical, except that Mr. Matthews’ agreement provides for Mr. Matthews to serve as EPIQ Scripts’ Director of Business Development and provides for compensation of $125,000 per year; and Mr. Haroon’s agreement provides for him to serve as EPIQ Scripts’ Director of Business Operations and provides for compensation of $100,000 per year.

Each agreement has a one-year term expiring March 4, 2023, provided that the term of each of the agreements automatically extends on a year-to-year basis thereafter, in the event neither party provides the other at least 30 days prior notice of their intention not to renew the terms of the agreement.

The terms of each agreement are discussed below:

The agreement prohibits the Employee from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement which generally restricts their ability to compete against us in any state and any other geographic area in which we or our subsidiaries provide services or products or in connection with any confidential information obtained from the Company.

We may terminate the Employee’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by the Employee (subject to a 20 day cure right), any act of misappropriation of funds or embezzlement by the Employee, the Employee committing any act of fraud, or the Employee being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event the Employee suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of the Employee.

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The Employee may terminate his employment (a) for “good reason”, including (i) if there has been a material breach by the Company of a material term of the agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following twenty days after such breach and after notice thereof has been provided to the Company by the Employee, or (ii) Employee’s compensation is reduced without Employee’s consent, or the Company fails to pay to Employee any compensation due to him upon five days written; or (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

If the Employee’s employment is terminated pursuant to his death, his disability, by the Company for cause, by the Employee without “good reason”, or the end of the initial term or any renewal term, the Employee is entitled to salary accrued through the dated of termination and no other benefits other than as required under the terms of employee benefit plans in which Employee was participating as of the termination date.

If the Employee’s employment is terminated for “good reason” or without cause by the Company, the Employee is entitled to continue to receive the base salary due under the agreement at the rate in effect upon the termination of the agreement, for four months following such termination, payable in accordance with the Company’s normal payroll practices and policies, as if Employee’s employment had not terminated.

The agreements contain standard assignment of inventions, indemnification and confidentiality provisions. Further, each Employee is subject to non-solicitation covenants during the term of the agreement and for twelve months thereafter. Although the Employees will be prohibited from competing with us while they are employed with us, they will only be prohibited from competing for twelve months after their employment with us ends pursuant to the agreements.

Consulting Agreement

On March 8, 2021, we entered into a Consulting Agreement with KBHS, LLC (“KBHS”), whose Chief Executive Officer is Mr. Kevin Harrington, who has been appointed as the sole member of our Advisory Board.

Pursuant to the Consulting Agreement, KBHS agreed to provide consulting services to the Company as the Company’s Brand Ambassador, including providing endorsement services and advising on marketing, promotions, acquisitions, licensing and business development. KBHS also agreed to up to four webinar appearances on behalf of the Company per year to support the Company’s direct sales efforts. The Consulting Agreement has a term of two years, and can be terminated with ten days prior written notice (subject to applicable cure rights set forth in the Consulting Agreement), in the event we or KBHS breach any term of the agreement, or we fail to pay any amounts due, become subject to any government regulatory investigation, certain lawsuits, claims, actions or take certain other actions during the term of the Consulting Agreement.

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As consideration for providing the services under the Consulting Agreement, we agreed to issue KBHS 1.5 million shares of restricted common stock, which vest immediately upon issuance, to pay KBHS $10,000 per month, and agreed to pay KBHS a 5% finder’s fee on any new business introduced or developed by KBHS and 7.5% of the value of any acquisition or merger created or developed exclusively by KBHS, undertaken by the Company, subject to applicable laws. In the event we fail to pay any consideration due under the Consulting Agreement, such amount accrues interest at the rate of 1.5% per month until paid in full. As of the date of this prospectus, no payments have been made under the Consulting Agreement.

Director Summary Compensation Table

We grant our Board members options from time to time as consideration for their services to the Board. Our executive officers are not paid any consideration for their service to the Board separate from the consideration they are paid as executive officers of the Company, as shown above.

The following table sets forth summary information concerning the compensation we paid to non-executive directors during the year ended December 31, 2021:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Peter “Casey” Jensen	$-	$-	$-	$-

* The table above does not include the amount of any expense reimbursements paid to the above directors. No directors received any Stock Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings during the period presented. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

(1) Represents the fair value of the grant of certain options to purchase shares of our common stock calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Outstanding Option Equity Awards at 2021 Fiscal Year End

There were no unvested stock or option awards outstanding at year end held by executive officers.

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Certain Relationships and Related Transactions

Except as discussed below or otherwise disclosed above under “Executive and Director Compensation”, which information is incorporated by reference where applicable in this “Certain Relationships and Related Transactions” section, the following sets forth a summary of all transactions since the beginning of the fiscal year of 2019, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at the fiscal year-end for 2021 and 2020, and in which any related person had or will have a direct or indirect material interest (other than compensation described above under “Executive and Director Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Loans from Related Parties

On June 21, 2019, the Company issued a promissory note with a principal amount of $40,000 to a related party (the father of the Company’s CEO, Jacob Cohen) in exchange for $40,000 in cash. The promissory note is unsecured, has a maturity date of June 21, 2020 and accrues interest at the rate of 8% per annum until paid in full by the Company. Furthermore, the Company issued 50,000 shares of the Company’s common stock to the related party investor as further consideration to enter into the loan with the Company. The Company issued 50,000 shares of common stock valued at $0.10 per share or $5,000, which was accounted for as a discount on the note. This note was repaid in full in March 2020.

On September 9, 2019, the Company issued a promissory note with a principal amount of $100,000 to a related party (the father of the Company’s CEO, Jacob Cohen) in exchange for $100,000 in cash. The promissory note is unsecured, has a maturity date of September 9, 2020 and accrues interest at the rate of 8% per annum until paid in full by the Company. Furthermore, the Company issued 100,000 shares of the Company’s common stock to the related party investor as further consideration to enter into the loan with the Company. The Company issued 100,000 shares of common stock valued at $1.00 per share or $100,000, which was accounted for a discount on the note. This note was repaid in full in August 2020.

Amortization of the discounts on the note was $30,874 for the 12 months ended December 31, 2019.

As of December 31, 2021, the short-term note payable to Kemah Development Texas, LP, a company owned by Dror Family Trust, a former related party totaled $13,473.

On September 27, 2021, October 29, 2021, November 2, 2021, and November 12, 2021, Jacob Cohen, our Chief Executive Officer, advanced the Company, $50,000, $15,000, $10,000, and $40,000, respectively, which loans are payable upon demand and not bearing interest. This amount was repaid in November 2021.

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Long-Term Debt to Related Parties

On April 12, 2019 the Company entered into individual share exchange agreements and promissory notes with each of Daniel Dror, Winfred Fields and former directors Everett Bassie (also the former CFO of the Company) and Charles Zeller (the “AMIH Shareholders”), whereby the AMIH Shareholders agreed to cancel and exchange a total of 5,900,000 shares of their AMIH common stock. The Company issued individual promissory notes with an aggregate principal balance of $350,000 (the “Promissory Notes”) for cancellation of the 5,900,000 shares of common stock. The Promissory Notes have a term of two years and accrue interest at the rate of 10% per annum until paid in full by the Company. As of December 31, 2019, 4,250,000 shares were returned to Treasury for cancellation, and 1,650,000 shares were cancelled in 2020. The Company accrued $18,956 and $29,956 of interest on these notes during the years ended December 31, 2020 and 2021, respectively.

The Company incurred long term debt in the amount of $37,027 during the year ended December 31, 2019 to purchase equipment used in its operations. The total purchase price was $37,027, with the Company making a down payment in the amount of $3,000. The note is due in monthly payments of $1,258.50, including interest at 8%, due in September 2021. Due to the Company’s discontinued operations of its MedSpas, the equipment was returned in the third quarter of 2020. As of December 31, 2020 and 2021, the balance of the note was $0.

At December 31, 2021, accrued compensation was $103,500, representing $53,500 as owed to Jacob Cohen, the Company’s CEO and $25,000 owed to each of Alan Hernandez and Esteban Alexander, the Company’s former officers and directors.

Additional Transactions

On July 5, 2019, our board of directors adopted and approved our 2019 Stock Option and Incentive Plan. The Plan is intended to promote the interests of our Company by providing eligible person with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company. The maximum number of shares available to be issued under the Plan is currently 10,000,000 shares, subject to adjustments for any stock splits, stock dividends or other specified adjustments which may take place in the future. The Company issued a total of 2,535,000 shares to eligible persons under the Plan and recorded a total $2,193,550 as Stock Based Compensation against these issuances for the year ended December 31, 2021.

On January 13, 2020, and with an effective date of December 31, 2019, the Company sold 100% of its interest in YS Brands to its then current officers and directors, Jacob Cohen, Alan Hernandez and Esteban Alexander, in consideration of $300 in cash.

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On May 20, 2020, the Company issued one share of its newly designated shares of Series A Preferred Stock (the rights associated with such Series A Preferred Stock are described in greater detail under “Description of Capital Stock—Preferred Stock—Series A Preferred Stock”), to each of the three members of its then board of directors, (1) Jacob D. Cohen, (2) Esteban Alexander and (3) Alan Hernandez, in consideration for services rendered to the Company as members of the board of directors. Such shares of Series A Preferred Stock vote in aggregate sixty percent (60%) of the total vote on all shareholder matters, voting separately as a class, as discussed in greater detail under “Description of Capital Stock—Preferred Stock—Series B Convertible Preferred Stock”. Notwithstanding such voting rights, no change in control of the Company was deemed to have occurred in connection with the issuance since Messrs. Cohen, Alexander and Hernandez, own in aggregate 68% of the Company’s outstanding common stock and therefore controlled the Company prior to such issuance.

On October 2, 2020, Jacob D. Cohen, the Chief Executive Officer and member of the board of directors of the Company entered into Stock Purchase Agreements with each of (a) Esteban Alexander, the Chief Operating Officer and member of the board of directors of the Company, and (b) Luis Alan Hernandez, the Chief Marketing Officer and member of the board of directors of the Company (collectively, the “Preferred Holders” and the “Stock Purchase Agreements”).

Pursuant to the Stock Purchase Agreements, Mr. Alexander agreed to sell 7,000,000 shares of common stock of the Company which he held to Mr. Cohen, which rights to such shares were assigned by Mr. Cohen to Cohen Enterprises, Inc., which entity he controls (“Cohen Enterprises”), in consideration for an aggregate of $1,500 as well as for the amount of services provided by Mr. Cohen to the Company; and Mr. Hernandez agreed to sell 4,000,000 shares of common stock of the Company which he held to Cohen Enterprises, in consideration for an aggregate of $1,000 as well as for the amount of services provided by Mr. Cohen to the Company. The sales closed on November 5, 2020.

One of the reasons that Mr. Alexander and Mr. Hernandez agreed to the terms of the Stock Purchase Agreements (including the sale of the shares of common stock of the Company at below market value), is because (a) each of Mr. Cohen, Mr. Alexander, and Mr. Hernandez were all appointed as officers and directors of the Company at the same time in April 2019, with the intention that such persons would provide a relatively equal amount of services to the Company in the roles as officers and directors thereof; (b) since such appointment date Mr. Cohen has been required to provide a disproportionate amount of services to the Company; and (c) each of Mr. Alexander and Mr. Hernandez desired to provide additional consideration to Mr. Cohen for such disproportionate level of service.

A condition to the Stock Purchase Agreements was that each of Mr. Alexander and Mr. Hernandez resign as a member of the board of directors of the Company by no later than January 15, 2021, which resignations were effective December 15, 2020.

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A further requirement to the terms of the Stock Purchase Agreements was that each of Mr. Alexander and Mr. Hernandez take such actions necessary and which may be requested from time to time by Mr. Cohen, to affect the cancellation of the one share of Series A Preferred Stock of the Company held by each of them, for no consideration (including, but not limited to, without the required payment by the Company of the $1 redemption price described in the designation of such Series A Preferred Stock).

The shares of Series A Preferred Stock held by Mr. Alexander and Mr. Hernandez were canceled on November 6, 2020. The common shares were also transferred to Mr. Cohen on November 6, 2020, and as such, a change of control occurred on such date, with Mr. Cohen taking over voting control of the Company.

In January 2021, the Company issued Mr. Cohen an aggregate of 2.5 million shares of common stock in consideration for services rendered.

On January 12, 2022, the Company issued an award of 5,000,000 restricted shares of the Company’s common stock as a signing bonus in consideration of Mr. Cohen entering into his new Employment Agreement with the Company.

On October 7, 2021, the Company incorporated Mangoceuticals, Inc. (“Mangoceuticals”) in the state of Texas with the intent of focusing on developing, marketing and selling a variety of men’s wellness products and services via a telemedicine platform. Subsequent to incorporation, Mangoceuticals issued 1,000,000 shares of common stock each to Jacob D. Cohen, the Chief Executive Officer of the Company, and a third party, in consideration for services rendered. As a result, Mangoceuticals is currently 80% owned by the Company.

Review, Approval and Ratification of Related Party Transactions

The Audit Committee of the Board of Directors of the Company is tasked with reviewing and approving any issues relating to conflicts of interests and all related party transactions of the Company (“Related Party Transactions”). The Audit Committee, in undertaking such review and will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a Related Party Transaction: (1) the fairness of the terms for the Company (including fairness from a financial point of view); (2) the materiality of the transaction; (3) bids / terms for such transaction from unrelated parties; (4) the structure of the transaction; (5) the policies, rules and regulations of the U.S. federal and state securities laws; (6) the policies of the Committee; and (7) interests of each related party in the transaction.

The Audit Committee will only approve a Related Party Transaction if the Audit Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Audit Committee are deemed a related party, the Related Party Transaction will be considered by the disinterested members of the Board of Directors in place of the Committee.

122

In addition, our Code of Ethics (described above under “Code of Ethics”), which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

Where You Can Find Additional Information

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting us at our address at 7950 Legacy Drive, Suite 400, Plano, Texas 75024 or by email at info@amihcorp.com.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and are available for download, free of charge, soon after such reports are filed with or furnished to the SEC, on our website at https://amihcorp.com/investors/. Our website address is https://amihcorp.com.

We do not incorporate information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

123

Indemnification of Directors and Officers

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Bylaws, as amended and restated (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

124

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of American International Holdings Corp.,

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American International Holdings Corp. (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the two-year period then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has suffered net losses from continuing and discontinued operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

As discussed in Note 12, the Company borrows funds through the use of convertible notes payable that contain a conversion price that may be fixed or fluctuates with the stock price.

Auditing management’s estimates of the fair value of the derivative liability involves significant judgements and estimates given the embedded conversion features of the notes.

To evaluate the appropriateness of the fluctuation of the conversion price, the embedded conversion feature requires bifurcation from the host contract and is recorded as a liability subject to market adjustments as of each reporting period. Significant judgment is exercised by the Company in determining derivative liability values for these convertible note agreements, including the use of a specialist engaged by management.

We evaluated management’s conclusions regarding their derivative liability and reviewed support for the significant inputs used in the valuation model, as well as assessing the model for reasonableness.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2015

Houston, Texas
March 29, 2022

F-2

American International Holdings Corp.

Consolidated Balance Sheets

	(Audited)	(Audited)
	December 31, 2021	December 31, 2020

ASSETS
CURRENT ASSETS:
Cash and equivalents	$1,209,807	$25,235
Inventory	3,840	-
Prepayment and deposits	-	3,333
Assets of discontinued operations	-	9,971
TOTAL CURENT ASSETS	1,213,647	38,539

NON-CURRENT ASSETS
Rent deposits	3,599	3,800
Assets of discontinued operations	14,199	223,183
NET NON-CURRENT ASSETS	17,798	226,983

TOTAL ASSETS	$1,231,445	$265,522

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$54,918	$14,576
Accrued interest payable	93,776	42,195
Accrued compensation - related parties	103,500	154,500
Convertible notes payable, net of debt discount of $2,479,023 and $370,923	396,419	74,827
Loans payable to related parties	123,473	13,473
Loans payable	75,000	55,000
Derivative liabilities	4,141,272	517,366
Net liabilities of discontinued operations	112,199	669,574
TOTAL CURRENT LIABILITIES	5,100,557	1,541,511

LONG-TERM LIABILITIES
Convertible notes payable, net of debt discount of $0 and $78,482	-	5,018
Long-term debt - related parties	-	110,000
TOTAL LONG-TERM LIABILITIES	-	115,018

TOTAL LIABILITIES	5,100,557	1,656,529

STOCKHOLDERS’ DEFICIT
Preferred stock, (par value $0.0001, 5,000,000 shares authorized, of which 1 and 1 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively)	-	-
Common stock (par value $.0001, 195,000,000 shares authorized, of which 84,445,067 and 55,066,855 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively)	8,445	5,507
Treasury stock, at cost	(3,894)	(3,894)
Additional paid in capital	16,666,906	9,167,038
Accumulated deficit	(20,540,569)	(10,559,658)
TOTAL STOCKHOLDERS’ DEFICIT	(3,869,111)	(1,391,007)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,231,445	$265,522

The accompanying notes are an integral part of these consolidated audited financial statements.

F-3

American International Holdings Corp.

Consolidated Statements of Operations

	(Audited)	(Audited)
	For The Twelve	For The Twelve
	Months Ended	Months Ended
	December 31, 2021	December 31, 2020

Revenues
Revenues	$20,169	$2,115
Cost of revenues	39,738	-
Gross profit (loss)	(19,569)	2,115

Operating expenses
General and administrative expenses	6,975,654	3,711,317
Total operating expenses	6,975,654	3,711,317

Income (loss) from operations	(6,995,223)	(3,709,202)

Other income (expenses)
Amortization of debt discount	(1,958,298)	(777,964)
Change in derivative liabilities	(1,071,028)	(107,574)
Forgiveness of Loan	45,500	-
Impairment Loss	-	(605,488)
Interest expense	(184,589)	(219,280)
Settlement loss	(61,859)	(1,041,445)
Other income	-	300
Total other income (expense)	(3,230,274)	(2,751,451)

Income (loss) before income taxes	(10,225,497)	(6,460,653)

Income taxes	-	-

Net (loss) from continuing operations	$(10,225,497)	$(6,460,653)

Discontinued operations:
Income (loss) from discontinued operations	244,586	(879,237)
Total discontinued operations	244,586	(879,237)

Net loss	$(9,980,911)	$(7,339,890)

Basic income (loss) per share
Continuing operations	$(0.14)	$(0.18)
Discontinued operations	$0.00	$(0.02)

Diluted income (loss) per share
Continuing operations	$(0.14)	$(0.18)
Discontinued operations	$0.00	$(0.02)

Weighted average number of shares outstanding
Basic	74,925,101	35,462,109
Diluted	75,311,586	35,456,109

The accompanying notes are an integral part of these consolidated audited financial statements.

F-4

American International Holdings Corp.

Consolidated Statement of Changes in Stockholders’ Deficit

(Audited)

	Preferred Stock A		Preferred Stock B		Common Stock		Additional Paid-in	Common Stock	Retained Earnings	Treasury	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	(Deficit)	Stock	(Deficit)

Balance, December 31, 2019	-	$-	-	$-	27,208,356	$2,721	$2,186,651	$25,000	$(3,219,768)	$(103,537)	$(1,108,933)

Imputed interest	-	-	-	-	-	-	3,345	-	-	-	3,345

Reclassification of derivative liabilities due to note conversion	-	-	-	-	-	-	907,551	-	-	-	907,551

Issuance of Series B preferred shares for investment	-	-	500,000	50	-	-	605,438	-	-	-	605,438

Issuance of common shares under private placement	-	-	-	-	131,250	13	71,487	(25,000)	-	-	46,500

Cancellation of treasury stock	-	-	-	-	(1,650,000)	(165)	(99,478)	-	-	99,643	-

Issuance of common shares for note settlement	-	-	-	-	18,916,774	1,892	2,632,227	-	-	-	2,634,119

Issuance of shares for services - related parties	1	-	-	-	6,000,000	600	1,559,400	-	-	-	1,560,000

Issuance of shares for services	-	-	-	-	2,377,142	238	1,300,575	-	-	-	1,300,813

Issuance of common shares for Series B preferred shares conversion	-	-	(500,000)	(50)	2,083,333	208	(158)	-	-	-	50

Net (loss)	-	-	-	-	-	-	-	-	(7,339,890)	-	(7,339,890)

Balance, December 31, 2020	1	$-	-	$-	55,066,855	$5,507	$9,167,038	$-	$(10,559,658)	$(3,894)	$(1,391,007)

	Preferred Stock A		Preferred Stock B		Common Stock		Additional Paid-in	Common Stock	Retained Earnings	Treasury	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	(Deficit)	Stock	(Deficit)

Balance, December 31, 2020	1	$-	-	$-	55,066,855	$5,507	$9,167,038	$-	$(10,559,658)	$(3,894)	$(1,391,007)

Imputed interest	-	-	-	-	-	-	1,979	-	-	-	1,979

Reclassification of derivative liabilities due to note conversion	-	-	-	-	-	-	1,116,122	-	-	-	1,116,122

Issuance of Series B preferred shares for In Process Research and Development	-	-	500,000	50	-	-	601,802	-	-	-	601,852

Issuance of common shares for Series B preferred shares conversion	-	-	(500,000)	(50)	2,057,613	206	(156)	-	-	-	-

Issuance of common shares under private placement	-	-	-	-	200,000	20	99,980	-	-	-	100,000

Issuance of common shares for note conversion and settlement	-	-	-	-	12,545,171	1,255	1,227,216	-	-	-	1,228,471

Issuance of shares for services - related parties	-	-	-	-	6,500,000	650	2,510,000	-	-	-	2,510,650

Issuance of shares for services	-	-	-	-	7,366,678	736	1,823,471	-	-	-	1,824,207

Issuance of common shares for debt settlement	-	-	-	-	708,750	71	119,454	-	-	-	119,525

Net income	-	-	-	-	-	-	-	-	(9,980,911)	-	(9,980,911)

Balance, December 31, 2021	1	$-	-	$-	84,445,067	$8,445	$16,666,906	$-	$(20,540,569)	$(3,894)	$(3,869,111)

The accompanying notes are an integral part of these audited consolidated financial statements.

F-5

AMERICAN INTERNATIONAL HOLDINGS CORP.

Consolidated Statements of Cash Flows

	For the Year Ended	For the Year Ended
	December 31, 2021	December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(10,225,497)	$(6,460,653)
Net loss from discontinued operations	244,586	$(879,237)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Amortization of debt discount	1,958,298	777,964
Change in derivative liabilities	(2,469,697)	107,574
Derivatives expenses	3,540,725	-
Forgiveness of Loan	(45,500)	-
Impairment loss	-	670,280
Imputed interest expense	1,979	3,345
Loss on disposal	3,800	-
Loss on loans settlement	58,059	1,155,685
Stock issued for services rendered	4,334,857	2,860,813
Stock issued for in process research and development	601,852	-

(Increase) decrease in operating assets:
Inventory	(3,840)	-
Prepaid expenses	3,333	(3,333)
Rent Deposit	(3,599)	(3,800)
(Decrease) increase in operating liabilities:
Accounts payable	40,342	13,389
Accrued interest payable	77,296	213,430
Accrued compensation - related parties	(5,500)	96,000
NET CASH (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	(1,888,506)	(1,448,542)
NET CASH (USED IN) OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	(323,256)	(704,721)
NET CASH (USED IN) OPERATING ACTIVITIES	(2,211,762)	(2,153,263)

CASH FLOWS FROM INVESTING ACTIVITIES:
NET CASH (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	-	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	10,000	(27,392)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	10,000	(27,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings - related parties	141,928	-
(Repayment) to borrowings - related parties	(141,928)	-
Proceeds from borrowings	3,738,999	947,750
(Repayment) to borrowings	(427,500)	(40,000)
Proceeds from sales of stock	100,000	46,500
NET CASH PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	3,411,499	954,250
NET CASH (USED IN) FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	(25,164)	(7,070)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,386,335	947,180

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,184,572	(1,233,475)

CASH AND CASH EQUIVALENTS:
Beginning of period	25,235	1,258,710
End of period	$1,209,807	$25,235

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$106,677	$2,674

Non-cash transactions:
Cancellation of common shares	$-	$99,643
Common shares issued for notes conversion	$1,228,471	$1,282,386
Common shares issued for loan settlement	$111,466	$86,771
Discounts on convertible notes	$(3,756,000)	$876,098
Issuance of Series B for Investment	$-	$605,488
Lease Inception	$-	$348,279
Related party’s note settled in shares	$-	$109,278
Settlement of derivative liabilities	$1,116,122	$907,551
Stock Payable	$-	$25,000

The accompanying notes are an integral part of these audited consolidated financial statements.

F-6

AMERICAN INTERNATIONAL HOLDINGS CORP.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(Audited)

Note 1 – Summary of Significant Accounting Policies

Organization, Ownership and Business

Prior to May 31, 2018, the Company was a 93.2% owned subsidiary of American International Industries, Inc. (“American” or “AMIN”) (OTCQB: AMIN). Effective May 31, 2018, the Company issued 10,100,000 shares of restricted common stock. As a result of the issuance of the common shares, a change in control occurred. American International Industries, Inc. ownership decreased from 93.2% to 6.4%. No one individual or entity owns at least 50% of the outstanding shares of the Company. Effective April 12, 2019, the Company changed its business focus to the services of medical spas.

On April 12, 2019, the Company entered into a Share Exchange Agreement (the “Agreement”) with Novopelle Diamond, LLC (“Novopelle”) and all three members of Novopelle, pursuant to which the Company issued 18,000,000 shares of the Company common stock to the members (three individuals) of Novopelle Diamond, LLC (“Novopelle”), a Texas limited company, to acquire 100% of the membership interests of Novopelle. The issuance of these shares represents a change in control of the Company. Concurrent with the issuance, Jacob Cohen, Esteban Alexander and Alan Hernandez, representing the three former members of Novopelle, were elected to the board of directors and to the office of Chief Executive Officer, Chief Operating Officer and Chief Marketing officer of the Company, respectively. Everett Bassie and Charles Zeller resigned as board members of the Company. This transaction was treated as a reverse acquisition for accounting purposes, with the Company remaining the parent company and Novopelle (which has since been renamed VISSIA McKinney, LLC) becoming a wholly-owned subsidiary of the Company.

On April 28, 2020, the Company incorporated a wholly-owned subsidiary, ZipDoctor, Inc. (“ZipDoctor”) in the State of Texas. ZipDoctor plans to provide its customers with unlimited, 24/7 access to board certified physicians and licensed mental and behavioral health counselors and therapists via a newly developed, monthly subscription based online telemedicine platform. ZipDoctor was launched in August 2020 and has generated nominal revenues through the year ended December 31, 2021.

On May 15, 2020, the Company entered into a Securities Purchase Agreement (the “SPA”) with Global Career Networks Inc, a Delaware corporation (the “GCN”), the sole owner of Life Guru, Inc., a Delaware corporation (“Life Guru”). Pursuant to the SPA, the Company acquired a 51% interest in Life Guru from GCN. As consideration for the purchase of the 51% ownership interest in Life Guru, the Company issued to GCN 500,000 shares of its newly designated Series B Convertible Preferred Stock, which had an agreed upon value of $500,000 ($1.00 per share), and agreed to issue GCN up to an additional 1,500,000 shares of Series B Convertible Preferred Stock (with an agreed upon value of $1,500,000) upon reaching certain milestones.

Impact of COVID-19 Pandemic on Consolidated Financial Statements. The outbreak of the 2019 novel coronavirus disease (“COVID-19”), which was declared a global pandemic by the World Health Organization on March 11, 2020, and the related responses by public health and governmental authorities to contain and combat its outbreak and spread has severely impacted the U.S. and world economies, the market for health spa services, nutrition supplements and our other business offerings during the end of the first quarter of 2020, and continuing through the end of 2020 and into 2021. Government mandated ‘stay-at-home’ and similar orders have to date, and may in the future, prevent us from staffing our spas and construction services, and prohibited us from operating. In late 2020, we made the decision to discontinue operations of our VISSIA Waterway, Inc. and VISSIA McKinney MedSpa locations due to declines in customers and issues staffing such facilities, each as a result of the pandemic. Additionally, our Legend Nutrition store saw a deep decline in sales due to social distancing orders and decreases in customers who were willing to venture out to brick-and-mortar establishments during 2020. Legend Nutrition’s lease was up January 31, 2021, and the Company chose to not renew the lease, closed the store, and will not continue in this line of business moving forward. We also decided to cease offering construction services around July 2021.

F-7

As of the date of this Report, our operations are limited, and consist mainly of ZipDoctor, Inc., Life Guru, Inc., EPIQ Scripts, LLC, EPIQ MD, Inc. and Mangoceuticals, Inc.

Moving forward, economic recessions, including those brought on by the continued COVID-19 outbreak may have a negative effect on the demand for our services and our operating results. Any prolonged disruption to our operations or work force availability is likely to have a significant adverse effect on our results of operations, cash flows and ability to meet continuing debt service requirements. All of the above may be exacerbated in the future as the COVID-19 outbreak and the governmental responses thereto continues.

Principles of Consolidation

The consolidated financial statements include the accounts of AMIH and its subsidiaries: VISSIA McKinney, LLC (f/k/a Novopelle Diamond, LLC), VISSIA Waterway, Inc. (f/k/a Novopelle Waterway, Inc.), Legend Nutrition, Inc., Capitol City Solutions USA, Inc. ZipDoctor, Inc., LifeGuru, Inc., Mangoceuticals, Inc., and EPIQ MD, Inc.

VISSIA Waterway, Inc., VISSIA McKinney LLC, Capitol City Solutions USA, Inc. and Legend Nutrition, Inc. (collectively referred to as “Discontinued Subsidiaries”) have been presented as discontinued operations in the accompanying consolidated financial statements.

All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation. All reclassifications have been applied consistently to the periods presented.

Cash Equivalents

Highly liquid investments with original maturities of three months or less are considered cash equivalents. There are no cash equivalents at December 31, 2021 and December 31, 2020.

The Company maintains the majority of its cash accounts at a commercial bank. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank. From time to time, cash in deposit accounts may exceed the FDIC limits, the excess would be at risk of loss for purposes of the statement of cash flows.

Inventory

Inventory consists of finished goods purchased, which are valued at the lower of cost or market value, with cost being determined on the first-in, first-out method. The Company periodically reviews historical sales activity to determine potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company had $3,840 and $0 inventory from continuing operations as of December 31, 2021 and 2020, respectively. No allowance was necessary as of December 31, 2021 and 2020.

Net Loss Per Common Share

We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company issued dilutive securities in the form of convertible notes and warrants during the year ended December 31, 2021.

F-8

Property, Plant, Equipment, Depreciation, Amortization and Long-Lived Assets

Long-lived assets include:

Property, Plant and Equipment – Assets acquired in the normal course of business are recorded at original cost and may be adjusted for any additional significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Machinery and Equipment	5 years	0%
Furniture and fixture	7 years	0%
Computer and software	3 years	0%

Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being recognized as a component of other income or expense.

Identifiable intangible assets – These assets are recorded at acquisition cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives.

At least annually, we review all long-lived assets for impairment. When necessary, we record changes for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

If the carrying amount of a reporting unit exceeds its fair value, we measure the possible goodwill impairment based upon an allocation of the estimate of fair value of the reporting unit to all of the underlying assets and liabilities of the reporting unit, including any previously unrecognized intangible assets (Step Two Analysis). The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities (“carrying amount”) is the implied fair value of goodwill.

Goodwill and indefinite-lived brands are not amortized, but are evaluated for impairment annually or when indicators of a potential impairment are present. Our impairment testing of goodwill is performed separately from our impairment testing of indefinite-lived intangibles. The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. The Company believe such assumptions are also comparable to those that would be used by other marketplace participants.

Fair value of financial instruments

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

F-9

Our financial instruments include cash, inventories, prepayment and deposits, accounts payable, accrued liabilities, accrued interest payable, accrued compensation, convertible note payable, loans payable, derivative liabilities and billing in excess of costs and estimated earnings.

The carrying values of the Company’s cash, inventories, prepayment and deposits, accounts payable, accrued liabilities, accrued interest payable, accrued compensation, convertible note payable, short-term loans payable, derivative liabilities and billing in excess of costs and estimated earnings approximate their fair value due to their short-term nature.

The Company’s convertible note payable are measured at amortized cost.

The derivative liabilities are stated at their fair value as a level 3 measurement. The Company used the Lattice Model to determine the fair values of these derivative liabilities. See Note 12 for the Company’s assumptions used in determining the fair value of these financial instruments.

Convertible notes payable

The Company accounts for convertible notes payable in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging, since the conversion feature is not indexed to the Company’s stock and can’t be classified in equity. The Company allocates the proceeds received from convertible notes payable between the liability component and conversion feature component. The conversion feature that is considered embedded derivative liabilities has been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The Company has also recorded the resulting discount on debt related to the conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative liabilities

The Company accounts for derivative liabilities in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires companies to recognize all derivative liabilities in the balance sheet at fair value, and marks it to market at each reporting date with the resulting gains or losses shown in the Statement of Operations.

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Concentration and Risks

The Company’s operations are subject to risks including financial, operational, regulatory and other risks including the potential risk of business failure.

For the year ended December 31, 2021, the Company had no significant revenue from continuing or discounted operations which were derived from a single or a few major customers.

F-10

Revenue Recognition

The Company generates its revenue from monthly membership subscriptions. Revenue is recognized at the time of delivery and includes a delivery fee for each delivery or a subscription fee on a monthly basis for memberships. Under Accounting Standards Update (“ASU”) No. 2014-09 (Topic 606) “Revenue from Contracts with Customers”, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account under Topic 606. The Company’s contracts with its customers do not include multiple performance obligations. The Company recognizes revenue when a performance obligation is satisfied by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services.

The Company’s subsidiaries, EPIQ MD, Inc. and ZipDoctor, Inc. both provide its customers with access to its telemedicine platform where customers have unlimited access to start a doctor visit 24/7. The customers pay a flat fee per month for use of the platform and is not dependent on the frequency of the doctor visits. Each doctor visit is included in the monthly subscription fee.

EPIQ MD: The base monthly subscription fees range from $24.95-$49.95 per month and is dependent on the number of family members included in the plan. Customers can choose to add additional services, such as Epiq Paws and Epiq Lux, ranging from an additional $4.95-$9.95 per month.

The customer gains immediate access to the telemedicine platform upon completing the enrollment process and making the first month’s payment, at which point the Company recognizes the revenue from that customer. Billing commences on the day that the customer is enrolled for the Company’s services and is continued to be billed on the calendar day of each calendar month, in accordance with the original date of enrollment.

Customer’s may cancel their subscription at any time provided that they provide the Company with thirty (30) days advanced written notice of cancellation with no cancellation fees charged to the customer. In the event a subscriber provides a notice of cancellation within the membership period, the customer will be billed on their regular billing date at an amount adjusted to reflect an amount due until the cancellation date.

For avoidance of doubt, if a subscriber is billed $29.95 on the 1st of the month and cancels on the 15th, the subscriber will be billed on the 1st of the following month at a prorated rate through the 15th, or at a rate of $14.97.

ZipDoctor, Inc: The base monthly subscription fees range from $25.00-$45.00 per month and is dependent on the number of family members included in the plan. The customer gains immediate access to the telemedicine platform upon completing the enrollment process and making the first month’s payment, at which point the Company recognizes the revenue from that customer. Billing commences on the day that the customer is enrolled for the Company’s services and is continued to be billed on the calendar day of each calendar month, in accordance with the original date of enrollment.

Customer’s may cancel their subscription at any time provided that they provide the Company with thirty (30) days advanced written notice of cancellation with no cancellation fees charged to the customer. In the event a subscriber provides a notice of cancellation within the membership period, the customer will be billed on their regular billing date at an amount adjusted to reflect an amount due until the cancellation date.

For avoidance of doubt, if a subscriber is billed $25.00 on the 1st of the month and cancels on the 15th, the subscriber will be billed on the 1st of the following month at a prorated rate through the 15th, or at a rate of $12.50.

LEGEND NUTRITION – DISCONTINUED OPERATIONS

The Company recognizes revenue in according with Accounting Standards Codification (ASC) Topic 606. The underlying principle is that the Company recognize revenue to depict the transfer of promised goods and services to customers in an amount that they expect to be entitled to in the exchange for goods and services provided.

The Company’s discontinued subsidiary, Legend Nutrition, Inc., operated a retail store in which it sold nutritional and wellness related products. Legend’s business was solely based on the sale of retail products and did not offer any non-tangible services.

F-11

Revenue for the entire product sold was recognized when the customer purchased and had control of the product, even if the terms included a right of return. Legend accounted for any discounts and concessions at the time of sale and accounted for returns and refunds when Legend received the product back in its possession where in some instances, if the product was unused, would be returned to Legend’s inventory or, if used, would be discarded.

Costs of revenue included the amounts that Legend paid its wholesalers and distributors and recognized the cost of revenue when the products were sold and transferred to the possession of the customer. The cost of revenue was deducted from Legends open inventory balance upon sale.

Stock based compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On July 27, 2018, the inception date, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

Income Taxes

The Company is a taxable entity and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the temporary differences reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date of the rate change. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement. A material related party transaction has been identified in Note 11 in the financial statements.

F-12

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the effect of recently issued standards that are not yet effective will not have a material effect on its consolidated financial position or results of operations upon adoption.

In December 2019, the FASB issued ASU No. 2019-12, “Simplifying the Accounting for Income Taxes (Topic 740)”. This standard simplifies the accounting for income taxes. This standard is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted for all entities. The Company adopted ASU 2019-12 effective on January 1, 2021, and it did not have an effect on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.

Note 2 – Property and Equipment

Property and equipment from continuing operations were as follows at December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Leasehold improvements	-	-
Furniture & fixtures	-	-
	-	-
Less accumulated depreciation and amortization	-	-
Net property and equipment	$-	$-

Property and equipment from discontinued operations were as follows at December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Leasehold improvements	$4,262	$4,262
Furniture & fixtures	18,830	29,902
Equipment	-	-
	23,092	118,083
Less accumulated depreciation and amortization	8,823	10,422
Net property and equipment	$14,199	$107,661

As a result of discontinued operations, the leasing equipment of $67,336 was returned in the first quarter of 2021 and the related liabilities were released.

F-13

Depreciation and amortization expense from continuing operations for the years ended December 31, 2021 and 2020 was $0and $0, respectively. Depreciation and amortization expense from discontinued operations for the years ended December 31, 2021 and 2020 was $8,823 and $10,422, respectively.

Note 3 – Asset Purchase Agreement

On October 18, 2019, Legend Nutrition, Inc. (“Legend”), a wholly owned subsidiary of the Company entered into an Asset Purchase Agreement with David Morales (the “Asset Purchase Agreement”) to acquire all of the assets associated with and related to a retail vitamin, supplements and nutrition store located in Mckinney, TX previously doing business as “Ideal Nutrition”. Pursuant to the Asset Purchase Agreement, Legend purchased a variety of assets including software, contracts, bank and merchant accounts, products, inventory, computers, security systems and other intellectual properties (the “Assets”). For consideration of the Assets, Legend issued to Mr. Morales a promissory note in the amount of Seventy-Five Thousand US Dollars ($75,000) bearing an interest rate of five percent (5%) per annum and with a maturity date of one year (the “Promissory Note”). As of December 31, 2020, the promissory note is fully converted. During 2021, the Company discontinued operation of Legend. The assets acquired pursuant to the Asset Purchase Agreement, such as property and equipment of $16,303 and goodwill of $29,689, have been fully impaired.

Note 4 – Goodwill

As of December 31, 2021, the goodwill in connection with the acquisition of the assets in October 2019 associated with and related to a retail vitamin, supplements and nutrition store located in McKinney, Texas was $0.

Goodwill is not amortized, but is evaluated for impairment annually or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. The Company believes such assumptions are also comparable to those that would be used by other marketplace participants. The Company determined impairment adjustment was necessary for the year ended December 31, 2020, since the goodwill was not substantiating a future cash flow. Hence, goodwill of $29,689 was impaired in full during the fourth quarter of 2020.

Note 5 – Licensing Agreement

On June 27th, 2019, the Company executed an exclusive license agreement with Novo MedSpa Addison Corp (“Novo Medspa”) providing the Company with the exclusive rights to the Novopelle brand and to establish new Novopelle branded MedSpa locations on a worldwide basis (the “Exclusive License”). In consideration for the Exclusive License, the Company paid Novo MedSpa a one-time cash payment of $40,000 and issued to Novo MedSpa 250,000 shares of the Company’s common stock. The 250,000 shares of the Company’s common stock were valued at $0.10 per share or $25,000.

During the fourth quarter of 2019, the Company opened a new MedSpa location and paid Novo MedSpa a one-time cash payment of $30,000 as a new location fee pursuant to the exclusive license agreement.

On May 13, 2020, the Company provided Novo Medspa with notice to terminate the June 27, 2019 License Agreement in pursuit of the Company’s desire to establish and develop its own brand and have the flexibility to offer additional products and services that are not currently available at Novopelle branded locations, which was effective immediately. Accordingly, the license of $95,000 was impaired in full during the second quarter of 2020.

Note 6 – Other assets

On May 15, 2020, the Company executed a securities purchase agreement with Global Career Networks Inc, a Delaware corporation (the “Seller”), the sole owner of Life Guru, pursuant to which the Company purchased from the Seller, a 51% interest in the capital stock of Life Guru, representing an aggregate of 2,040 shares of Life Guru’s common stock. LifeGuru owns and operates the LifeGuru.me website which is currently in development and is anticipated to be fully launched in the second quarter of 2022. In consideration for the purchase, the Company agreed to issue the Seller 500,000 shares of the Company’s Series B Preferred Stock at closing, which occurred on May 15, 2020. An additional up to 1,500,000 Series B Preferred Stock shares will be issuable to the Seller upon the following milestones, provided that such milestones are met prior to the earlier of (i) one (1) year after closing; and (ii) thirty (30) days after the Company has provided the Seller written notice of a breach by the Seller of any provision of the SPA, which breach has not been reasonably cured within such thirty (30) day period (such earlier date of (i) and (ii), the “Milestone Termination Date”):

(a) 500,000 Series B Preferred Stock shares upon completion of the fully operational LifeGuru.me website;

F-14

(b) 500,000 Series B Preferred Stock shares upon such time as 300 coaches have signed up at LifeGuru.me; and

(c) 500,000 Series B Preferred Stock shares upon such time as 1,000 coaches have signed up at LifeGuru.me.

The fair value of 500,000 shares of the Company’s Series B Preferred Stock issued at closing, valued on such grant date was $605,488, which equaled the market price per common share on the grant multiplied by the equivalent number of common shares which would be issuable upon conversion of Series B Preferred Stock.

The Company did not recognize any liabilities related to the milestone shares due to the uncertainty surrounding such milestones.

The 51% owned subsidiary is a consolidated entity which requires the presentation of noncontrolling interest in the consolidated statements of operations for the year ended December 31, 2021. As there was no activity for the entity as of December 31, 2021, no assets, liabilities or noncontrolling interest were presented at the period ended December 31, 2020. Since the asset is not substantiating a future cash flow, the Company determined an impairment adjustment was necessary for the periods presented. Investment in LifeGuru of $605,488 was impaired in full during the fourth quarter of 2020.

During the first quarter of 2021, the Company issued 500,000 Series B Preferred Stock shares for reaching the first milestone (milestone (a)). The fair value of 500,000 shares of the Company’s Series B Preferred Stock issued at closing, valued on such grant date was $601,852, which equaled the market price per common share on the grant multiplied by the equivalent number of common shares which would be issuable upon conversion of Series B Preferred Stock. This amount was expensed as in process research and development.

The Company did not recognize any liabilities related to the milestone shares due to the uncertainty surrounding such milestones.

Since more than one year has elapsed since closing, the right of the Seller to earn the milestone shares set forth in (b) and (c) above has expired.

Note 7 – Capital lease

On June 17, 2020, the Company entered into an agreement with a vendor to purchase equipment used in its spa operations. Pursuant to the agreement, the Company agreed to pay a total amount of $44,722 in 24 installments, or $1,819 per month plus tax. The outstanding balance of this capital lease was $0 as of December 31, 2021. Due to the discontinued operation, the Company returned equipment in the first quarter of 2021.

On July 14, 2020, the Company entered into an agreement with a vendor to purchase equipment used in its spa operations. Pursuant to the agreement, the Company agreed to pay a total amount of $44,722 in 24 installments, or $1,819 per month plus tax. The outstanding balance of this capital lease was $0 as of December 31, 2021. Due to the discontinued operation, the Company returned equipment in the first quarter of 2021.

Note 8 – Operating Right-of-Use Lease Liability

On January 1, 2019, the Company adopted Accounting Standards Update No. 2016-2, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosure surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

F-15

As of December 31, 2021, the Company had three (3) leasing agreements subject to Accounting Standards Codification (ASC) 842.

Location 1 – Capitol City Solutions USA, Inc.

On January 1, 2020, the Company recognized an operating right-of-use asset in the amount of $113,794 and an operating lease liability in the amount of $113,794 in connection with Location 1. The lease term is sixty-one (61) months and expires in January 2025.

The following is a schedule, by year, of maturities of lease liabilities as of December 31, 2021:

2022	27,288
2023	27,288
2024	27,288
2025	2,274
Total undiscounted cash flows	84,138
Less imputed interest (8%)	(20,623)
Present value of lease liability	$63,515

On March 9, 2022, Capitol City Solutions USA, Inc. entered into a Release Agreement with its landlord for the leased premises located at 1043 Asher Way, Suite 300, Tyler, TX 75703 whereby the landlord agreed to release CCS from its remaining obligations under the lease in exchange for a total of $18,523. Total rental expense related to this location for the year ended December 31, 2021, was $0. The operating lease right-of-use asset net balance on December 31, 2021, related to this location was $0, which was impaired in full due to discontinued operations.

Location 2 – VISSIA Mckinney, LLC

On January 1, 2019, the Company recognized an operating right-of-use asset in the amount of $287,206 and an operating lease liability in the amount of $294,774 in connection with Location 1. The lease term is eighty-four (84) months and expires in November 2025.

The following is a schedule, by year, of maturities of lease liabilities as of December 31, 2021:

2021	54,951
2022	55,854
2023	56,776
2024	57,715
2025	53,828
Total undiscounted cash flows	279,124
Less imputed interest (8%)	(83,144)
Present value of lease liability	$195,980

On September 5, 2021, Vissia Mckinney, LLC entered into a Release Agreement with its landlord for the leased premises located at 5000 Collin Mckinney Parkway, Mckinney, Texas 75070 whereby the landlord agreed to release Vissia Mckinney from its remaining obligations under the lease in exchange for a total of $22,500, of which $10,000 was paid to the landlord with furniture and fixtures located at the property and the remaining $12,500 was paid in full with cash. Total rental expense related to this location for the year ended December 31, 2021, was $0. The operating lease right-of-use asset net balance on December 31, 2021, related to this location was $0, which was impaired in full due to discontinued operations.

Location 3 – VISSIA Waterway, Inc.

On January 1, 2020, the Company recognized an operating right-of-use asset in the amount of $234,485 and an operating lease liability in the amount of $234,485 in connection with Location 2. The lease term is sixty (60) months and expires in December 2024.

The following is a schedule, by year, of maturities of lease liabilities as of December 31, 2020:

2021	55,540
2022	57,206
2023	58,922
2024	60,690
Total undiscounted cash flows	232,358
Less imputed interest (8%)	(49,529)
Present value of lease liability	$182,829

On December 31, 2021, Vissia Waterway, LLC entered into a Release Agreement with its landlord for the leased premises located at 25 Waterway Avenue, The Woodlands, Montgomery County, Texas whereby the landlord agreed to release Vissia Waterway from its remaining obligations under the lease in exchange for a total of $88,679. Total rental expense related to this location for the year ended December 31, 2021, was $0. The operating lease right-of-use asset net balance on December 31, 2021, related to this location was $0, which was impaired in full due to discontinued operations.

Note 9 – Accrued Compensation for Related Parties

At December 31, 2021, accrued compensation was $103,500, representing $53,500 owed to Jacob Cohen, the Company’s CEO and $25,000 owed to each of Alan Hernandez and Esteban Alexander, the Company’s former officers and directors.

F-16

Note 10 – Notes Payable

Notes payable represents the following at December 31, 2021:

Note payable to an individual dated July 8, 2019 for $40,000, with interest at 8% per annum and due on July 8, 2020. The Note is currently past due.	$40,000

Note payable dated July 7, 2020 for $50,000, with interest at 5% per annum and due on July 7, 2021. The Note is unsecured. The Note is currently past due.	50,000

Note payable of $53,000 dated August 5, 2020 for cash of $53,000, with interest at 8% per annum and due on November 5, 2021. The annual interest rate will increase to 22% if in default. The Note is a convertible promissory note. The conversion price equals 61% of the lowest daily volume weighted average price (VWAP) for the common stock during the ten (10) trading day period prior to the conversion date, representing a discount rate of 39%. The note, accrued interest and early payment penalty totaling $70,736 was paid during the three months ended March 31, 2021.	53,000
Less: Repayment	(53,000)
-

Note payable of $105,000 dated August 11, 2020 for cash of $100,000, net of original issue discount of $5,000, with one-time interest charge of 8% payable and due on May 11, 2021. The outstanding balance of the Note will be increase by 135% if in default. The Note is a convertible promissory note. The conversion price equals the lower of $0.50 per share or 60% of the lowest daily volume weighted average price (VWAP) for the common stock during the ten (10) trading day period prior to the conversion date, representing a discount rate of 40%. The note and accrued interest totaling $111,466 was settled by the issuance of 708,750 common shares of the Company and $50,000 in cash. The note and accrued interest were converted at $0.1614 per share and settled with additional shares valued at $0.45 per shares. Accordingly, the Company recorded a loss on loan settlement of $58,059 during the three months ended March 31, 2021.	$105,000
Less: Repayment	(105,000)
-

Note payable of $53,000 dated September 14, 2020 for cash of $53,000, with interest at 8% per annum and due on December 14, 2021. The annual interest rate will increase to 22% if in default. The Note is a convertible promissory note. The conversion price equals 61% of the lowest daily volume weighted average price (VWAP) for the common stock during the ten (10) trading day period prior to the conversion date, representing a discount rate of 39%. The note, accrued interest and early payment penalty totaling $70,736 was paid during the three months ended March 31, 2021.	$53,000
Less: Repayment	(53,000)
-

Note payable to an unrelated party dated September 11, 2020 for $4,000, with no interest and due on demand.	$4,000

Note payable to an unrelated party dated September 16, 2020 for $5,000, with no interest and due on demand.	$5,000

Note payable of $56,750 dated October 12, 2020, for cash of $52,750, with interest at 8% per annum and due on October 12, 2021. The annual interest rate will increase to 24% if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.50 per share or 60% of the lowest daily volume weighted average price (VWAP) for the common stock during the ten (10) trading day period prior to the conversion date, representing a discount rate of 40%. The Note and accrued interest totaling $56,750 was converted into 760,928 common shares of the Company within the terms of the note during the quarter ended June 30, 2021.	$56,750
Less: Repayment	(56,750)
-

Note payable of $138,00 dated November 13, 2020 for cash of $138,000, with interest at 8% per annum and due on November 13, 2021. The annual interest rate will increase to 18% if in default. The Note is a convertible promissory note. The conversion price equals 61% of the lowest daily volume weighted average price (VWAP) for the common stock during the ten (10) trading day period prior to the conversion date, representing a discount rate of 39%. The note, accrued interest and early payment penalty totaling $183,483 was paid during the three months ended March 31, 2021.	$138,000
Less: Repayment	(138,000)
-

Note payable of $83,500 dated December 2, 2020 for cash of $83,500, with interest at 8% per annum and due on March 2, 2022. The annual interest rate will increase to 22% if in default. The Note is a convertible promissory note. The conversion price equals 61% of the lowest daily volume weighted average price (VWAP) for the common stock during the ten (10) trading day period prior to the conversion date, representing a discount rate of 39%. The note, accrued interest and early payment penalty totaling $104,527 was paid during the three months ended March 31, 2021.	$83,500
Less: Repayment	(83,500)
-

Note payable of $425,000 dated January 6, 2021 for cash of $400,000, with interest at 6% per annum and due on January 7, 2022. The annual interest rate will increase to 15% if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.50 or 75% of the lowest daily volume weighted average price (VWAP) for the common stock during the seven (7) trading day period prior to the conversion date, representing a discount rate of 25%. The note and accrued interest totaling $437,359 was converted into 2,549,999 common shares of the Company within the terms of the note during the quarter ended June 30, 2021.	$425,000
Less: Conversion	(425,000)
-

Note payable of $425,000 dated January 6, 2021 for cash of $400,000, with interest at 6% per annum and due on January 7, 2022. The annual interest rate will increase to 15% if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.50 or 75% of the lowest daily volume weighted average price (VWAP) for the common stock during the seven (7) trading day period prior to the conversion date, representing a discount rate of 25%. The note and accrued interest totaling $437,297 was converted into 3,220,515 common shares of the Company within the terms of the note during the quarter ended June 30, 2021.	$425,000
Less: Conversion	(425,000)
-

Note payable of $300,000 dated March 30, 2021 for cash of $282,000, with interest at 6% per annum and due on March 30, 2022. The annual interest rate will increase to 15% if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.2437 or 75% of the lowest daily volume weighted average price (VWAP) for the common stock during the seven (7) trading day period prior to the conversion date, representing a discount rate of 25%.	$300,000

Note payable of $300,000 dated March 30, 2021 for cash of $282,000, with interest at 6% per annum and due on March 30, 2022. The annual interest rate will increase to 15% if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.2437 or 75% of the lowest daily volume weighted average price (VWAP) for the common stock during the seven (7) trading day period prior to the conversion date, representing a discount rate of 25%. A partial conversion of the Note and accrued interest totaling $51,116 was converted into 881,310 common shares of the Company within the terms of the note during the quarter ended September 30, 2021.	$300,000
Less: Conversion	(50,000)
250,000

Note payable of $265,958 dated June 24, 2021 for cash of $250,000, with interest at 6% per annum and due on June 24, 2022. The annual interest rate will increase to 15% if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.2437 or 75% of the lowest daily volume weighted average price (VWAP) for the common stock during the seven (7) trading day period prior to the conversion date, representing a discount rate of 25%.A partial conversion of the Note totaling $118,668 was converted into 2,390,000 common shares of the Company within the terms of the note during the quarter ended September 30, 2021 and fourth quarter ended December 31, 2021.	$265,958
Less: Conversion	(118,668)
147,290

Note payable of $271,958 dated June 24, 2021 for cash of $256,000, with interest at 6% per annum and due on June 24, 2022. The annual interest rate will increase to 15% if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.2437 or 75% of the lowest daily volume weighted average price (VWAP) for the common stock during the seven (7) trading day period prior to the conversion date, representing a discount rate of 25%. A partial conversion of the Note and accrued interest totaling $140,000 was converted into 2,742,419 common shares of the Company within the terms of the note during the quarter ended September 30, 2021 and fourth quarter ended December 31, 2021.	$271,958
Less: Conversion	(133,806)
138,152

As of December 31, 2021 the Company had a short-term Advance payable in amount of $50,000 to a unrelated party, with no interest and due on demand.	$50,000
Less: Repayment	(50,000)
-

Note payable of $750,000 dated November 22, 2021 for cash of $750,000, with interest at 10% per annum and due on June 24, 2022. The annual interest rate will increase to 16% or the maximum amount permitted by law if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.075 or 80% of the offering price per share of Common Stock at which the Company offers shares of Common Stock in a public offering which results in the Common Stock being uplisted on a national stock exchange or Nasdaq, that occurs within 220 days from the date the Notes are issued (an “Uplist Offering”).	$750,000

Note payable of $500,000 dated November 30, 2021 for cash of $500,000, with interest at 10% per annum and due on November 30, 2022. The annual interest rate will increase to 16% or the maximum amount permitted by law if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.075 or 80% of the offering price per share of Common Stock at which the Uplist Offering is made.	$500,000

Note payable of $250,000 dated December 1, 2021 for cash of $250,000, with interest at 10% per annum and due on December 1, 2022. The annual interest rate will increase to 16% or the maximum amount permitted by law if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.075 or 80% of the offering price per share of Common Stock at which the Uplist Offering is made.	$250,000

Note payable of $500,000 dated December 2, 2021 for cash of $5000,000, with interest at 10% per annum and due on December 2, 2022. The annual interest rate will increase to 16% or the maximum amount permitted by law if in default. The Note is a convertible promissory note. The conversion price equals the lessor of $0.075 or 80% of the offering price per share of Common Stock at which the Uplist Offering is made.	$500,000

As of December 31, 2021 the Company had a short-term Advance payable in amount of $20,000 to a unrelated party, with no interest and due on demand.	$20,000

$2,950,442
Less: unamortized discount	(2,479,023)
Total	$471,419
Short term convertible notes, net of discount of $2,479,023	$396,419
Long-term convertible notes, net of discount of $0	$0
Short-term non-convertible notes – continuing operations	$75,000
Short-term non-convertible notes – discontinued operations	$4,000
Long-term non-convertible notes	$0

F-17

Note 11 – Loans from Related Parties

On April 12, 2019, the Company entered into individual share exchange agreements and promissory notes with each of Daniel Dror, Winfred Fields and former Directors Everett Bassie and Charles Zeller (the “AMIH Shareholders”), whereby the AMIH Shareholders agreed to cancel and exchange a total of 5,900,000 shares of their AMIH common stock. The Company issued individual promissory notes with an aggregate principal amount of $350,000 (the “Promissory Notes”) for cancellation of the 5,900,000 common shares. The Promissory Notes have a term of two years and accrue interest at the rate of 10% per annum until paid in full by the Company. The Company recorded interest of $7,506 on these notes during the year ended December 31, 2020. The accrued interest on these notes was $18,982 as of December 31, 2020. The Note and accrued interest totaling $280,108 was settled by the issuance of 3,476,495 common shares of the Company. The shares were valued at $0.31 and $0.27 per share based on the market price at the settlement date. Accordingly, the Company recorded a loss on loan settlement of $758,601 during the year ended December 31, 2020.	$350,000
Less: Conversion	(240,000)
110,000

As of December 31, 2021, the Company had a short-term note payable in the amount of $13,473 to Kemah Development Texas, LP, a company owned by Dror Family Trust, a related party.	13,473

As of December 31, 2021, outstanding loan balances payable to the Company’s CEO and board member, Jacob Cohen, were $50 with no interest and due on demand	50
$123,523
Less: unamortized discount	0
Total	$123,523
Long-term loan from related parties	$0
Short-term loan from related parties – continuing operations	$123,473
Short-term loan from related parties – discontinued operations	$50

F-18

Note 12– Derivative Liabilities

Notes that are convertible at a discount to market are considered embedded derivatives.

Under Financial Accounting Standard Board (“FASB”), U.S. GAAP, Accounting Standards Codification, “Derivatives and Hedging”, ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market-based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company’s convertible note has been evaluated with respect to the terms and conditions of the conversion features contained in the note to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in the notes totaled $1,575,083 and represent a freestanding derivative instrument that meets the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instrument in the note is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instrument of the convertible note was measured using the Lattice Model at the inception date of the note and will do so again on each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date. The derivative liabilities will be reclassified into additional paid in capital upon conversion.

The Convertible Note derivatives were valued as of December 31, 2020, at issuance, at conversion and at December 31, 2021 as set forth in the table below.

Derivative liabilities as of December 31, 2020	$517,366
Initial derivative liabilities at new note issuance	7,209,723
Initial loss	(0)
Conversion	(1,116,124)
Mark to market changes	(2,469,693)

Derivative liabilities as of December 31, 2021	$4,141,272

As of December 31, 2021, the Company had derivative liabilities of $4,141,272, and recorded changes in derivative liabilities in the amount of $1,171,028 during the year ended December 31, 2021.

F-19

The following assumptions were used for the valuation of the derivative liability related to the Notes:

-	The stock price would fluctuate with the Company’s projected volatility;
-	The projected volatility curve from an annualized analysis for each valuation period was based on the historical volatility of the Company and the term remaining for each note ranged from 116% through 206% at issuance, conversion, and quarters ends;
-	The Company would not redeem the notes;
-	An event of default adjusting the interest rate would occur initially 0% of the time for all notes with increases 1% per month to a maximum of 10% with the corresponding penalty;
-	The Company would raise capital quarterly at market, which could trigger a reset event; and
-	The Holder would convert the note monthly if the Company was not in default.

The following assumptions were used for the valuation of the warrant derivative liability related to the Notes:

-	The stock price would fluctuate with the Company’s projected volatility;
-	The projected volatility curve from an annualized analysis for each valuation period was based on the historical volatility of the Company and the term remaining for each note ranged from 166% through 166.9% at issuance, conversion, and quarters ends.
-	The Warrants with the fixed $0.20, $0.35, and $0.50 exercise prices are subject to full ratchet reset provisions;
-	The Company would raise capital quarterly at market, which could trigger a reset event;
-	The cash flows are discounted to net present values using risk free rates; discount rates were based on risk free rates in effect based on the remaining term.
-	The occurrence of a fundamental transaction by a public company was estimated at 2.5% after 2.5 years and 5% prior to maturity; and
-	The Holder would hold the warrant to maturity (5-year terms) at which point it could exercise the warrant if the warrant were in the money.

Note 13 – Income Taxes

The Company has current net operating loss carryforwards in excess of $20,540,569 as of December 31, 2021, to offset future taxable income, which expire beginning 2029.

Deferred taxes are determined based on the temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. The components of deferred income tax assets are as follows:

December 31, 2021
Deferred Tax Asset:
Net Operating Loss	$9,980,911
Valuation Allowance	(9,980,911)
Net Deferred Asset	$—

At December 31, 2021, the Company provided a 100% valuation allowance for the deferred tax asset because it could not be determined whether it was more likely than not that the deferred tax asset/(liability) would be realized.

Note 14 – Capital Stock

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock, $0.0001 par value, of which three shares were designated as Series A Preferred Stock and 2,000,000 were designated as Series B Preferred stock, the balance of 2,999,997 shares of preferred stock were undesignated as of December 31, 2021.

F-20

The holders of Series A Preferred Stock have no dividend rights, liquidation preference and conversion rights. As long as any shares of Series A Preferred Stock remain issued and outstanding, the holders of Series A Preferred Stock have the right to vote on all shareholder matters equal to sixty percent (60%) of the total vote. At the option of the Company, Series A Preferred Stock is redeemable at $1.00 per share.

The holders of Series B Preferred Stock have the same dividend rights as common stockholders on a fully converted basis, are entitled to receive pari passu with any distribution of any of the assets of the Company to the holders of the Company’s common stock, but not prior to any holders of senior securities. Each share of Series B Preferred Stock may be converted, at the option of the holder thereof, into that number of shares of common stock of the Company as equals $1.00 divided by 90% of the average of the volume weighted average prices (“VWAP”) of the Company’s common stock, for the five trading days immediately preceding the date the notice of conversion is received, subject to the limit of 4.999% of the Company’s outstanding shares of common stock. The holders of Series B Preferred Stock have no voting rights.

On May 15, 2020, the Company entered into a Securities Purchase Agreement with GCN as described in greater detail in “Note 1 Summary of Significant Account Policies – Organization, Ownership and Business”. Pursuant to the SPA, the Company acquired a 51% interest in Life Guru from GCN in consideration for 500,000 shares of Series B Convertible Preferred Stock, which had an agreed upon value of $500,000 ($1.00 per share), and agreed to issue GCN up to an additional 1,500,000 shares of Series B Convertible Preferred Stock (with an agreed upon value of $1,500,000) upon reaching certain milestones. The fair value of the first 500,000 shares of the Company’s Series B Preferred Stock at grant date was $605,488, a result of market price per common share at the grant date times the equivalent number of common shares after the conversion of Series B Preferred Stock. Such 500,000 initial shares of Series B Preferred Stock were subsequently converted to common stock in June 2020, as discussed below.

On May 20, 2020, the Company issued one share of its newly designated shares of Series A Preferred Stock to each of the three members of its then Board of Directors, (1) Jacob D. Cohen, (2) Esteban Alexander and (3) Luis Alan Hernandez, in consideration for services rendered to the Company as members of the Board of Directors. Such shares of Series A Preferred Stock vote in aggregate sixty percent (60%) of the total vote on all shareholder matters, voting separately as a class. Notwithstanding such voting rights, no change in control of the Company was deemed to have occurred in connection with the issuance since Messrs. Cohen, Alexander and Hernandez, own in aggregate 68% of the Company’s outstanding common stock and therefore controlled the Company prior to such issuance. The shares of Series A Preferred Stock held by Mr. Alexander and Mr. Hernandez were cancelled on November 6, 2020 pursuant to the Stock Purchase Agreements dated October 2, 2020, and as such, a change of control occurred on such date, with Mr. Cohen taking over voting control of the Company, and serving between December 15, 2020 and October 19, 2021, as the sole officer and director of the Company.

During the first quarter of 2021, the Company issued 500,000 Series B Preferred Stock shares for reaching the first milestone (milestone (a)). The fair value of 500,000 shares of the Company’s Series B Preferred Stock issued at closing, valued on such grant date was $601,852, which equaled the market price per common share on the grant multiplied by the equivalent number of common shares which would be issuable upon conversion of Series B Preferred Stock. This amount was expensed as in process research and development. The shareholder then elected to convert the Series B Preferred Stock to 2,057,613 shares of common stock.

As of December 31, 2021 and December 31, 2020, there was one share of Series A Preferred Stock and no shares of Series B Preferred Stock issued and outstanding.

Common Stock

The Company is authorized to issue up to 195,000,000 shares of common stock, $0.0001 par value, of which 84,445,067 shares were issued and outstanding at December 31, 2021 and 55,066,855 were issued and outstanding at December 31, 2020.

On January 12, 2021, the Company issued 708,750 common shares and paid $50,000 to settle a note with an unrelated party, dated August 11, 2020, under the terms and conditions of convertible notes as issued. The Company recorded a loss on loan settlement of $58,059.

On February 2, 2021, the Company issued 200,000 shares of the Company’s common stock to a non-related third-party investor in exchange for $100,000 in cash.

In the first quarter of 2021, the Company issued 11,800,000 shares of the Company’s common stock in consideration for services performed by employees and non-employee consultants. The shares were valued at $4,223,390 based on the market price on the date of agreements.

F-21

In the first quarter of 2021, the Company issued 2,730,548 common shares to investors in exchange for $502,050 of principal and accrued interest owed under the terms and conditions of convertible notes as issued.

In the first quarter of 2021, the Company issued 500,000 shares of Series B Preferred Shares to a third party for services related to research and development. The shares were subsequently converted into 2,057,613 shares of common stock. The shares were valued at $601,582, under the terms and conditions of agreement.

In the second quarter of 2021, the Company issued 3,800,894 common shares to investors in exchange for $416,636 of principal and accrued interest owed under the terms and conditions of convertible notes as issued.

In the third quarter of 2021, the Company issued 915,000 shares of the Company’s common stock in consideration for services performed by employees and non-employee consultants. The shares were valued at $68,609 based on the market price on the date of agreements.

In the third quarter of 2021, the Company issued 3,049,304 common shares to investors in exchange for $156,204 of principal and accrued interest owed under the terms and conditions of convertible notes outstanding.

In the fourth quarter, the Company issued 1,151,678 shares of the Company’s common stock in consideration for services performed by employees and non-employee consultants. The shares were valued at $92,293 based on the market price on the date of agreements.

In the fourth quarter of 2021, the Company issued 2,964,425 common shares to investors in exchange for $153,580 of principal and accrued interest owed under the terms and conditions of convertible notes outstanding.

Note 15 – Going Concern

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As reflected in the accompanying financial statements, the Company has a net loss from continuing operation of $10,225,497 and $6,460,653 for the year ended December 31, 2021 and 2020 respectively, a gain of $244,586 and a net loss from discontinued operation of $879,237 for the year ended December 31, 2021 and 2020 respectively, and an accumulated deficit of $20,540,569 as of December 31, 2021. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financials do not include any adjustments relating to the recoverability and reclassification of recorded asset amounts, or amounts and classifications of liabilities that might result from this uncertainty. There can be no assurance that the Company will become commercially viable without additional financing, the availability and terms of which are uncertain. If the Company cannot secure necessary capital when needed on commercially reasonable terms, its business, condition (financial and otherwise) and commercial viability may be harmed. Although management believes that it will be able to successfully execute its business plan, which includes third party financing and the raising of capital to meet the Company’s future liquidity needs, there can be no assurances in this regard. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Note 16 – Commitments and Contingencies

In the ordinary course of business, the Company may become a party to lawsuits involving various matters. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company believes the ultimate resolution of any such current proceeding will not have a material adverse effect on our continued financial position, results of operations or cash flows.

F-22

On October 14, 2019, Robert Holden, the Company’s former CEO, filed a Petition and Application for Temporary Restraining Order in the District Court, 152nd Judicial District of Harris County, Texas, against the Company stating that the Company is blocking Mr. Holden’s legal right to trade his shares in the open market and further attempting to stake his claim that he maintains his rights to the 3,800,000 shares he received in connection with his acceptance as CEO of the Company on or around May 31, 2018. The Company is maintaining the position that Mr. Holden does not have the right to those shares as he was in breach of his obligation to convey a digital marketing business to the Company and subsequently resigned from the Company shortly thereafter, on or around August 15, 2018 and that he procured the shares through fraud. On November 11, 2019, the Company issued a response with a Motion to Dismiss Under the Texas Citizen’s Participation Act (TCPA) citing that any declaratory judgment and breach of contract claims be dismissed unless Mr. Holden can, through “clear and specific evidence”, establish a prima facie case for each essential element of his claims. After an attempt to remand the case to federal court, the Company filed an amended notice of submission for its TCPA motion for submission on May 18, 2020, whereby Holden failed to respond to the motion in a timely manner. On May 18, 2020, the Company filed a response in support of its motion to dismiss under the TCPA, which was denied on June 3, 2020. Immediately thereafter, on June 4, 2020, the Company filed a notice of accelerated interlocutory appeal to appeal the denial of the motion to dismiss under the TCPA and the trial court’s failure to rule on the Company’s objection to the timeliness of Holden’s response. The outcome of this action, and the ultimate outcome of the lawsuit is currently unknown at this time, provided that the Company intends to vehemently defend itself against the claims made in the lawsuit.

AMIH vs. Winfred Fields

On November 11, 2019, the Company filed an Original Petition and Jury Demand in the 458th Judicial District Court of Fort Bend County, Texas against Winfred Fields, a shareholder, in the 458th Judicial District Court of Fort Bend County seeking damages related to breach of contract and fraud related charges. The Company executed an exchange agreement with Mr. Fields on or around April 12, 2019 whereby Mr. Fields was required to tender to the Company a total of 650,000 of the 750,000 shares of the Company’s common stock that Mr. Fields then owned (the “Exchanged Shares”) in exchange for a promissory note with a maturity date of April 12, 2021 payable in the amount of $42,500 (the “Fields Note”) (see also “Note 11 – Loans from Related Parties”). The Exchange Agreement required that Mr. Fields immediately return the stock certificates for the Exchanged Shares to the Company or its designated agent for immediate cancellation and for Mr. Fields to retain the remaining 100,000 shares. Mr. Fields agreed in the Exchange Agreement that these shares would not become unrestricted until such time as Mr. Fields received an opinion of counsel satisfactory to the Company that the shares were not restricted for trade under SEC regulations. After executing the Exchange Agreement, Mr. Fields—rather than return the Exchanged Shares or obtain said opinion of counsel—attempted to deposit and trade the Exchanged Shares and the restricted shares, which was a direct violation of the Exchange Agreement. The Company asserts that Mr. Fields knowingly, willingly and fraudulently attempted to deposit and trade the Exchanged Shares and is seeking damages and equitable relief. Upon several attempts to serve Mr. Fields, service was perfected on or around February 3, 2020. On March 2, 2020, Mr. Fields filed a response generally denying all claims. On May 22, 2020, the Company filed its first request for production and request for disclosure and discovery insisting that Mr. Fields produce all documentation related to the fraudulent transaction and is awaiting a response to these requested discovery items. The outcome of this action is currently unknown at this time. In November 2019, the Company recovered 650,000 shares from Mr. Fields which were cancelled in 2019.

Asher Park, LLC vs. Novopelle Tyler

On August 11, 2021, Asher Park, LLC (“Asher Park”) filed a petition against the Company and its subsidiary, Novopelle Tyler, Inc. (“Novopelle Tyler”) in the 241st Judicial District Court of Smith County, Texas seeking to recover damages in the amount of $66,651 against that commercial lease and commercial lease guaranty agreement that was signed between the parties on or around January 8, 2020 to occupy retail premises located at 1058 Asher Way, Suite 100, in Tyler, Texas. As this commercial lease was executed prior to the COVID-19 pandemic, and due to the uncertainty of the effects on retail establishments during the pandemic, Novopelle Tyler never officially took possession of the retail premise. On September 23, 2021, the Company and Novopelle Tyler filed an Original Answer and Affirmative Defense denying the allegations made by Asher Park.

On January 26, 2022, Novopelle Tyler and the Company entered into a Settlement Agreement & Mutual Release with Asher Park whereby Novopelle Tyler and the Company agreed to pay Asher Park a total of $35,000 in full and final settlement of all of the Asher Park’s claims. Accordingly, Asher Park, in consideration for the execution of the Settlement Agreement agreed to dismiss the lawsuit against both Novopelle Tyler and the Company.

F-23

Stanley Tate d/b/a Triangle Cabinets vs. Capitol City Solutions USA, Inc.

On September 10, 2021, Stanley Tate d/b/a Triangle Cabinets (“Tate”), a materials supplier and subcontractor that was hired by the Company’s subsidiary, Capitol City Solutions USA, Inc. (CCS), filed a petition against the Company, CCS, and CCS’s construction client, PC Gateway, LLC (“PC Gateway”) in the 136th Judicial District Court of Jefferson County, Texas seeking payment in the amount of $77,681 for services Tate claimed to provide CCS and PC Gateway. The Company and CCS were not officially served until on or around October 21, 2021. On October 25, 2021, the Company and CCS filed an Original Answer denying the allegations made by Tate as Tate had failed to provide the services in which they were hired to perform and demanding strict proof by a preponderance of credible evidence.

On December 29, 2021, Tate dismissed all claims against both the Company and CCS.

Capitol City Solutions USA, Inc. vs. Peak Living, LLC and PC Gateway, LLC

On November 1, 2021, the Company’s subsidiary, Capitol City Solutions USA, Inc. (CCS), filed a petition against PC Gateway and Peak Living, LLC (“Peak Living”) in the 58th Judicial District Court of Jefferson County Texas demanding the payment of the final invoice as delivered to Peak Living in the amount of $2,069,908 representing the balance as owed to CCS for substantial supplemental charges (including but not limited to dehumidifiers, various material cost and labor increases, code compliance costs, and additional profit and overhead). Throughout the term of a project completed by CCS for Peak Living, Peak Living instructed CCS to perform additional work beyond the original scope of the contracted agreement and fully understood that CCS expected to be compensated at the fair market value for the additional labor and materials. In addition to seeking actual and statutory damages, CCS is seeking to recover attorney’s fees, prejudgment and post judgement interest, costs of court and has further placed a constitutional lien on the PC Gateway property, known as Gateway Village, located at 2825 12th Street, Beaumont, Texas, 77705 and which is the subject of the lawsuit. CCS is currently reviewing and evaluating all of the discovery items received from Peak in connection with the lawsuit.

Note 17 – Discontinued Operations

During 2020 and 2021, the Company decided to discontinue the operation of its VISSIA McKinney, VISSIA Waterway, Legend Nutrition and Capitol City Solutions USA, Inc. VISSIA McKinney, VISSIA Waterway, Legend Nutrition and Capitol City Solutions have been presented as discontinued operations in the accompanying consolidated financial statements. The operating results for VISSIA McKinney, VISSIA Waterway, Legend Nutrition and Capitol City Solutions have been presented in the accompanying consolidated statement of operations for the years ended December 31, 2021 and December 31, 2020 as discontinued operations and are summarized below:

	The Years Ended December 31,
	2021	2020
Revenue	$2,530	$6,107,106
Cost of revenue	-	5,058,373
Gross profit	2,530	1,048,813
Operating expenses	57,659	1,205,993
Loss from operations	(55,130)	(157,180)
Other income (expenses)	299,716	(722,057)
Net loss	$244,586	$(879,237)

Note 18 – Subsequent Events

On January 5, 2022, the Company issued 1,200,000 shares of common stock to a note holder in exchange for $50,688 of principal and accrued interest owed under the terms and conditions of the 6% convertible promissory note as issued to FirstFire Global, dated June 24, 2021.

On January 6, 2022, the Company issued 710,227 common shares to a note holder in exchange for $30,000 of principal owed under the terms and conditions of that 6% convertible promissory note as issued to Quick Capital, LLC, dated June 24, 2021.

On January 12, 2022, the Company issued an award of 5,000,000 restricted shares of the Company’s common stock as a signing bonus in consideration of Mr. Cohen entering into the New Employment Agreement.

On January 27, 2022, the Company issued 1,260,000 shares of the Company’s common stock in consideration for consulting services. The shares were valued at $0.0625 per share, or $78,687 based on the market price on the date of issuance.

On February 2, 2022, the Company issued 3,182,479 shares of common stock to a note holder in exchange for $124,117 of principal and accrued interest owed under the terms and conditions of that 6% convertible promissory note as issued to L1 Capital, dated March 30, 2021.

F-24

42,666,665 SHARES OF COMMON STOCK

PROSPECTUS

APRIL 28, 2022

Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.